UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Porch Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2026 Annual Meeting of Stockholders and Proxy Statement

June 10, 2026 ‖ Virtual Meeting at 10:00 a.m. Pacific Time ‖ www.virtualshareholdermeeting.com/PRCH2026
This proxy statement and form of proxy are first being sent and made available to stockholders on or about April 17, 2026.

"2025 was a defining year for Porch. We validated our transformed business model and demonstrated that our insurance services platform can deliver attractive economics with greater discipline and predictability. The formation of the Porch Reciprocal Exchange (the “Reciprocal”) and our commission and fee based operating model have meaningfully reduced volatility while preserving our ability to participate in long term value creation. Now, in 2026, it is time to demonstrate rapid, profitable, and sustainable growth of insurance premium and Porch revenue which we are poised to deliver."

Matt Ehrlichman
Chairman, Founder, and Chief Executive Officer

April 17, 2026
Dear Porch Group Shareholders,
On behalf of the Board of Directors and the Porch team, thank you for your continued support and engagement. We invite you to participate in our 2026 Annual Meeting of Shareholders, to be held virtually on Wednesday, June 10, 2026, at 10:00 a.m. Pacific Time. You will be asked to vote on several important matters, and your vote is important regardless of whether you attend the meeting. If you are unable, I urge you to vote in advance by using one of the methods outlined in the notice immediately following this letter.
2025 was a defining year for Porch. We validated our transformed business model and demonstrated that our insurance services platform can deliver attractive economics with greater discipline and predictability. The formation of the Porch Reciprocal Exchange and our commission and fee based operating model have meaningfully reduced volatility while preserving our ability to participate in long term value creation.  Now, in 2026, it is time to demonstrate rapid, profitable, and sustainable growth of insurance premium and Porch revenue which we are poised to deliver.
For full-year 2025, we delivered Total Revenue of $482.4 million, Gross Profit of $340.0 million, GAAP net income of $15.3 million (vs. a GAAP net loss of $(32.8) million in 2024), and Adjusted EBITDA1 of $76.6 million which was an 11x increase from 2024. We also generated $65.4 million of Porch Shareholder Interest Cash Flow from Operations.1
That progress reflects a multi-year transformation. Over the past several years, we simplified our structure, prioritized higher quality revenue, and focused on capital efficiency. We also continued to invest in the software, data, and services that differentiate Porch and support advantaged underwriting and customer acquisition. Importantly, these assets provide durability through market cycles.
We enter 2026 focused on scaling rapidly, but responsibly to create long-term value for our shareholders. In 2025, we strengthened the Reciprocal’s capital position and built momentum in key leading indicators, including agency activation and quote activity. Our priorities in 2026 are to accelerate premium and revenue growth while maintaining underwriting discipline, continue improving predictability and cash generation, and invest in the operating capabilities that support long-term scale.
As you evaluate the proposals in this proxy statement, we encourage you to review the information throughout the document, including our governance and compensation practices. For information regarding our previously issued outlook and related assumptions, please refer to our earnings releases and other SEC filings.
If you have any questions or would like to get in touch regarding anything mentioned in this letter, you may reach us at ir@porch.com.
Onward!
Matt Ehrlichman
Porch Group Chairman, Founder, and Chief Executive Officer
1.Adjusted EBITDA and Porch Shareholder Interest Cash Flow from Operations are non-GAAP measures. See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for reconciliations to the most directly comparable GAAP measures. “Porch Shareholder Interest” includes the businesses Porch shareholders own: Insurance Services, Software & Data, and Consumer Services segments, along with corporate functions. It does not include the results of the Porch Reciprocal Exchange, which is owned by its policyholder-members and not by Porch.

ir.porchgroup.com

Notice of 2026 Annual Meeting of Stockholders of Porch Group, Inc.

When Wednesday. June 10, 2026 10:00 a.m. Pacific Time	Where www.virtualshareholdermeeting.com/PRCH2026	Record Date April 13, 2026
Agenda
1.Election of Directors: To elect the eight directors named in the proxy statement to serve one-year terms until the 2027 Annual Meeting and until a director's successor is duly elected and qualified, subject to a director's earlier termination of service.
2.Ratification of Auditors: To ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2026.
3.Executive Compensation: To approve, on an advisory basis, the compensation of our named executive officers.
4.Employee Stock Purchase Plan: To approve and adopt the Porch Group, Inc. Employee Stock Purchase Plan.
5.Other Business: To transact any other business that properly comes before the meeting and any adjournment or postponement thereof.

Who May Attend: Stockholders of record at the close of business on April 13, 2026, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

How to Attend and Participate: The meeting will be held entirely online. To attend, vote, or submit questions, visit the meeting website and enter the 16-digit control number found on your proxy card or voting instruction form. A list of stockholders of record will also be available during the Annual Meeting on the meeting's website.
By order of the Board of Directors,
Meghan Silver
General Counsel and Secretary

How to Vote in Advance: Even if you plan to attend, we encourage you to vote as soon as possible using one of these methods. Voting in advance does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the Annual Meeting. Proxies forwarded by or for banks, brokers, or other nominees should be returned as requested by them.

By Internet: Visit www.proxyvote.com with your proxy card in hand and follow the instructions on the web site.	By Telephone: Call 1-800-690-6903, have your control number available, and follow the instructions. Your control number can be found on your proxy card or voter instruction form.	By Mail: Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2026
The notice of the Annual Meeting, proxy statement, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, are first being sent and made available to stockholders on or about April 17, 2026 at www.proxyvote.com.
The date of this proxy statement is April 17, 2026.

2026 Proxy Statement

General Information	1
Proxy Statement Summary	2
Our Governance and Compensation Highlights	5
Proposal 1: Election of the Directors	6
Our Board Nominees	7
Director Independence	11
Director Nominee Skills and Experience	12
Board Structure and Risk Oversight	13
Board Leadership Structure – Lead Independent Director	13
Board Committees and Role in Risk Oversight	14
Cybersecurity Risk Management	18
Environment, Social, and Governance Oversight	18
Meetings of the Board	19
Board Governance Policies and Practices	20
Corporate Governance Guidelines	20
Declassified Board	20
Plurality Plus Voting for Directors; Director Resignation Policy	20
Evaluations of the Board	20
No Director Over-Boarding	21
Code of Business Conduct and Ethics	21
Insider Trading Policy	21
Shareholder Engagement	21
Director Compensation	23
2025 Director Compensation Table	24
Proposal 2: Ratification of the Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026	25
Audit Fees and Audit Committee Report	26
Certain Relationships and Related Person Transactions	28
Executive Officers	29
Proposal 3: Approval of, on an Advisory (Non-Binding Basis), the Compensation of our Named Executive Officers	30
Compensation Discussion and Analysis	31
NEO Compensation Tables	45
2025 Summary Compensation Table	45
2025 Grants of Plan-Based Awards	46
Outstanding Equity Awards at 2025 Fiscal Year-End	48
2025 Options Exercised and Stock Vested	49
Pension Benefits	49
Nonqualified Deferred Compensation	49
Employment Agreements	49
Potential Payments Upon Termination or Change of Control	51
CEO Pay Ratio	52
Pay Versus Performance	53
Equity Compensation Plan Information	56

Proposal 4: Approval and Adoption of the Porch Group, Inc. Employee Stock Purchase Plan	57
Security Ownership of Certain Beneficial Owners and Management	62
Where You Can Find More Information	64
Questions and Answers	65
Appendix A: Use of Non-GAAP Financial Measures	70
Appendix B: Use of Key Performance Measures and Operating Metrics	73
Appendix C: Porch Group, Inc. Employee Stock Purchase Plan	74
Forward-Looking Statements
Certain statements in this proxy statement, including the letter to shareholders, may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, assumptions, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including, but not limited to, risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as those discussed in subsequent reports filed with the Securities and Exchange Commission, all of which are available on the SEC’s website at www.sec.gov. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, results of operations, financial targets, or guidance are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends,” or similar expressions. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management at the time they are made, are inherently uncertain. Nothing in the shareholder letter or proxy statement should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events, or otherwise, except as may be required by law.

General Information

This proxy statement is furnished to stockholders of Porch Group, Inc., a Delaware corporation, together with its consolidated subsidiaries, ("Porch Group", "Porch", the “Company”, "we", "our", "us"), in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at our 2026 Annual Meeting of Stockholders to be held on June 10, 2026 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Pacific Time as a virtual meeting held entirely online.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (“Form 10-K”) available to our stockholders electronically via the Internet at www.proxyvote.com. We believe that internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about April 17, 2026, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement, Form 10-K, and vote over the Internet or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
The Annual Meeting will be held entirely online via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location. To attend the Annual Meeting, vote, and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2026. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement. Our virtual format leverages the latest technology to provide expanded access, improved communication, and cost savings for our stockholders, while providing our stockholders with the same rights and opportunities as they would have at an in-person meeting.
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2026. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instructions form.

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Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read carefully the entire proxy statement and Form 10-K before voting.

About the Annual Meeting

Date and Time	Place	Record Date

June 10, 2026, at 10:00 a.m. Pacific Time	Virtual Meeting Site: www.virtualshareholdermeeting.com/PRCH2026	You can vote if you were a stockholder of record as of the close of business on April 13, 2026

If you plan to attend the virtual meeting, please be sure to have available your 16-digit control number found on your proxy card or voter instruction form. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting. If you lose your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2026 and registering as a guest. Please note that if you enter the meeting as a guest, you will not be able to vote your shares, submit questions, or access the list of stockholders as of the record date during the meeting.
Proposals and Voting Recommendations

	Recommendation	Page
PROPOSAL 1: ELECTION OF DIRECTORS Election of the eight directors named in this proxy statement, each to serve until the 2027 annual meeting of stockholders and until a director's successor is duly elected and qualified, subject to a director's earlier resignation, removal, or other termination of service.	FOR each Director Nominee	6
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR	25
PROPOSAL 3: SAY ON PAY Advisory (non-binding) vote to approve named executive officer compensation.	FOR	30
PROPOSAL 4: PORCH GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN Approval and adoption of the Porch Group, Inc. Employee Stock Purchase Plan.	FOR	57

Ways to Vote

By Internet: Visit www.proxyvote.com with your proxy card in hand and follow the instructions on the web site.	At the Meeting: Go to www.virtualshareholdermeeting.com/PRCH2026 and follow the voting instructions.	By Telephone: Call 1-800-690-6903, have your control number available, and follow the instructions. Your control number can be found on your proxy card or voter instruction form.	By Mail: Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

2	2026 Proxy Statement

About Porch Group, Inc.

Porch Group is a new kind of homeowners insurance company — one designed to stand out in a massive and growing market of more than $100 billion. Our strategy is built on three differentiators that set us apart.
1.    Advantaged Underwriting Through Proprietary Data
Leveraging unique property insights, we can assess risk with greater precision, enabling competitive pricing for low-risk customers and avoiding high-risk customers, while delivering superior underwriting performance.
2.    Best Services for Homebuyers
We are committed to being the go-to partner during one of life’s most significant transitions—buying a home—by offering services that simplify moving and home setup.
3.    More Protection
We combine homeowners insurance with home warranty, filling coverage gaps and reducing unexpected costs for consumers.
In January 2025, we completed the formation of Porch Reciprocal Exchange (the “Reciprocal”) and, as part of this process, sold our legacy homeowners insurance carrier, Homeowners of America (“HOA”), to the Reciprocal. Following the sale, HOA became a wholly owned subsidiary of the Reciprocal. Porch continues to manage and operate the Reciprocal, providing critical services such as underwriting, policy renewal, risk and portfolio management, financial oversight, and investment guideline setting. In return, Porch earns commissions and fees for these services.
Beyond insurance, Porch is a leader in the home software-as-a-service (“SaaS”) space, serving approximately 24 thousand companies for year ended December 31, 2025, across industries essential to the home-buying process — home inspectors, title companies, mortgage providers, and more. Our deep relationships and proprietary data give us unique visibility into approximately 90% of U.S. homebuyers and approximately 90% of U.S. homes, enabling superior risk assessment and competitive pricing.
Our mission is to be the best homeowners insurance partner for homebuyers, offering more than just coverage. Through the Porch app, we provide a full moving concierge service, helping customers with moving logistics and essential home services like security, TV/Internet setup, and more.
Finally, we deliver greater home protection by pairing homeowners insurance with full home warranty, additional coverages, and appliance recall monitoring. This approach fills coverage gaps, reduces unexpected costs, and strengthens our value proposition — creating deeper, lasting relationships with our customers.
Beginning in January 2025, we operate under four reportable segments that are also our operating segments. Three of these segments are owned by Porch — Insurance Services, Software & Data, and Consumer Services. We collectively call these three segments, along with corporate functions, the “Porch Shareholder Interest.” Our fourth segment, the Reciprocal Segment, is managed, but not owned, by Porch and, at this time, is consolidated for reporting purposes.
Summary of Company Financial and Operating Performance
The following summary highlights financial and operating results that demonstrate the durability, predictability, and scalability of Porch’s business model following its multi‑year transformation.
Improved profitability and cash generation
For the full year 2025, Porch achieved significant improvements in profitability. These results were driven by the Company’s transition toward a commission and fee‑based insurance services model, pricing and cost discipline across the organization, and improved operating leverage. Importantly, a large portion of earnings was converted into cash flow, reinforcing the durability and quality of the Company’s financial performance.
▪Total Revenue of $482.4 million, an increase of 10% from total Revenue of $437.8 million for 2024
▪Gross Profit of $340.0 million, a 68% increase from $201.9 million for 2024
▪GAAP net income of $15.3 million, compared to a GAAP net loss of $(32.8) million for 2024
▪Adjusted EBITDA1 of $76.6 million ($69.4 million increase compared to prior year), which benefited from the shift in the business model from carrier to the manager of the Reciprocal and cost control
▪Porch Shareholder Interest Cash Flow from Operations1 of $65.4 million
Validation of the insurance services model
Porch’s insurance services business was a primary contributor to financial improvement in 2025. The formation of the Porch Reciprocal Exchange and the evolution of the Company’s insurance operating model reduced earnings volatility while preserving attractive economic participation. Operating indicators, including reciprocal written premium and underwriting

ir.porchgroup.com	3

performance, demonstrated improved consistency over the course of the year, supporting the Company’s ability to scale insurance services while maintaining discipline around risk and capital.
▪Insurance Services segment key performance indicators1:
◦Reciprocal Written Premium ("RWP") of $481 million
◦Adjusted EBITDA % of RWP1 of 21%
◦Reciprocal Policies Written of 175 thousand
◦RWP per Policy Written of $2,755
Contribution from software, data, and consumer services
Porch’s vertical software, data, and consumer services businesses continued to provide stable, high‑margin revenue and strategic value during 2025. These businesses remain deeply embedded within the home services ecosystem and generate proprietary data and long‑standing customer relationships that support Porch’s insurance offering. Despite ongoing housing market softness, these segments delivered resilient performance and reinforced the Company’s integrated platform.
▪Software & Data segment key performance indicators1:
◦Average Number of Companies of 24 thousand
◦Annualized Average Revenue per Company of $3,897
▪Consumer Services segment key performance indicators1:
◦Monetized Services of 220 thousand
◦Average Revenue per Monetized Service was $311
Strengthened balance sheet and capital discipline
At year‑end, Porch maintained a solid liquidity position, supported by cash, investments, and improved operating cash flow. The Company continued to prioritize capital efficiency and balance sheet strength, including actions to manage debt and improve financial flexibility. These efforts support Porch’s ability to pursue disciplined growth while maintaining resilience across market conditions.
Taken together, the Company’s 2025 financial and operating performance reflects the successful execution of a multi‑year transformation. Porch enters its next phase with a validated business model, improved predictability, and a financial profile designed to support long‑term value creation for shareholders.
▪Porch Shareholder Interest cash, cash equivalents, short-term and long-term investments of $121 million as of December 31, 2025
▪Exchanged $96.8 million of the 2026 Notes for $83.0 million of newly issued 2030 Notes and issued an additional $51.0 million of 2030 Notes
▪Repurchased $69.1 million of the 2026 Notes, at an average par value of 98%, for $68.0 million during the year ended December 31, 2025
(1)Adjusted EBITDA, Adjusted EBITDA % of RWP, and Porch Shareholder Interest Cash Flow from Operations are non-GAAP measures. See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for reconciliations to the most directly comparable GAAP measures. See "Appendix B" of this proxy statement, entitled “Use of Key Performance Measures” for definitions of our key performance indicators. “Porch Shareholder Interest” includes the businesses Porch shareholders own: Insurance Services, Software & Data, and Consumer Services segments, along with corporate functions. It does not include the results of the Porch Reciprocal Exchange, which is owned by its policyholder-members and not by Porch.

4	2026 Proxy Statement

Our Governance and Compensation Highlights

Our Corporate Governance Practices and Policies

■Declassified Board with annual director elections
■Lead Independent Director with significant tenure, experience, and responsibilities
■Executive Sessions of Independent Directors, meet at least quarterly
■ESG Commitment grounded in our goal of profitable growth and to create value for shareholders
■Board and Committees Annual Self-Evaluations through questionnaires and discussion
■Annual Charter and Policy Review by management and board
■Director Resignation Policy, including for conflicts of interest, over-boarding, and a “plurality-plus” voting standard
■Hedging and Pledging of our Securities Prohibited for NEOs, directors, and employees
■Audit Committee Oversees internal audit function

■Enterprise Assessments Mitigates Risk, including those related to financial systems, SOX compliance, cybersecurity, information systems, and data
■AI Oversight managed by the Audit Committee and the full Board
■Maintain and Enhance Internal Controls for cybersecurity risk management, incident response, and public reporting
■Annual Functional Maturity Assessment to enhance risk oversight and operational improvement
■Annual Corporate Policy and AI Training for company employees
■Cybersecurity Risk Management continually evaluated and improved
■Generative AI Policy Adopted establishing AI governance frameworks

Our Named Executive Officer ("NEO") Compensation Program, Practices, and Policies

■Pay-for-Performance emphasis in our compensation programs
■Robust Financial Metrics to deliver long-term value to our shareholders and reward NEOs for exceptional performance
■Say-on-Pay Voting annually by shareholders
■Independent Compensation Consultant engaged to support compensation program design
■Compensation Strategy and Risk reviewed on an ongoing basis
■No Double-Trigger equity awards
■Negative Discretion maintained by Compensation Committee

■At-Risk Compensation comprises significant portion of NEO compensation packages
■No Discretionary Metrics in compensation programs
■Annual Peer Benchmarking, including annual review of peer group composition
■Stock Ownership Guidelines for NEOs and Directors
■No Repricing Options or replacing stock options for NEOs
■No Guaranteed salary increases or target bonus
■No Gross-Ups for severance payments
■Clawback Policy adopted and maintained

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Proposal 1: Election of the Directors

General
The term for each of our directors expires at the Annual Meeting. Upon recommendation by the Nominating and Corporate Governance Committee, the Board proposes that each incumbent director nominee named in this proxy statement be elected for a new one-year term expiring at the 2027 annual meeting and until a director's respective successor is duly elected and qualified.
Last year, at least 98% of all votes were in favor of electing all of these nominees.
The Board nominated Matthew Ehrlichman, Sean Kell, Rachel Lam, Alan Pickerill, Amanda Reierson, Maurice Tulloch, Camilla Velasquez, and Regi Vengalil for election to the Board at the Annual Meeting. Each of the director nominees currently serves on the Board, has consented to being named in this proxy statement, and has agreed to serve if elected. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
Information regarding the director nominees, including the qualifications, attributes, and skills that led our Board to nominate each as a director, can be found below under “Our Board Nominees.” There are no family relationships between or among any of our executive officers or director nominees.
Vote Required
The eight nominees receiving the highest number of votes "FOR" their election will be elected as directors. However, any director nominee who receives more “WITHHOLD” votes than “FOR” votes will tender his or her resignation to the Board promptly following certification of the shareholder vote. See "Board Governance Policies and Practices - Plurality Plus Voting for Directors; Director Resignation Policy" for more information. Brokers do not have discretion to vote on this proposal. Broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. Additionally, because the eight nominees receiving the highest number of votes "FOR" their election will be elected as directors, "WITHHOLD" votes will also have no effect on this proposal. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, will vote the proxies "FOR" the election of each of the director nominees named in this proxy statement.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE BOARD NOMINEES NAMED ABOVE.

6	2026 Proxy Statement

Our Board Nominees

Matthew Ehrlichman
Director since 2020 Age: 46
Matthew Ehrlichman is the Founder, Chief Executive Officer, and Chairman of Porch. Prior to founding Porch in 2011, Mr. Ehrlichman was Chief Strategy Officer at Active Network. Mr. Ehrlichman joined Active Network in 2007 and helped grow its revenues from $65 million in 2006 to $420 million and an IPO in 2011. Before joining Active Network, Mr. Ehrlichman was Co-Founder and Chief Executive Officer at Thriva, which was acquired by Active Network in March 2007 for approximately $60 million in cash and stock. Mr. Ehrlichman built Thriva out of his dorm room at Stanford University, where he received his B.S. in Entrepreneurial Engineering and M.S. in Management Science and Engineering. In 2014, Mr. Ehrlichman was named USA TODAY’s Inaugural Entrepreneur of the Year. Mr. Ehrlichman is currently the largest single owner of Porch. Mr. Ehrlichman is qualified to serve as a director due to his significant leadership since the founding of Porch in 2011 and throughout our journey as a new public company, as well as his ongoing contributions to our long-term strategy and criticality to our current and future business, and his extensive business experience in the home and technology industries.

Porch Leadership	Qualification Highlights
•Chairman of the Board •Chief Executive Officer	•Leadership •Strategy •Financial Acumen and Expertise

Sean Kell
Director since 2022 Age: 57
Sean Kell was appointed as a director in March 2022 and is the Chief Executive Officer for MD2, an innovative medical concierge service. Formerly, he served as the Chief Executive Officer at Blue Nile, Inc. from 2019 until March 2023. He was charged with driving the Blue Nile strategic vision and elevating the company’s modern approach to purchasing handcrafted diamond rings and exquisite jewelry online. From 2011 to 2019, Mr. Kell served as Chief Executive Officer of A Place for Mom, a senior living marketplace, where he was responsible for overall brand management and business expansion. Mr. Kell has a proven track record of building successful businesses in e-commerce, digital innovation and product management across leading online retail organizations including Expedia, Hotels.com, and Starbucks. He has also previously held various roles at McKinsey and IBM. Mr. Kell holds a M.B.A. from the University of Chicago and a B.S. in Electrical Engineering from the University of Southern California. Mr. Kell is well qualified to serve as a director due to his significant experience working with companies that are implementing rapid technological changes, brand development and business expansion.

Porch Leadership	Qualification Highlights
•Compensation Committee Chair	•Human Capital Management •Leadership •Marketing

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Rachel Lam
Director Since 2021 Age: 58
Rachel Lam has served as a director since August 2021 and is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Senior Vice President and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies and served on the board of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years, including Innovid Corp. (an NYSE-listed company prior to its 2025 strategic sale) from 2021 - 2024, and currently serves on the board of Magnite (Nasdaq: MGNI), the world’s largest independent sell-side ad platform. In March 2025, Ms. Lam joined the board of Action Against Hunger USA, a leading non-profit organization fighting global hunger. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994. Ms. Lam is well qualified to serve as a director due to her extensive experience serving on both private and public company boards, along with her financial, M&A and strategy experience.

Porch Leadership	Qualification Highlights
•Nominating and Corporate Governance Committee Chair •Audit Committee Member	•Financial Acumen and Expertise •Corporate Transactions •Corporate Governance

Alan Pickerill
Director Since 2020 Age: 59	Alan Pickerill has served as a director since December 2020. Mr. Pickerill has served in a variety of finance and accounting roles, mainly for publicly-traded technology companies. Most recently he served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax, and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer from July 2015 to September 2017. Mr. Pickerill served as a director of our predecessor entity from September 2019 until the completion of the December 2020 business combination that created Porch Group, Inc. He currently serves as a director for Manson Construction (a privately held marine construction company), a director for the YMCA of Greater Seattle, and as adjunct faculty for the University of Washington Foster School Executive MBA program. He previously served as the chair of the board for Leafly Holdings, Inc. (Nasdaq: LFLY) until March 2025. Mr. Pickerill began his career as an accountant for seven (7) years at Deloitte and Touche before working at a variety of publicly-traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, a publicly-traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business. Mr. Pickerill is well qualified to serve as a director due to his extensive experience in finance-related leadership and governance roles in a public-held technology company.

Porch Leadership	Qualification Highlights
•Lead Independent Director •Nominating and Corporate Governance Committee Member	•Corporate Governance •Financial Acumen and Expertise •Risk Management

8	2026 Proxy Statement

Amanda Reierson
Director since 2022 Age: 49
Amanda Reierson was appointed as a director in October 2022. She is a marketing veteran with over two decades of experience, including significant management experience in home services, and property and casualty insurance. Ms. Reierson currently provides consulting services in a marketing capacity. Previously, Ms. Reierson served as Chief Marketing Officer at Avant, a financial technology company that provides access to innovative financial solutions, including personal loans and credit cards, and is focused on reaching consumers wherever they may be on their financial journey. Prior to joining Avant, Ms. Reierson served as Head of Marketing at Sequoia-backed Thumbtack, overseeing all branding/creative efforts, media, CRM, and product marketing. Ms. Reierson was also previously Chief Growth Officer at Farmers Insurance, where she led the company's digital marketing and product transformation. Throughout her career she has also served in a variety of B2C and B2B marketing roles at Yahoo, DIRECTV, and the Los Angeles Times. She received her B.A. in Political Science from the University of California, Los Angeles. Ms. Reierson is well qualified to serve as a director due to her extensive marketing and technology experience in the home services and insurance industries.

Porch Leadership	Qualification Highlights
•Nominating and Corporate Governance Committee Member	•Marketing •Leadership •Digital, Data, Privacy, and Technology

Maurice Tulloch
Director since 2021 Age: 57
Maurice Tulloch has served as a director since August 2021. From March 2019 until his retirement in July 2020, Mr. Tulloch was Group Chief Executive Officer at Aviva plc, a leading multinational insurance company headquartered in London. He joined the Board of Aviva as an Executive Director in June 2017. In his role at Aviva, he oversaw global leadership, operations, strategy, risk management, and governance. In addition, from 1992 until 2019, Mr. Tulloch held many executive and leadership roles at Aviva prior to serving as its Group Chief Executive Officer. In March 2022, Mr. Tulloch joined the Public Sector Pension Investment Board (PSP). Mr. Tulloch has also served on several external boards including PoolRe and as Chair of ClimateWise. Mr. Tulloch received a B.A. in economics from the University of Waterloo in 1992, an M.B.A. from Heriot-Watt University in 2002, and is a Chartered Professional Accountant CPA, CMA since 1998. Mr. Tulloch is well qualified to serve as director due to his extensive operational, strategic, risk management and corporate governance experience, as well as executive leadership in the insurance industry. The Board also determined that Mr. Tulloch is an “Audit Committee financial expert” as defined by the applicable SEC rules.

Porch Leadership	Qualification Highlights
•Audit Committee Chair •Compensation Committee Member •Audit Committee Financial Expert	•Strategy •Risk Management •Leadership

ir.porchgroup.com	9

Camilla Velasquez
Director since 2022 Age: 44	Camilla Velasquez was appointed as a director in October 2022. She is an accomplished senior product and growth leader who currently serves as the Senior Vice President and General Manager of New York Times Cooking. Prior, Ms. Velasquez worked as Senior Vice President of Product and Strategy at Justworks, the growing HR and benefits technology company, which provides businesses, nonprofits and their employees with the SaaS tools and insurances they need to grow. Justworks also provides consumer-facing products and services. Throughout her career, Ms. Velasquez also held roles including Director of Payment Products and Multichannel Sales at Etsy and Director of New Product Development at American Express. In addition to her corporate experience, Ms.Velasquez is an angel investor in HR, fintech, and consumer businesses, and serves as a trustee for the Brooklyn Public Library. She holds a B.A. in Economics and in Spanish from Cornell University. Ms. Velasquez is well qualified to serve as director due to her significant strategic and product development experience.
Porch Leadership	Qualification Highlights
•Compensation Committee Member	•Strategy •Marketing •Digital, Data, Privacy, and Technology

Regi Vengalil
Director since 2020 Age: 43
Regi Vengalil has served as a director since December 2020. Mr. Vengalil has been the Chief Financial Officer of Pipedrive, a private SaaS company that provides CRM software for small businesses since December 2025. Prior to Pipedrive, he was Chief Financial Officer of Trax Retail, Inc, a private software company in the retail sector from August 2022 to November 2025. Mr. Vengalil was the Chief Financial Officer of Metromile, Inc. (Nasdaq: MILE, MILEW), a publicly-traded technology-driven auto insurer, from May 2021 until the company’s sale to Lemonade in July 2022. Previously, Mr. Vengalil served as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group, from November 2019 to April 2021, and Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously, Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil holds a B.S. in Economics and an M.B.A., both earned with honors, from the Wharton School at the University of Pennsylvania. Mr. Vengalil is well qualified to serve as a director due to his extensive experience in M&A leadership at publicly-traded technology companies and his financial, M&A, and strategy experience across regions, industries and functions, including most recently with regard to insurance businesses.

Porch Leadership	Qualification Highlights
•Audit Committee Member •Audit Committee Financial Expert	•Financial Acumen and Expertise •Corporate Transactions •Corporate Governance

10	2026 Proxy Statement

Director Independence
Under our Corporate Governance Guidelines, at least a majority of our Board must qualify as an "independent director" under Nasdaq rules which require, in the opinion of the Board, that a person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director may not be considered independent if the director is or was within the past three years an executive officer or an employee of Porch, or a family member of the director is or has been within the past three years an executive officer of Porch. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.
The Nominating and Corporate Governance Committee and Board undertook a review of the independence of each non-employee director, all of whom have been nominated for election at the Annual Meeting, and considered all available factors to assess whether any non-employee director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that each of Mses. Lam, Reierson, and Velasquez and Messrs. Kell, Pickerill, Tulloch, and Vengalil is an “independent director.” The Nominating and Corporate Governance Committee is comprised only of independent directors. Furthermore, the Board has determined, upon recommendation of the Nominating and Corporate Governance Committee, that each of the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.
In making these determinations, the Nominating and Corporate Governance Committee and Board reviewed and discussed information provided by the directors through a detailed questionnaire and by us with regard to each director’s business and personal activities and relationships as they may relate to our Company, auditors, and management, including the beneficial ownership of our common stock by each non-employee director.
We believe that the independence of our Board is critical for unbiased decision-making, transparency, accountability to shareholders, and protecting shareholder interests. More specifically, we believe that our independent governance model helps us optimize capital allocation to position us to generate returns for our investors and to carefully manage the risks we face across our verticals in pursuit of those returns.

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Director Nominee Skills and Experience

Our directors exhibit broad perspectives, experiences, and knowledge relevant to our businesses, financial systems, risk management, and long-term strategy
Ehrlichman	Kell	Lam	Pickerill	Reierson	Tulloch	Velasquez	Vengalil	Percentage
Corporate Governance	✓	✓	✓	✓	✓	✓	75%
Corporate Sustainability and Community Engagement	✓	✓	✓	✓	50%
Corporate Transactions	✓	✓	✓	✓	✓	✓	✓	✓	100%
Digital, Data, Privacy, and Technology	✓	✓	✓	✓	✓	✓	✓	✓	100%
Financial Acumen and Expertise	✓	✓	✓	✓	✓	✓	75%
Human Capital Management	✓	✓	✓	✓	✓	✓	✓	✓	100%
International Experience	✓	✓	✓	✓	✓	✓	✓	✓	100%
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	100%
Marketing	✓	✓	✓	✓	50%
Other Public Company or Government Body Directorship	✓	✓	✓	38%
Risk Management	✓	✓	✓	✓	50%
Strategy	✓	✓	✓	✓	✓	✓	✓	✓	100%
Underwriting and Capital Allocation	✓	✓	✓	✓	✓	✓	75%

Skills & Experience	Definition and Application to Porch Group
Corporate Governance	Experience in and commitment to the highest standards of corporate governance, including experience as a director or senior executive in a listed company, large organization, or government body
Corporate Sustainability and Community Engagement	Understanding and experience in sustainability best practices to manage the impact of business operations on the environment and community and the potential impact of climate change on business operations, and expertise in community and stakeholder relations
Corporate Transactions	Experience in assessing and completing complex business transactions, including mergers, acquisitions, divestments, capital markets, reorganizations, and business integration
Digital, Data, Privacy, and Technology	Experience or expertise in identifying, assessing, implementing, and leveraging digital technologies and other innovations, understanding the use of data and analytics, related regulation, and responding to digital disruption; may include experience with data security and cyber incident response
Financial Acumen and Expertise	Experience or expertise in financial markets, financial operations, investing, financial accounting, financial reporting, or the financial management of an organization
Human Capital Management	Experience managing and developing a workforce, and promoting culture and talent initiatives throughout an organization
International Experience	Experience in international business, trade, and/or investment at a senior executive level and exposure to global markets and a range of different political, regulatory, and business environments
Leadership	Experience as a senior executive or manager of a business unit
Marketing	Experience with approaches that effectively communicate the story of a brand, including as a product marketing executive or overseeing a marketing function
Other Public Company or Government Body Directorship	Experience as a member on the board of directors of another publicly traded company or government body
Risk Management	Experience in the identification, monitoring, and management of material financial or non-financial risks, including the implementation and oversight of risk management frameworks and controls; may include experience operating in highly regulated industries
Strategy	Experience in corporate planning, including identifying and analyzing strategic opportunities, developing, implementing, and delivering strategic objectives, and monitoring performance against strategic objectives
Underwriting and Capital Allocation	Experience executing or overseeing credit risk and assessment, financial exposure, and related mitigation (such as reinsurance or derivatives), risk-based capital frameworks, actuarial science, and related due diligence; may include sector leadership experience in property & casualty insurance

12	2026 Proxy Statement

Board Structure and Risk Oversight

Board Leadership Structure – Lead Independent Director
Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and CEO may be separated or combined. The Board appointed our CEO, Matthew Ehrlichman, to serve as Chairman of the Board in 2020. As Chairman of the Board, Mr. Ehrlichman presides at, and chairs, Board meetings and meetings of our shareholders, serves as liaison for shareholders who request direct communication with the Board, and performs such additional duties as the Board may otherwise request.
Pursuant to our Corporate Governance Guidelines, if the Board does not have an independent Chairman, the independent members of the Board will elect a director to serve as the Lead Independent Director to facilitate the Board’s fulfillment of its responsibilities and promote efficient and effective Board performance and functioning. The Lead Independent Director serves a term of one year and until his or her successor is appointed, subject to earlier termination at the sole discretion of a majority of the independent directors or such person’s earlier departure from the position or the Board. Notwithstanding the annual election of the Lead Independent Director, our Corporate Governance Guidelines provide for an expectation that the Lead Independent Director will serve for three or more full one-year terms, subject to continued nomination and election. The Board believes that increased tenure for the Lead Independent Director role will help facilitate valuable contributions and insight into the Company's operations based on their experience with, and understanding of, the Company's business, history and objectives.
In addition to presiding over meetings or sessions of the Board where the Chairman is not present, including executive sessions of the independent directors, and advising the Chairman of actions taken and material feedback provided, the Lead Independent Director has a clearly delineated role in risk oversight and comprehensive duties, which include:
■serving as the primary liaison between the Chairman and the independent directors;
■previewing information to be provided to the Board;
■consulting with the Chairman and CEO regarding meeting agendas for the Board;
■assuring that there is sufficient time for discussion of meeting agenda items;
■in collaboration with the Nominating and Corporate Governance Committee, being primarily responsible for and leading the Board's annual self-assessment (including assessment of chairpersons);
■having authority to call meetings of the independent directors;
■if requested by the Chairman and CEO and/or major shareholders, ensuring availability for consultation and direct communication; and
■if requested by the Chairman or the Board, support the Chairman and CEO in his capacity as the primary spokesperson of the Company.
Alan Pickerill currently serves as our Lead Independent Director. Initially recommended by the Nominating and Corporate Governance Committee and unanimously elected by the independent directors in March 2023, Mr. Pickerill has been unanimously re-elected by the independent directors to this role each year following the Nominating and Corporate Governance Committee’s continued recommendation.
Our Board believes that the Company and its shareholders are best served by a leadership structure that combines Mr. Ehrlichman's role as Chairman and Chief Executive Officer with Mr. Pickerill's appointment as Lead Independent Director. This structure, coupled with a strong emphasis on director independence, ensures effective oversight of management while leveraging Mr. Ehrlichman’s executive leadership, unique position as the Company's largest shareholder, and deep operational experience as founder and CEO. Simultaneously, it draws on Pickerill's long Board tenure and extensive expertise in finance, governance, and public company board and executive leadership. The Board is confident that this model creates clear accountability, promotes a consistent strategic message, and fosters a collaborative flow of information between the Board and the operating team.
Role of the Board in Operations, Strategy, and Risk Oversight
The Board actively oversees the Company’s long-term business strategy and strategic priorities, as well as management’s execution thereof. Recognizing that strategic oversight is one of its most critical responsibilities, strategic oversight is embedded in the Board’s agenda throughout the year. The Board works closely with senior management to evaluate performance, assess competitive positioning, and guide long-term objectives within the industries in which we operate.
The Board further understands its role in being good stewards of the Company’s business and shareholders’ capital. At least quarterly, the Board discusses with management the Company’s budget, including capital expenditures and other capital allocation matters, and annually approves the budget, all of which are linked to our long-term strategic priorities and value

ir.porchgroup.com	13

creation. The Board also approves significant transactions and operational matters, which can include financing and refinancing transactions, acquisitions or dispositions, reinsurance programs, and investments.
Risk oversight is fully integrated into the Board’s strategic responsibilities. The Board regularly reviews significant enterprise-level and operational risks, and risk oversight responsibilities are shared between the full Board and its committees. The Board retains direct oversight of certain key risks and delegates responsibility for other areas to its committees. Each committee provides regular updates to the full Board on significant risks and the strategies in place to address them. In addition, the Board receives comprehensive written financial and operational performance updates from management at least quarterly, in addition to regularly scheduled meetings, and reports from external advisors with relevant expertise when appropriate. The Board and its committees routinely discuss risk-related matters during executive sessions comprised solely of independent directors. We believe this governance enables robust and effective risk oversight.
The Board’s effectiveness in strategic and risk oversight is strengthened by the broad range of backgrounds and deep industry expertise of its directors. This integrated and proactive approach supports the Company’s agility, resilience, and long-term success in a rapidly evolving environment.
Notable specific areas of additional Board operations, strategy, and risk oversight in 2025 included:
■Ongoing oversight and governance of the Reciprocal operating model, including the launch of Porch Insurance and evaluation of the expansion of the insurance business into new jurisdictions.
■Review and approval of the placement of a new, lower cost reinsurance program, reducing the Reciprocal's risk and protecting the Reciprocal from excess losses in the event of catastrophic weather.
■Oversight of the refinancing of $144.3 million aggregate principal amount of our 0.75% convertible senior notes due 2026 (the "2026 Notes") in a series of privately negotiated transactions and issuance of $134.0 million in aggregate principal amount of a new series of the Company’s 9.00% convertible senior unsecured notes due 2030 (the “2030 Notes”).
■Authorization of a $2.5 million stock repurchase program, the limit permitted under the Company's 6.75% Senior Secured Convertible Notes due 2028 Indenture to offset equity award dilution.
■Ongoing oversight and support of management to implement appropriate governance and risk models in connection with the continued incorporation of AI in the Company's operations.
■Participation in, and oversight of, shareholder outreach initiatives to obtain feedback on the Company's pay-for-performance compensation programs and to further clarify the Compensation Committee's process and approach to NEO compensation.
■Oversight of capital spending and approval of management's annual business plan, budget, and strategy.
Board Committees and Role in Risk Oversight
The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, comprise the standing committees of the Board. These committees allow for specialized focus on specific areas of the Company's business and the associated risks as well as providing targeted expertise and more frequent engagement on those areas.
The purpose, authority, and responsibilities of each committee are contained in a written charter available on the investor relations page of our website at https://ir.porchgroup.com. Each committee annually evaluates the adequacy of its charter and conducts a performance evaluation of the effectiveness of the committee and its members.
The Board annually reviews committee memberships and chair positions, seeking the best blend of continuity, expertise, and innovative perspectives on the committees. As part of this ongoing governance review, the Board periodically refreshes committee memberships to promote independence, relevant expertise, effective oversight, and balanced workload distribution. These changes are intended to enhance committee effectiveness, support director development, and align committee composition with shareholder interests and leading corporate governance practices. The expected changes to committee memberships following the Annual Meeting are provided in the sections below called "Future Audit Committee Change Effective as of the Annual Meeting" and "Future Nominating and Corporate Governance Committee Changes Effective as of the Annual Meeting".

14	2026 Proxy Statement

Each standing committee's current composition, general responsibilities, and principal contributions to the Board's risk oversight responsibilities are described below. The Board may delegate additional responsibilities to any committee or may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee		MEETINGS IN 2025: 8
Maurice Tulloch (Chair)	Rachel Lam	Regi Vengalil
The Board determined that the members of the Audit Committee satisfy the additional independence standards required to serve on the Audit Committee. The Board also determined that Mr. Tulloch and Mr. Vengalil are each an “Audit Committee financial expert” as defined by the applicable SEC rules.
The Audit Committee assists the Board of Directors in the administration of its risk oversight function and other responsibilities by monitoring the company's financial reporting process, internal controls, the audit of its financial statements, and other significant risk exposures. Key areas of Audit Committee risk oversight includes the following:
Ensuring the Quality and Integrity of Financial Statements
■Evaluated annual and quarterly financial statements; earnings press releases, guidance, and other materials; and other information filed with the SEC or provided to analysts.
■Assessed the adequacy of and disclosures related to internal control over financial reporting, disclosure controls and procedures, any other matter that might impact the Company's financial statements, and any mitigating steps adopted in response to major control deficiencies.
Independent Auditor Oversight
■Managed retention and oversight of the Company's independent registered public accounting firm and assessment of its qualifications, independence, and performance.
■Conducted quarterly executive sessions with the Company's independent registered public accounting firm.
Internal Audit Oversight
■Assessed the annual internal audit plan, the process used to develop the plan, and the status of activities, significant findings, recommendations, and management’s response.
■Supervised Internal Audit’s structure, objectivity, responsibilities, staffing, resources, and budget, including efforts to scale and develop the internal audit team.
■Held quarterly executive sessions with the Company's internal audit function.
Legal and Regulatory Compliance Oversight and Risk Management
■Reviewed the adequacy and effectiveness of Porch’s internal control framework and SOX compliance program
■Examined major risk exposures of the Company and its related policies and programs, including its enterprise risk management structures.
■Oversaw significant financial risk exposures (including credit, liquidity, financings, regulatory and, on a shared basis with the Board, ongoing litigation and strategic transactions) and management’s risk management policies.
◦Regularly met with management, including the Company’s finance, accounting, internal audit, investor relations, legal, human resources, and regulatory and compliance functions, to discuss key risk exposure areas, including ethics and whistleblower hotline and procedures related to complaints regarding accounting or auditing matters.
◦Bi-annually met with the senior management team to review and evaluate information technology, cybersecurity, and artificial intelligence controls and the adequacy of the controls surrounding such programs.
◦Consult on strategic transactions, including, for example, the repurchase of the 2026 Notes and issuance of the 2030 Notes.

■Governed capital adequacy and risk management of the insurance business.
■Oversaw insurance risk management in terms of risk-based capital and capital need, reinsurance, and use of our captive reinsurer; underwriting and pricing strategy; probable maximum loss; and use of a reciprocal exchange structure.

ir.porchgroup.com	15

Future Audit Committee Change Effective as of the Annual Meeting
Effective as of the Annual Meeting and upon re-election to the Board, Ms. Lam will replace Mr. Tulloch as the Audit Committee Chair. Mr. Tulloch and Mr. Vengalil will both remain on the Audit Committee, serving alongside Ms. Lam. The Nominating and Corporate Governance Committee recommended, and the full Board approved, this change. The Board believes Ms. Lam is well qualified to serve as the Audit Committee Chair due to her significant financial, M&A, corporate governance, and strategy experience, in addition to her tenure on the Audit Committee, Nominating and Corporate Governance Committee, and Board.

Compensation Committee		MEETINGS IN 2025: 9
Sean Kell (Chair)	Maurice Tulloch	Camilla Velasquez
The Board has determined that each member of the Compensation Committee meets the additional independence standards required to serve on the Compensation Committee. Our Compensation Committee may form and delegate authority to subcommittees, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements.
The Compensation Committee assists the Board in the administration of its risk oversight function and other responsibilities by overseeing executive officer and director compensation and performance and the Company's compensation programs, including monitoring the administration of the Company’s incentive and equity-based compensation plans. Key areas of Compensation Committee risk oversight includes the following:

Executive Pay and Performance
■Evaluated corporate goals and objectives relevant to CEO compensation, assessed the CEO’s performance in light of those goals and objectives, and determined and approved the CEO’s compensation.
■Established compensation programs and compensation of our executive officers and senior management.
◦Analyzed benchmarking data and refreshed peer group composition.
◦Authorized 2025 named executive officer compensation and senior management and its alignment with the Company's business and strategic plans, including modifications to the structure of the 2025 Short-Term and Long-Term Incentive Plans.
◦Implemented a Reciprocal Health Modifier, as further described below, and established a cap on certain PRSUs if the Company's absolute TSR is negative.

■The Compensation Committee Chair conducted extensive shareholder outreach in 2025 to solicit perspectives on our executive compensation philosophy and governance practices.
■Regular executive sessions with the committee's independent compensation consultant.
■Reviewed compensation discussion and analysis, compensation disclosures, and compensation proposals to be included in this proxy statement.
Non-Employee Director Compensation
■Bi-annually evaluates peer group compensation to ensure market alignment.
Regulatory and Compliance
■Reviewed employee and management compensation and benefit plans and policies.
◦Recommended grant of equity awards under 2020 Stock Plan.
◦Reviewed and approved annual share usage under the 2020 Stock Plan, including performance-based awards to senior management.
◦Oversight of the design and risk-assessment of the Porch Group, Inc. Employee Stock Purchase Plan submitted to shareholders for approval
■Assessed whether any compensation programs encourage excessive risk taking, as well as risk mitigation policies and considerations.
Our Compensation Committee has the authority to retain counsel and other advisors to fulfill its responsibilities and duties. In connection with the engagement of such advisors generally, our Compensation Committee reviews the independence of such advisors based on factors specified by Nasdaq and other factors it deems appropriate and, specifically with respect to any compensation consultant, any actual or potential conflicts of interest.

16	2026 Proxy Statement

Compensation Consultant Engagement
Our Compensation Committee determined to re-engage Willis Towers Watson ("WTW"), its independent compensation consultant since May 2021. Our Compensation Committee determined there were no conflicts of interest raised by the work of WTW for 2025 and that WTW is independent after considering the factors outlined in the Nasdaq rules. Our Compensation Committee’s processes and procedures for the consideration and determination of NEO compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our NEOs, are discussed in the “Compensation Discussion and Analysis—2025 NEO Compensation Programs and Target Compensation” section below.
See “Compensation Discussion and Analysis—How Compensation is Determined” and “Compensation Discussion and Analysis—Competitive Positioning” for additional information on the activities of our Compensation Committee, WTW, and management regarding the consideration and determination of the 2025 NEO compensation program.

Nominating and Corporate Governance Committee		MEETINGS IN 2025: 4
Rachel Lam (Chair)	Alan Pickerill	Amanda Reierson

The Nominating and Corporate Governance Committee assists the Board in the administration of its risk oversight function and other responsibilities by overseeing Board and Committee composition, Board and Committee performance, and governance standards and disclosure. Key areas of Nominating and Corporate Governance Committee risk oversight includes the following:
Board and Committee Composition and Succession
■Assessed Board and Committee composition and recommended the director nominees for the Annual Meeting and Committee appointments.
■Reviewed director independence and the financial literacy and expertise of Audit Committee members and made recommendations to the Board relating to such matters.
■Reviews matters related to Board structure and succession planning, including size of the Board, skills, and leadership.
Board Evaluation and Effectiveness
■Supported the Lead Independent Director in the review of the annual Board and Committee self-evaluations.
Governance
■Oversaw ESG efforts and progress, including the review of any ESG-related disclosures.
◦Oversaw the planning, development, and publication of the Company's 2025 Environmental, Social, and Governance Report
■Consulted with management regarding the appropriate governance structure of the Porch Reciprocal Exchange.
■Reviewed and approved modifications, as necessary, and monitored compliance with the Corporate Governance Guidelines and Insider Trading Policy.
■Made recommendations in connection with director and officer indemnification and insurance matters, including the annual renewal of the directors’ and officers’ insurance program.
■Reviewed and made recommendations in connection with overall governance practices of the Company.

Future Nominating and Corporate Governance Committee Changes Effective as of the Annual Meeting
Effective as of the Annual Meeting and upon election to the Board, Ms. Velasquez will replace Ms. Lam on the Nominating and Corporate Governance Committee, and Mr. Pickerill will become the Chair. The Nominating and Corporate Governance Committee recommended, and the full Board approved, this change given Ms. Lam's appointment to the Audit Committee Chair position and to provide her with additional time to attend to her duties in that important role. The Board believes Ms. Velasquez is well qualified to serve on the Nominating and Corporate Governance Committee due to her significant strategic, growth, product, and executive leadership experience in senior executive roles, in addition to her tenure on the Board and Compensation Committee. The Board has determined that Ms. Velasquez is independent under the applicable Nasdaq listing standards. The Board believes that Mr. Pickerill is well qualified to serve as the Nominating and Corporate Governance Committee Chair due to his extensive expertise in finance, governance, and public company board and executive leadership, in addition to his tenure on the Board, Nominating and Corporate Governance Committee, and his role as the Lead Independent Director.

ir.porchgroup.com	17

Director Nomination Process

The Nominating and Corporate Governance Committee oversees the identification, evaluation, and recommendation of individuals qualified to serve on the Board. The Committee recommends nominees for election or re-election at each annual meeting and candidates for appointment between annual meetings. Each nominee for election as director at this Annual Meeting is recommended by the Nominating and Corporate Governance Committee, is presently a director, and stands for election by the shareholders.

While Board does not impose specific eligibility requirements beyond compliance with SEC and Nasdaq regulations and our Bylaws and Corporate Governance Guidelines, the Committee evaluates candidates based on the needs of the Board and the Company with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the shareholders and the Company are served. Key considerations include business acumen, educational and professional background, analytical ability, independence, diversity of experience and perspectives, demographic background, and ability to devote adequate time to Board duties.

To identify potential nominees, the Nominating and Corporate Governance Committee may engage third-party search firms and also consider recommendations from directors and management. After its evaluation of potential director nominees, the Nominating and Corporate Governance Committee submits and recommends its chosen director nominees to the full Board for approval.
The Nominating and Corporate Governance Committee considers director candidates recommended by shareholders on the same basis that it evaluates other director nominees for director. Shareholder-recommended candidates are evaluated under the same criteria as other nominees.
Cybersecurity Risk Management
Our Board oversees our risk management process, including as it pertains to cybersecurity risks, directly and through its Committees. The Audit Committee is primarily responsible for overseeing our risk management program, which focuses on the most significant risks we face in the short-, intermediate-, and long-term timeframe. Audit Committee meetings include discussions of specific risk areas throughout the year, including, among others, those relating to cybersecurity threats. The Audit Committee reviews our cybersecurity risk profile with management on a periodic basis using key performance and/or risk indicators. These key performance indicators are metrics and measurements designed to assess the effectiveness of our cybersecurity program in the prevention, detection, mitigation, and remediation of cybersecurity incidents.
Management is responsible for the day-to-day assessment and management of cybersecurity risks. Teams of IT, engineering, and information security professionals oversee cybersecurity risk management and mitigation, incident prevention, detection, and remediation. Leadership of these teams are professionals with cybersecurity expertise across multiple industries. Specifically, our Senior Information Security Manager leads our cybersecurity risk management function and is primarily responsible for assessing and managing our cybersecurity risk, with support from our Director of Information Technology, the Senior Director of Engineering, and the Executive Vice President of Porch Platform. Our Senior Information Security Manager has over twenty years’ experience leading and managing cybersecurity programs and teams at various companies, and holds a CISSP certification (Certified Information Systems Security Professional).
We maintain a Cybersecurity Incident Response Plan ("CIRP") which establishes an organizational framework and guidelines intended to facilitate an effective response and handling of cybersecurity incidents that could jeopardize the availability, integrity, or confidentiality of our assets. The CIRP outlines roles and responsibilities of a cybersecurity incident response team comprised of cross-functional members of management from information technology, information security, legal, finance, and human resources; the specific criteria for measuring the severity of a cybersecurity incident; and an escalation framework. The CIRP also addresses senior management responsibility with respect to public disclosure determinations related to a cybersecurity incident and provides for Audit Committee and Board briefings. The CIRP is re-evaluated by the Company and the Board each year, and updates, when necessary and appropriate, are made to enhance to incidence response process. Along with the CIRP, management maintains numerous programs and processes to stay informed about and monitor the prevention, detection, mitigation, and remediation of cybersecurity incidents.
Environment, Social, and Governance Oversight
Guided by our Board of Directors and management, we are committed to ESG as a means to shape our journey and drive positive change for our stakeholders. Our definition of ESG “materiality” is rooted in our goal of profitable growth and to be a resilient business—one that innovates to grow our bottom line while creating long-term value for our shareholders, customers, employees, and communities. We understand the importance of looking at non-financial factors that could affect long-term financial performance and sustainability of our business, and how our activities might influence stakeholder decisions about our Company and erode or create business value over time. In 2025, we released our third ESG report,

18	2026 Proxy Statement

providing an update on our ESG initiatives and sharing our future goals, all of which are tied to our stated goal to continue to be profitable every quarter ongoing.
At Porch, caring deeply is more than a value—it's the foundation of our approach to ESG.
Oversight of ESG
Our Nominating and Corporate Governance Committee has ultimate oversight of our ESG initiatives and reporting. Our Nominating and Corporate Governance Committee brings diverse backgrounds, perspectives, and expertise in public company governance, scaling sustainably, stakeholder engagement, risk management, leadership, and managing enterprise culture and talent. The Nominating and Corporate Governance Committee works closely with members of management to discuss our ESG strategy and provide oversight over the preparation of our annual ESG report prior to publication. Our Nominating and Corporate Governance Committee recognizes the value of ESG at the Company to drive business profitability while bringing about positive change to our communities.
Our Highest Priority ESG Areas
Informed by the materiality assessment and current state of our business, our four highest priority ESG areas as follows:

For more information about our ESG initiatives, including our 2025 report and future developments on our initiatives, please visit: https://ir.porchgroup.com/investors/Sustainability/default.aspx. The information in or accessible through the website referred to in the foregoing sentence, including our ESG reports, is not incorporated into, and are not considered part of, this proxy statement.
Meetings of the Board
During the year ended December 31, 2025, the Board held eleven meetings. No director serving during the 2025 fiscal year and nominated at the Annual Meeting attended less than 75% of the aggregate of the total number of meetings of the Board and each committee of which he or she was a member. Our Corporate Governance Guidelines state that all directors are expected to make every effort to attend all meetings of the Board and all meetings of the Committees on which they serve. Each director is also encouraged and generally expected to attend the Company’s annual meeting of shareholders. All but one director attended the Company’s 2025 annual meeting of shareholders.

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Board Governance Policies and Practices

Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which provide the framework for our corporate governance along with our Certificate of Incorporation, Bylaws, committee charters, and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, existence and scope of Lead Independent Director role, Board membership criteria, conflicts of interest, committee composition, and expectations regarding tenure obligations for Board, committee, committee chair, and Lead Independent Director service.
Declassified Board
Pursuant to our Certificate of Incorporation, the term for each director expires at each annual meeting. We believe annual elections of our directors provide greater accountability to shareholders, provide better alignment with shareholder rights and market expectations, reduce entrenchment risk, and creates better governance.
Notwithstanding the annual election of directors, our Corporate Governance Guidelines provide for an expectation that, subject to continued nomination and election, directors will serve for three or more full one-year terms. The Board believes that directors with increased tenure on the Board are often able to provide valuable contributions and insight into the Company's operations based on their experience with, and understanding of, the Company's business, history, and objectives.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier resignation, removal, or other termination of service. Our Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board.
Plurality Plus Voting for Directors; Director Resignation Policy
Pursuant to our Certificate of Incorporation and our Bylaws, directors are elected by a plurality of the votes cast by the shareholders present in person or represented by proxy and entitled to vote thereon at an annual meeting of shareholders. Our Board previously adopted an amendment to our Corporate Governance Guidelines to include a “plurality plus” voting standard for the election of directors, which provides that, in an uncontested election of directors, any director nominee who receives more “WITHHOLD” votes than “FOR” votes at a shareholder meeting at which he or she is elected will tender his or her resignation to the Board promptly following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision (by press release, SEC filing, or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.
In addition, pursuant to our Corporate Governance Guidelines, each director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that involve or could give rise to a conflict of interest. If a significant conflict of interest involving a director cannot be resolved (e.g., by recusing herself or himself from deliberation of a particular matter), the director should promptly tender a resignation to the Board. The Nominating and Corporate Governance Committee will then review the appropriateness of that director’s continued service on the Board in light of the conflict and make a recommendation to the Board as to whether the resignation should be accepted.
Evaluations of the Board
The Lead Independent Director, in partnership with the Nominating and Corporate Governance Committee, oversees the annual performance evaluation process for the Board and its Committees. The self-evaluations are used to assist in the determination of whether the Board and its Committees are functioning effectively and, as appropriate, the assessment of director performance and contribution levels.
In 2025, the Lead Independent Director and the Nominating and Corporate Governance Committee utilized detailed questionnaires with multiple choice and open-ended questions to evaluate the Board and its Committees across a number of topics. Areas of focus include performance, structure, conduct of meetings, quality of information and its timely dissemination, level and robustness of discussion, level of expertise on the Board and Committees, engagement with management and other key employees, and prioritization of topics for discussion.

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The Nominating and Corporate Governance Committee reviewed and discussed the evaluation results and any actions to be taken as a result of the discussion. The Board also reviewed the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.
No Director Over-Boarding
All of our directors are in compliance with the over-boarding restrictions in our Corporate Governance Guidelines, which provides that no director should serve on more than three other public company Boards; no member of our Audit Committee should serve on more than two other public company audit committees; and no director who is the Chief Executive Officer of another public company should serve on more than two other public company boards, aside from the board of his or her own company.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, employees, officers, consultants, and independent contractors. The code codifies the business and ethical principles that govern all aspects of our business. A copy of the code will be provided without charge upon written request to our General Counsel and Secretary, in writing at 411 1st Avenue South, Suite 501, Seattle, WA 98104. A copy of the code can also be found at https://ir.porchgroup.com/corporate-governance/governance-documents. We intend to disclose any amendments to or waivers of certain provisions of the code on our website.
Insider Trading Policy
Our Board has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees. This policy sets forth restrictions and procedures related to trading in Porch Group’s securities that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. In addition to prohibiting trading in the Company's securities on the basis of material nonpublic information, our policy also describes instances where certain persons, including our directors and executive officers, must obtain prior approval before engaging in a transaction in the Company’s securities in an open trading window. Furthermore, the policy sets forth restrictions for regular and special trading blackout periods applicable to directors, officers, and certain designated employees, as well as limited exceptions to such restrictions. A copy of our Insider Trading Policy is filed as an exhibit to our Form 10-K.
Rule 10b5-1 Trading Plans
Our directors, officers, and employees are permitted, but not required, to use 10b5-1 trading plans to sell our stock. The Company has extensive guidelines that govern the use of 10b5-1 trading plans, including the timing of entry or modification of a plan, the price at which shares will be traded, a “cooling off” period after the plan is entered into during which no trades can take place, minimum and maximum terms, restrictions on the number of plans an individual can maintain, a prohibition on trading outside of a plan, and pre-approval of plans (and any modification of plans) by the General Counsel and Corporate Secretary.
Prohibition on Hedging and Pledging of Company Securities
Our Insider Trading Policy prohibits officers, directors, and employees, without exception, from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors, and employees of the Company are also fully prohibited, without exception, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Shareholder Engagement
We believe proactive shareholder engagement is key to our corporate governance process and that maintaining open and transparent dialogue is essential to strong relationships and providing shareholders with confidence in the long-term success of our business. Our commitment to shareholder engagement includes:
■Annual meeting: shareholders have the opportunity to vote, ask questions, and engage with our Board and management team
■Website: providing access to comprehensive documents, which provide detailed information on our business model, financial performance, strategy, and outlook
■Investor relations: dedicated to communicating with shareholders, providing timely and accurate information about our performance through earnings and earnings calls, and leading shareholder outreach which includes conversations on a broad range of business topics
We engage with shareholders through investor roadshows, face-to-face and virtual meetings, video or telephone calls, earnings presentations and webcasts, annual meetings, our earnings, and SEC and press release announcements. In 2025,

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we held more than 400 investor meetings and participated in 17 investor conferences and 16 non-deal roadshows. The information gathered in these meetings is included in regular updates and presentations to the Board.
We appreciate the ongoing support and partnership of our shareholders, and we remain focused on achieving long-term value for all stakeholders. See "Compensation Discussion and Analysis—Shareholder Engagement and Annual Advisory Vote on NEO Compensation" for further details on shareholder engagement.
Communication with the Board
Any shareholder or other interested party who wishes to communicate with the Board or any individual director may send written communications to the Board or such director c/o General Counsel and Secretary, Porch Group, Inc., 411 1st Avenue South, Suite 501, Seattle, WA 98104. The communication must include the shareholder’s full legal name (and, with respect to entity shareholders, the full legal names of such entity’s owners), address, email, phone number, and an indication that the person is our shareholder. The General Counsel and Secretary will review any communications received from shareholders and will forward such communications to the appropriate director or directors, or Committee, based on the subject.

22	2026 Proxy Statement

Director Compensation

The Company’s non-employee director compensation policy includes an annual retainer consisting of cash fees and RSU awards for serving on its Board and committees. The compensation framework for non-employee directors is outlined below. Employee directors do not receive additional compensation for the Board service.

+

Lead Independent Director and Standing Committee Cash Retainers

Lead Independent Director	$60,000
Audit Chair[1]	$21,000
Audit Member	$10,000
Compensation Chair[1]	$15,000
Compensation Member	$7,000
Nominating and Corporate Governance Chair[1]	$9,000
Nominating and Corporate Governance Member	$4,000
(1) Chair amounts inclusive of membership and chair fee

Under the non-employee director compensation policy, the RSU awards will vest on the one-year anniversary of the grant date, which is the same date as the annual meeting of shareholders, with two-thirds of the RSUs subject to resale restrictions expiring in equal increments on the first and second anniversaries of the vesting date. The RSUs will vest and the resale restrictions will lapse in the event the director ceases to serve on the Board due to disability, removal without cause, or other termination of service. In addition, in the event of a change in control in which the awards are not effectively assumed, the RSUs will vest in full, and the resale restrictions will lapse.
Directors elected by the Board between annual meetings are paid a pro rata amount of any cash fee and receive a pro-rata grant of RSUs, based on the period of their service on the Board, and any Committee for which they may be appointed. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board and Committee meetings.

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2025 Director Compensation Table
The following table sets forth information for the year ended December 31, 2025, regarding the compensation awarded to or earned by the Company’s non-employee directors.
Mr. Ehrlichman, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a member of the Company’s Board. Please see "NEO Compensation Tables—2025 Summary Compensation Table" for the compensation paid or awarded to Mr. Ehrlichman for 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sean Kell(3)	60,000	150,002	210,002
Rachel Lam(4)	65,250	150,002	215,252
Alan Pickerill(5)	109,000	150,002	259,002
Amanda Reierson(6)	50,250	150,002	200,252
Maurice Tulloch(7)	73,000	150,002	223,002
Camilla Velasquez(8)	52,000	150,002	202,002
Regi Vengalil(9)	56,250	150,002	206,252
(1)     This column reports the amount of cash compensation earned in 2025 for annual Board, Board Committee Chair, Board Committee, and if applicable, Lead Independent Director Service.
(2)     Amounts shown reflect the aggregate grant date fair value of RSU awards granted during 2025, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). These grant date fair values may not correspond to the actual value that will be realized by the directors. Stock awards consist of RSUs valued using the closing price of Porch common stock on the NASDAQ on the grant date.
(3)     On June 11, 2025, Mr. Kell was granted 13,135 RSUs for Board service for the year 2025. Mr. Kell had 13,135 RSUs outstanding as of December 31, 2025.
(4)     On June 11, 2025, Ms. Lam was granted 13,135 RSUs for Board service for the year 2025. Ms. Lam had 13,135 RSUs outstanding as of December 31, 2025. Ms. Lam received $2,500 in additional cash compensation for her service on the Board’s M&A Committee, which was active from June 2025 to December 2025.
(5)     On June 11, 2025, Mr. Pickerill was granted 13,135 RSUs for Board service for the year 2025. Mr. Pickerill had 13,135 RSUs outstanding as of December 31, 2025.
(6)     On June 11, 2025, Ms. Reierson was granted 13,135 RSUs for Board service for the year 2025. Ms. Reierson had 13,135 RSUs outstanding as of December 31, 2025. Ms. Reierson received $2,500 in additional cash compensation for her service on the Board’s M&A Committee, which was active from June 2025 to December 2025.
(7)     On June 11, 2025, Mr. Tulloch was granted 13,135 RSUs for Board service for the year 2025. Mr. Tulloch had 13,135 RSUs outstanding as of December 31, 2025.
(8)     On June 11, 2025, Ms. Velasquez was granted 13,135 RSUs for Board service for the year 2025. Ms. Velasquez had 13,135 RSUs outstanding as of December 31, 2025.
(9)     On June 11, 2025, Mr. Vengalil was granted 13,135 RSUs for Board service for the year 2025. Mr. Vengalil had 13,135 RSUs outstanding as of December 31, 2025. Mr. Vengalil received $2,500 in additional cash compensation for his service on the Board’s M&A Committee, which was active from June 2025 to December 2025.

Stock Ownership by Non-Employee Directors
The Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and shareholders, and we strongly encourage our directors to hold an equity interest in our Company. Accordingly, each non-employee director is required to own common stock (or equivalents) having a value of at least three times their annual cash retainer fee within five years of becoming a director. In the event that their annual retainer fee is increased, non-employee directors will have five years to meet the new ownership guidelines. All non-employee directors meet these stock ownership requirements. The Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. See "Compensation Discussion and Analysis—Other Compensation Practices and Policies" for stock ownership requirements for NEOs.

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Proposal 2: Ratification of the Appointment of Grant Thornton LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026

General
The Board is asking our shareholders to ratify the appointment by the Audit Committee of Grant Thornton LLP ("Grant Thornton"), as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2026. Shareholder ratification of such selection is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate governance.
Last year, 99.9% of all votes cast were in favor of Grant Thornton.
The Audit Committee appointed Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. The Audit Committee believes that the continued engagement of Grant Thornton as the Company’s independent registered public accounting firm for 2026 is in the best interest of the Company and its shareholders, and the Board recommends that shareholders ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2026. Among other reasons, the Audit Committee and Board recommend the ratification of Grant Thornton because of the quality of their work product and performance; knowledge and experience with the Company's business operations, accounting policies, and industry; professional qualifications of the lead audit partner and other members of the team; appropriateness of the audit fees; expertise in insurance and actuarial science; and controls for maintaining independence.
In the event our shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to continue to retain Grant Thornton for the fiscal year ending December 31, 2026, and in future years. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made. A representative of Grant Thornton will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.
Vote Required
The majority of votes cast by the shareholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Recommendation of The Board and Audit Committee

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

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Audit Fees and Audit Committee Report

Each year, the Audit Committee will evaluate the qualifications, performance, tenure, and independence of the Company’s independent auditor and determine, after also considering the impact of a change in auditor, whether to re-engage our independent auditor.
Accountant Fees and Services
The following table sets forth aggregate fees for professional services rendered by Grant Thornton for the years ended December 31, 2025 and 2024.

	Grant Thornton LLP
	Years Ended December 31,
	2025	2024
	($)	($)
Audit fees(1)	3,215,750	3,114,800
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	3,215,750	3,114,800
(1)Audit fees above are professional services for the annual audits of our financial statements and internal control over financial reporting, reviews of interim financial statements, professional consultations with respect to accounting issues directly related to the financial statement audit, and services rendered in connection with the filing of our registration statements and security offerings.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Governance Policies and Practices—Board Committees and Role in Risk Oversight” and “Audit Fees and Audit Committee Report—Report of the Audit Committee.”
Pre-Approval Policy
According to policies adopted by the Audit Committee and ratified by the Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.
The Audit Committee approved all services provided by Grant Thornton during the years ended December 31, 2025 and 2024. The Audit Committee has considered the nature and amount of the fees billed by Grant Thornton and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining Grant Thornton's independence.
Report of the Audit Committee
The Audit Committee oversees our independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation, and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
■reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2025, with management and Grant Thornton;

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■discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC;
■discussed the effectiveness of internal control over financial reporting, as well as other important financial accounting and reporting issues with management and Grant Thornton;
■received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB; and
■discussed with Grant Thornton its independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC. The Audit Committee appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Submitted by the Audit Committee of the Board: Maurice Tulloch, Chair Rachel Lam Regi Vengalil

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Certain Relationships and Related Person Transactions

The Board has adopted a Related Person Transaction Policy addressing the review, approval or ratification, and monitoring of related person transactions. The policy covers any related person transaction that meets the minimum threshold for disclosure in this proxy statement under SEC rules. The Audit Committee is responsible for administering the policy.
Related person transactions are transactions or proposed transactions to which the Company or any of its consolidated subsidiaries is or will be a participant; in which the aggregate amounts involved exceed $120,000 in any fiscal year; and in which any of our directors, nominees for director, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest. Other than the indemnification agreements described below, there have been no transactions or arrangements since January 1, 2025, that require disclosure under our policy or SEC regulations.
Indemnification Agreements
The Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.
Procedures with Respect to Review and Approval of Related Person Transactions
Related person transactions must be reviewed and, if deemed appropriate, approved by the Audit Committee (or, if so, determined by the Audit Committee, the disinterested members of the Board). If a related person proposes to enter into such a transaction, the related person must report the proposed transaction to our General Counsel or the Chair of the Audit Committee.
Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction if it deems ratification appropriate under the circumstances. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit and finance committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is consistent with the Company's best interests. In reaching its decision, the Audit Committee will consider, among other relevant factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; potential conflicts of interest; the business rationale for the transaction; the extent of the related person’s interest in the transaction; and the availability of other sources of comparable products or services. The Audit Committee also may impose any conditions on the related person transaction that it deems appropriate.

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Executive Officers

The following table sets forth information with respect to our named executive officers as of April 17, 2026:

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle

CHIEF EXECUTIVE OFFICER AND CHAIRMAN	CHIEF FINANCIAL OFFICER	CHIEF OPERATING OFFICER

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Matthew Ehrlichman is provided above in “Our Board Nominees—Board Nominees.”

Shawn Tabak
Chief Financial Officer Age: 46
Shawn Tabak is Chief Financial Officer of the Company. Prior to joining Porch, he served as the Chief Financial Officer of Naked Wines, Plc (LSE: WINE), a leading direct-to-consumer wine business, from 2020 to 2022. Previously, Mr. Tabak served as Vice President of Finance at Upwork, Inc. from March 2020 to December 2020, Vice President of Investor Relations and Treasury at Shutterfly, Inc. from 2016 to 2020 and as Chief Financial Officer and Senior Vice President of Finance at Clean Power Finance, Inc. from 2012 to 2016. He began his career at KPMG LLP, where he earned his CPA and advised clients across the technology and internet sectors on M&A and other finance transactions. Mr. Tabak holds a B.A. in Economics from the University of California, Santa Barbara.

Matthew Neagle
Chief Operating Officer Age: 47
Matthew Neagle is Chief Operating Officer for the Company. As Chief Operating Officer, Mr. Neagle leads efforts to drive organic growth of Porch's insurance services business and software and services platform and manages the day-to-day rhythms of the business. Previously, he also served as Porch's Chief Revenue Officer from 2017 to 2020, Porch's Chief Customer Officer from 2016 to 2017 and Porch's Vice President, Operations from 2014 to 2016. Prior to joining Porch, Mr. Neagle worked at Amazon, leading the expansion of Kindle into stores in China, India, and Japan and at Google, leading the teams to help small businesses to acquire and retain customers online through AdWords. Mr. Neagle is a long-time leader, alumnus and supporter of AIESEC, the world's largest student organization. He holds a B.A., B.S.E. and M.B.A. from the University of Michigan.

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Proposal 3: Approval of, on an Advisory (Non-Binding Basis), the Compensation of our Named Executive Officers

General
The Compensation Committee values the perspectives of shareholders regarding our NEO compensation philosophy and program through an annual Say on Pay advisory vote. As part of the Board’s commitment to continuous review and improvement of governance, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and as required by Rule 14a-21 of the Exchange Act, the Board is providing our shareholders with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our NEOs.
The principal objective of our compensation programs is to attract, retain, and motivate key executives responsible for our success by rewarding performance in a way that is aligned with the Company’s and shareholders’ short and long-term interests. We do so by providing market competitive total compensation and incentives that reward achievement of performance goals that are designed to correlate with the enhancement of shareholder value and tying our NEOs’ incentive compensation to Company performance and increases in shareholder value. We believe our NEO compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices, and the effective provision of incentives for our NEOs to exert their best efforts for our success. We discuss our compensation philosophy and programs for the Company’s NEOs, the decisions made by the Compensation Committee under those programs, the process utilized, and factors considered in making those decisions for our NEOs in 2025 in more detail below in this proxy statement.
As required by Section 14A of the Exchange Act, we are asking for shareholder approval of the compensation of our NEOs. The Board recommends that shareholders approve such compensation by approving the following advisory resolution:
RESOLVED, that the stockholders of Porch Group, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs identified in the 2025 Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation Discussion and Analysis” and "NEO Compensation Tables" in this proxy statement).
As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s NEO compensation program, values the opinions expressed by shareholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and will consider whether any actions are necessary to address those concerns.
Vote Required
The majority of votes cast by the shareholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. We currently hold our advisory vote on executive compensation annually. After the vote at the Annual Meeting, the next such vote is expected to occur at our 2027 annual meeting. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the advisory resolution to approve the compensation of our NEOs.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

30	2026 Proxy Statement

Compensation Discussion and Analysis

Defined Terms
2020 Stock Plan
Porch Group, Inc. 2020 Stock Incentive Plan

Adjusted EBITDA
Non-GAAP financial measure provided to the investment community; see Appendix A for a reconciliation to net income (loss)

CAGR
Compound Annual Growth Rate

EBITDA
Earnings before interest, taxes, depreciation, and amortization

Incentive Plan Adjusted EBITDA
Non-GAAP performance metric under our STI and LTI plans; see "Adjustment Policy" for further detail

LTI
Long-Term Incentive

PRSU
Performance-Based RSU

Porch Shareholder Interest Revenue
Non-GAAP financial measure provided to the investment community and used by management to evaluate results generated for Porch shareholders, including for the purposes of STI and LTI metrics. Includes the businesses Porch shareholders own: Insurance Services, Software & Data, and Consumer Services segments, along with corporate functions and applicable intercompany eliminations. See "About Porch Group, Inc." for further detail.

Reciprocal
An insurance entity owned by its policyholder members. Porch manages and operates the Reciprocal, providing critical services such as underwriting, policy renewal, risk and portfolio management, financial oversight, and investment guideline setting. In return, Porch earns commissions and fees for those services.

Reciprocal Health Modifier
Introduced in the 2025 Bonus Plan to incentivize overall revenue and earnings growth that supports the long-term health of the Reciprocal. The modifier can reduce the payout of the bonus if the Reciprocal's year-end risk-based capital falls below a pre-established ratio.

RSU
Restricted Stock Unit

STI
Short-Term Incentive

TSR and rTSR
Absolute Total Shareholder Return and Relative Total Shareholder Return, respectively

VWAP
Volume-weighted average price of a share of common stock of the Company

Our NEOs
The NEOs for 2025 are our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
CHIEF EXECUTIVE OFFICER AND CHAIRMAN ■CEO and Chairman since December 2020 ■CEO since 2011	CHIEF FINANCIAL OFFICER ■CFO since November 2022	CHIEF OPERATING OFFICER ■COO since July 2020 ■Chief Revenue Officer from March 2017 to July 2020 ■Porch employee since 2013
2025 NEO Compensation Philosophy
The Compensation Committee's philosophy towards NEO compensation continues to evolve, reflecting our growth as a maturing publicly-traded company. To support the Company’s strategic vision, the Compensation Committee and Company are committed to providing a market-competitive total compensation program designed to attract, retain, and motivate a highly-qualified and high-performing workforce. Our compensation philosophy is also designed to address the shared interests of many of the Company’s stakeholders. Additionally, the Compensation Committee remains dedicated to continually refining our incentive programs to align with our long-term strategy and strengthen the pay-for-performance link.

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KEY OBJECTIVES OF OUR COMPENSATION PHILOSOPHY
■Link NEO compensation to Company performance by utilizing at-risk performance-based equity with robust performance goals as a significant portion of total compensation
■Attract and retain a highly-qualified executive leadership team
■Motivate our executive leadership team to perform and execute our long-term growth strategy to drive shareholder value
■Provide opportunity for above-market total compensation for exceptional Company performance, subject to alignment with peer group practices and the competitive landscape for top executive talent
■Include appropriate risk mitigation measures within incentive programs to further align compensation with Company performance and equitable outcomes

The Criticality of Founder-Led Leadership
As a founder-led organization, we believe Mr. Ehrlichman’s strategic vision and continued leadership are pivotal to sustaining investor confidence and driving long-term innovation. Further, as the Company’s largest shareholder, his interests are uniquely aligned with our entire shareholder base. He experiences the same risks and rewards as our investors, ensuring his focus remains on durable, long-term value creation.
In recognition of his criticality and vision for the Company, the Committee targets Mr. Ehrlichman’s total direct compensation at the 75th percentile of our peer group. However, it is important to highlight that his total compensation is heavily-weighted towards at-risk performance-based components that reward long-term value creation and are earned only if robust financial metrics are achieved. If these goals are not met, his realized pay will fall below the target compensation. For example, 71% of his 2025 target total direct compensation was performance-based and 92% was considered at-risk.
2025 NEO Compensation Components
The Company’s compensation elements include a combination of base salary, STI bonus award, LTI equity awards, and other benefits, all of which are aligned with our compensation philosophy and determined by our independent Compensation Committee with support and advice from their independent compensation consultant.

Element	Philosophy & Objective
Base Salary
■Attracts and retains talent in a competitive market
■Provides stable income reflective of an incumbent's skills, tenure, and role complexity while balancing fixed and variable compensation
■Increases are neither automatic nor guaranteed, which incentivizes achievement of Company operational, financial, and strategic goals as well as individual performance

Short-Term Incentive Bonus Awards
■Supports a pay-for-performance culture by linking STI bonus awards to the achievement of two objective financial Company performance metrics; added a downward modifier that incentivizes Reciprocal revenue and earnings growth to support long-term health of the Reciprocal in alignment with evolving strategic direction; the program does not include discretionary metrics and all awards are at risk
■Ensures focus on strategic execution against robust financial metrics each year

Long-Term Incentive Equity Awards
■Aligns NEO interests with long-term shareholder value through multi-year vesting and performance periods; the program does not include discretionary metrics and all awards are at-risk
■Ensures focus on long-term strategic execution against robust financial metrics and drives long-term value for shareholders
■Two equity vehicles provide diverse incentives for NEOs:
◦RSUs are a full value vehicle that provides retention due to time-based vesting and align NEO long-term interests with those of our stockholders

◦PRSUs, which account for 75% of the LTI award, reinforce long-term strategic business objectives and long-term shareholder value creation through three equally-weighted metrics: Porch Shareholder Interest Revenue, Adjusted EBITDA and rTSR

32	2026 Proxy Statement

2025 NEO Compensation Programs and Target Compensation
Following a comprehensive annual review, the Compensation Committee approved base salary increases of 4% to 5.6% and increased the total target LTI award value of the 2025 LTI awards for all NEOs. STI targets as a percentage of base salary remained unchanged from 2024 while target bonuses increased based on base salary increases. These increases recognize the significant contributions, performance, and tenure of our NEOs; incentivize their future strong performance, engagement, and retention; and ensure that their target total direct compensation remains within reasonable ranges of market benchmarks.
In setting 2025 target compensation, the Compensation Committee completed a detailed evaluation of the following factors: individual performance; scope of role; skills, experience, and criticality to the business; and internal pay equity and similar factors. In addition, the Compensation Committee, with support from its independent compensation consultant, reviewed peer group and market survey data as a reference point to address market competition for talent.
Base Salary
The following table sets forth the annual base salary in effect as of March 31, 2024 and March 30, 2025, for each of our NEOs.

Name	2024 ($)	2025 ($)
Matthew Ehrlichman	625,000	650,000
Shawn Tabak	410,000	430,000
Matthew Neagle	450,000	475,000
Short-Term Incentive
The following table sets forth the bonus target as a percentage of base salary in effect for each of our NEOs in 2024 and 2025.

Name	2024 and 2025 (%)
Matthew Ehrlichman	100
Shawn Tabak	60
Matthew Neagle	100
Target LTI Awards
The following table sets forth the total LTI target award value in effect for each of our NEOs in 2024 and 2025, and the 2025 total value denominated in PRSUs (75% of grant value) and RSUs (25% of grant value) as approved by the Compensation Committee in March 2025.

Name	2024 Total LTI Target Award Value	2025 Total LTI Target Award Value	2025 PRSU Award (75% of Grant Value)	2025 RSU Award (25% of Grant Value)
Matthew Ehrlichman	$6,750,000	$6,950,000	$5,212,500	$1,737,500
Shawn Tabak	$820,000	$1,000,000	$750,000	$250,000
Matthew Neagle	$3,000,000	$3,100,000	$2,325,000	$775,000

Grant Values. The target grant values were denominated in RSU awards and PRSU awards based on the 60-trading day VWAP as of March 31, 2025 of a share of common stock of the Company ($5.9685 per share). These target grant values are used by the Compensation Committee for the purposes of establishing executive pay and are materially different from the grant date fair value disclosed in the Summary Compensation Table in accordance with FASB ASC Topic 718. Please see discussion on the difference under "Difference Between Target Grant Value and Grant Date Fair Value".
Compensation Mix
The following graphic illustrates the 2025 target total direct compensation for our NEOs, as well as the percentage of 2025 target total direct compensation (based on grant value) that is performance-based (target STI and target PRSUs) and that is at-risk (target STI and target LTI equity awards).

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2025 Incentive Programs
Incentive Plan Metrics and Time Horizons
A significant portion of our executive pay is tied to performance metrics in the form of financial results. Our incentive plans do not include discretionary metrics. Both the STI and the LTI plans are linked to financial performance, reinforcing our commitment to disciplined leadership and aligning NEO compensation with creating value for shareholders. Both plans use Porch Shareholder Interest Revenue and Adjusted EBITDA as financial performance metrics with differing time-horizons: one-year for the STI and the third year for the LTI. The one-year Porch Shareholder Interest Revenue and Adjusted EBITDA STI metrics ensure focus on strategic execution, while the same metrics measured in the third year, together with a performance metric based on the achievement of three-year rTSR, reward executives for achieving meaningful results that are tied to our strategic plans and drive long-term shareholder value. While measured in the third year, the LTI financial performance metrics are long-term in nature as the third year goals are not achievable without meaningful progress in years one and two of the LTI performance period.

Generally, the NEO STI and LTI programs were continued from 2024 in terms of performance metrics and definitions, performance periods, vehicle mix and methodology to convert grant value to number of units (equity), and payout opportunity and maximums, except for the features outlined as new in the respective feature summaries below: the addition of Reciprocal Health Modifier (STI) and the addition of exceptional performance hurdles for two metrics (2025 LTI).
2025 STI Bonus Plan

SUMMARY OF 2025 STI PLAN FEATURES
■Payout based on achievement of robust Porch Shareholder Interest Revenue and Adjusted EBITDA targets with each metric measured independently
■New in 2025. Introduced the Reciprocal Health Modifier to incentivize overall revenue and earnings growth that supports the long-term health of the Reciprocal. The modifier can only reduce the payout of the 2025 bonus payout by as much as one-half if Reciprocal's year-end risk-based capital falls below a pre-established ratio
■No discretionary metrics
■Payout range between 0% and 200%
■Compensation Committee retains negative discretion to reduce payout for any reason it deems appropriate
■Adjustment policy for performance metrics that provides objective methodology for addressing extraordinary events
■Compensation Committee’s annual discretion to pay earned bonus in cash or equity or a combination of the two

Performance Metrics. Earned bonuses for our NEOs are calculated based on predefined performance goals for the achievement levels of two independently determined, objective Company performance goals: Porch Shareholder Interest Revenue and Adjusted EBITDA. The Compensation Committee selected these metrics because they are key indicators of

34	2026 Proxy Statement

the Company's performance and are directly aligned with profitability and earnings results, and drive long-term shareholder value creation.
In January 2025, we completed the formation of the Reciprocal as an insurance entity owned by its policyholder-members and not by Porch. Porch continues to manage and operate the Reciprocal, providing critical services such as underwriting, policy renewal, risk and portfolio management, financial oversight, and investment guideline setting. In return, Porch earns commissions and fees for these services. In light of this, the Compensation Committee also introduced the Reciprocal Health Modifier to the 2025 Bonus Plan. The Committee added the modifier to incentivize overall revenue and earnings growth that supports the long-term health of our insurance business, which will support our future growth and shareholder returns. The modifier can reduce the payout of the 2025 Bonus Plan by as much as one-half if Reciprocal's year-end Risk-Based Capital ("RBC") falls below a pre-established threshold. The Reciprocal Health Modifier cannot increase the bonus payout under the 2025 Bonus Plan.
Performance metrics under the 2025 Bonus Plan are defined as follows:
■Porch Shareholder Interest Revenue: see "Appendix A" of this proxy statement, entitled "Use of Non-GAAP Financial Measures" for a reconciliation of this measure.
■Adjusted EBITDA: see "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP.
■The Reciprocal Health Modifier is based on risk-based capital, which refers to the statutorily-determined calculation the Reciprocal filed with insurance regulators.
Payout Opportunities. The 2025 Bonus Plan provides a threshold and maximum bonus opportunity of 30% and 200% of target, respectively. No bonus is earned if actual performance falls below all threshold levels, and any earned bonus can be reduced by the Reciprocal Health Modifier. The Committee also retains negative discretion to reduce the bonus, regardless of performance, for any reason it deems appropriate. No payout is made to an individual who is not employed on the payout date, subject to the terms of their respective employment agreements.
Financial Performance Goal Setting and Achievement. In setting the 2025 performance goals in 2025, the Compensation Committee considered the Company’s Board-approved budget, guidance, and strategic outlook. Each performance goal was considered to incentivize outsized performance during a transformational period for the Company under the first year of a new and, at the time of 2025 performance goal setting, unproven operating model to drive results for our shareholders.

The Porch Shareholder Interest Revenue target was set at $394.0 million and Adjusted EBITDA target was set at $27.0 million. Because the performance ranges for each metric are set and calculated independently, performance of one metric does not influence performance of another metric.

The chart below sets forth the threshold, target, and maximum performance goals alongside the Company's actual results. Due to exceptional performance in 2025 under the new Reciprocal operating model, which created value for our shareholders, the STI awards paid out above target. See "Appendix A" of this proxy statement, entitled "Use of Non-GAAP Financial Measures" for a reconciliation of Porch Shareholder Interest Revenue and Adjusted EBITDA to the most directly comparable GAAP measures.

	Threshold	Target	Maximum
	$354.6M	$394.0M	$433.4M	Weight	Achievement

	2025 Porch Shareholder Interest Revenue		Actual 418.9M	50%	163%

	$12.0M	$27.0M	$60.0M

	Adjusted EBITDA		Actual 76.6M	50%	200%

Payout	30%	100%	200%		182%

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Reciprocal Health Modifier. To ensure that driving financial results for Porch shareholders is balanced with the long-term health of the Reciprocal, the 2025 Bonus Plan included a Reciprocal Health Modifier tied to the statutorily-calculated RBC number.
The Reciprocal Health Modifier Grid can only reduce the combined bonus achievement for Porch Shareholder Interest Revenue and Adjusted EBITDA if the Reciprocal's year-end Risk-Based Capital falls below 350%—a regulatory benchmark for insurance capital health. The Modifier cannot increase the combined plan achievement.

Reciprocal Health Modifier Grid
Year-End Measurement	Modifier
RBC >=350% at year-end test	1
If Reciprocal drops below 350% RBC at year-end test	0.9
If Reciprocal drops below 300% RBC at year-end test	0.8
If Reciprocal drops below 250% RBC at year-end test	0.5
2025 Actual Bonus Plan Payout. The following is the formula to determine the achievement percentage under the 2025 Bonus Plan.

2025 Porch Shareholder Interest Revenue Achievement (%)	x	50%	+	2025 Adjusted EBITDA Achievement (%)	x	50%	x	Reciprocal Health Modifier (0.5 - 1.0)	=	Actual STI Payout (%)

(163.2%	x	50%	+	200%	x	50%)	x	1.0	=	182%

No downward adjustment was made to the Reciprocal Health Modifier because as of fiscal-year end the RBC was 963% due to strong health of the Reciprocal.

As a result, each NEO earned 182% of their target bonus under the 2025 Bonus Plan, due to our NEOs delivering strong Company performance for our shareholders.

Name	2025 Target STI	2025 Achievement	Total 2025 STI Payout (Target x Achievement)
Matthew Ehrlichman	$643,269	182%	$1,170,750
Shawn Tabak	$254,769	182%	$463,680
Matthew Neagle	$468,269	182%	$852,250

In April 2026, the Compensation Committee approved the payouts based on the metrics previously set in 2025. In 2025, the Compensation Committee determined that NEO bonuses were to be paid in cash up to 100% of plan achievement, with amounts above 100% of plan achievement delivered in immediately vested common stock, converted to a number of shares based on the closing price of our common stock on the date of grant. The Committee determined to deliver immediately vested common stock in excess of 100% achievement to all recipients of short-term non-equity incentive bonuses, including non-NEOs, in order to preserve the Company's cash position for other corporate purposes.
Adjustment Policy. At the onset of the program, the Compensation Committee approved an adjustment policy to ensure equitable compensation outcomes for the Company, our shareholders, and our NEOs. The policy for the 2025 Bonus Plan metrics of Adjusted EBITDA and Porch Shareholder Interest Revenue metrics includes upward or downward adjustments for accounting changes, restructurings, acquisitions, divestitures, insurance regulatory changes, and other items of an unusual nature. The Compensation Committee determined no adjustments were necessary or appropriate under the policy in approving results for purposes of the 2025 Bonus Plan.

36	2026 Proxy Statement

2025 LTI Equity Program

SUMMARY OF 2025 LTI PLAN FEATURES
■A mix of entirely at-risk awards, comprised of RSUs and PRSUs, with PRSUs representing 75% of target grant value
■RSUs subject to time-based vesting over four years
■PRSUs have three equally weighted (33.3%) performance components:
◦The achievement of rTSR from April 2025 through December 2027, reflecting the Company's absolute TSR measured against the absolute TSR of the S&P SmallCap 600 Index during the performance period
◦Porch Shareholder Interest Revenue goals in 2027
◦Adjusted EBITDA goals in 2027
■The payout for each performance metric is independently determined based on the achievement of robust threshold, target, and maximum performance goals corresponding to a 50%, 100% and 200% payout of the target PRSUs, respectively, with linear interpolation in-between.
■One-time increased maximum opportunities for exceptional performance (2025 only). To incentivize outsized performance during a transformational period for the Company under the first year of a new, and at the time of 2025 goal setting, unproven operating model, the PRSUs tied to Adjusted EBITDA and rTSR can be earned at 350% or 500% of target if exceptional goals associated with these payout levels are achieved that will drive results for our shareholders. These are all-or-nothing targets, with no linear interpolation above a 200% payout.
■rTSR PRSUs - payout limitation for negative absolute TSR (new in 2025 and continuing in future LTI). For the rTSR PRSUs, no payout will be earned above target (100%) if the Company's absolute TSR is negative over the performance period, regardless of the Company's rTSR ranking.

RSU Awards. Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. The 2025 RSU awards will vest 25% on April 4, 2026, and the remaining RSUs will vest semi-annually in equal installments over the next 36 months, subject to the individual’s employment or service with the Company as contemplated in the RSU Award Agreement as well as the terms of the employment agreement.
PRSU Award Metrics and Performance Period. Earned PRSUs for our NEOs will be based upon achievement of three independently determined financial metrics and corresponding weightings.
■rTSR (33.3% weighting based on grant value of target PRSUs): achievement of Company total shareholder return measured against the total shareholder return of the S&P SmallCap 600 Index during the performance period from April 1, 2025 through December 31, 2027. The rTSR measure (percentile ranking) will be determined at the end of the performance period using a 60-day trading VWAP for the Company relative to a 60-day closing average for companies in the S&P SmallCap 600 Index. The three-year rTSR metric strengthens the pay for performance link and is consistent with our philosophy to align NEO compensation with delivering results for our shareholders.
To ensure above-target compensation based on rTSR results is reserved for performance that delivers positive market returns for our shareholders, the Compensation Committee introduced a positive TSR condition in 2025 and intends to continue such condition in future LTI. No payout will be earned above target (100% payout of target) if the Company's absolute TSR over the performance period is negative, regardless of the Company's rTSR ranking.
■Profit – Adjusted EBITDA (33.3% weighting based on grant value of target PRSUs): achievement of Adjusted EBITDA in 2027.
■Porch Shareholder Interest Revenue (33.3% weighting based on grant value of target PRSUs): achievement of Porch Shareholder Interest Revenue in 2027.
■Performance Period: While measured in the third year, the LTI financial performance metrics are long-term in nature as the third year goals are not achievable without meaningful progress in years one and two of the LTI performance period.
Adjustment Policy. At the onset of the program, the Compensation Committee approved an adjustment policy to ensure equitable compensation outcomes for the Company, our shareholders, and our NEOs. For Adjusted EBITDA and Porch Shareholder Interest Revenue metrics, the policy includes upward or downward adjustments for accounting changes, restructurings, acquisitions, divestitures, insurance regulatory changes, and other items of an unusual nature. For rTSR, the policy specifies that companies must be in the S&P SmallCap 600 Index for the entire performance period, and clarifies the treatment of mergers. The Compensation Committee determined no adjustments were necessary or appropriate under the policy in approving results for purposes of the 2025 LTI Plan.

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Threshold, Target, and Maximum Payout Opportunities. The Compensation Committee established threshold, target, and maximum performance levels for rTSR, Adjusted EBITDA, and Porch Shareholder Interest Revenue performance associated with payouts of 50%, 100%, and 200% of target, respectively, with interpolation in-between. For the 2025 PRSUs only, the Compensation Committee established one-time additional performance achievement levels for rTSR and Adjusted EBITDA that would result in a 350% and 500% of target payout for the PRSUs tied to those metrics only.

2025 Exceptional Performance Hurdles. The successful execution of our strategic plan has the potential to redefine our market position and unlock significant shareholder value. To further incentivize exceptional performance from our NEOs during the first three years of our Reciprocal model, and to drive significant value creation for our shareholders as the Company enters this transformational period under the Reciprocal operating model, the Compensation Committee approved an increase to PRSU maximum opportunities for the 2025 LTI. This is a unique opportunity for 2025 only and will not be ongoing.
Under the 2025 LTI, each of our NEOs has the opportunity to earn a maximum payout of 400% of the target number of PRSUs compared to the standard 200% maximum payout. The maximum payout opportunity results from providing additional payout opportunity of 350% or 500% of target for the PRSU performance metrics of Adjusted EBITDA and rTSR achievement, with no linear interpolation above the 200% payout. The PRSUs tied to Porch Shareholder Interest Revenue performance will continue to have a maximum of 200%.
The chart below outlines the structure of the 2025 LTI with the additional unique performance hurdles.

Achievement
Performance Metric	Threshold	Target	Maximum	Enhanced Levels for Exceptional Performance
Porch Shareholder Interest Revenue	50% of Target PRSUs	100% of Target PRSUs	200% of Target PRSUs	Not Applicable	Not Applicable

Adjusted EBITDA	50% of Target PRSUs	100% of Target PRSUs	200% of Target PRSUs	350% of Target PRSUs	500% of Target PRSUs
rTSR	50% of Target PRSUs	100% of Target PRSUs	200% of Target PRSUs	350% of Target PRSUs	500% of Target PRSUs

As shown below, the largest number of PRSUs that can be earned, including full achievement of the additional hurdles, is 400% of the NEO's target PRSU award.

3rd Year Porch Shareholder Interest Revenue 200% x 33%	+	3rd Year Adjusted EBITDA 500% x 33%	+	rTSR 500% x 33%	=	Maximum Potential Payout 400%

LTI Goal-Setting. As permitted by SEC rules and regulations, we are not including the performance goals for Adjusted EBITDA and Porch Shareholder Interest Revenue. In setting the performance goals for the 2025 LTI, the Compensation Committee considered the Company’s Board-approved budget, guidance, peer group and market survey data, and strategic outlook. Each performance goal was considered to incentivize outsized performance during a transformational period for the Company under a new and, at the time of 2025 performance goal setting, unproven operating model to drive results for our shareholders.
Achievement and relative payout for rTSR is determined as follows, with interpolation between the 25th and 75th percentiles:
■TSR below 25th percentile of the index, 0% payout
■TSR equal to 25th percentile of the index, 50% payout
■TSR equal to 50th percentile of the index, 100% payout
■TSR greater than or equal to 75th percentile of the index, 200% payout
2025 Exceptional Performance Opportunities—No interpolation above 200% (all-or-nothing goals)
■TSR greater than or equal to 90th percentile of the index, 350% payout
■TSR greater than or equal to 97th percentile of the index, 500% payout

38	2026 Proxy Statement

No PRSUs are earned for a performance metric if actual performance is below the threshold level for the respective performance metric. The Committee also retains negative discretion to reduce the performance achievement or payouts for any reason.
Any earned PRSUs will vest upon the Compensation Committee’s certification of actual performance following the applicable performance period. No payout will be made if the individual participant is not employed as of the date of determination of actual performance. Additional information related to vesting and termination is included in each participant's PRSU award agreement and the terms of their employment agreements.
Difference Between Target Grant Value and Grant Date Fair Value. The values presented in the Summary Compensation Table for long-term incentive values are determined by the SEC disclosure and accounting rules, which will frequently result in disclosed values that diverge from the methodology the Compensation Committee uses to establish executive pay and from the compensation realized by the NEOs. Accordingly, the reported accounting values do not reflect the Committee’s calculation of value at the time of the award.
The target grant value of the 2025 LTI awards used by the Compensation Committee to determine the number of RSUs and PRSUs will differ from the grant date fair value of LTI awards presented in the Summary Compensation Table for the following reasons:
■The grant date fair value reported in the Summary Compensation table are computed in accordance with FASB ASC 718.
◦Accordingly, RSUs and the portion of PRSUs based on the achievement of financial performance metrics are valued using the closing price of common stock of the Company on Nasdaq on the grant date.
◦The portion of PRSUs based on the achievement of rTSR is considered an award subject to a market condition, and therefore the grant date fair value is based on a Monte Carlo simulation that uses assumptions that determine the probability of satisfying the market conditions as of the grant date. Please refer to "2025 Grants of Plan-Based Awards" footnote (3).
■The target grant value used by the Compensation Committee continues our practice of utilizing the 60-trading day VWAP of a share of common stock of the Company when denominating our target grant value into RSUs and PRSUs. This methodology is intended to mitigate any volatility of stock price.
As an example for 2025, the different methodologies result in reported LTI values in the Summary Compensation Table that are significantly higher than the values used by the Compensation Committee to determine the number of RSUs and PRSUs. The primary contributor to the difference being the Monte Carlo valuation used for one third of an NEOs PRSU target grant. As a comparison for PRSUs in 2025, the 60-trading day VWAP was $5.9685 (methodology used to convert the grant value to the number of RSUs and PRSUs) and the grant date fair value was $5.64 (value of a share of common stock, and the accounting value for each RSU and PRSU based on the achievement of financial metrics), while the Monte Carlo valuation was $26.36 as of the grant date (accounting value of each PRSU granted based on the achievement of rTSR).
The actual LTI values realized by our NEOs will be tied to our long-term financial performance and our absolute and relative stock price performance.
2025 Equity Awards - Cancellation and Re-issuance due to Inadvertent Calculation Error. The annual PRSU and RSU awards to NEOs in 2025 were initially granted on April 4, 2025. Subsequently, and as previously disclosed by the Company in its SEC reports, the Company identified an inadvertent calculation error related to the 60-trading day VWAP (as of March 31, 2025) of a share of common stock of the Company, which was used to calculate the number of PRSUs and RSUs for such awards. On June 25, 2025, the Compensation Committee approved the cancellation of the April 2025 equity awards. Additionally on June 25, 2025, the Compensation Committee granted new PRSU and RSU awards to the NEOs in such amounts using the corrected 60-trading day VWAP as of March 31, 2025, which resulted in a reduction in the number of PRSUs and RSUs granted compared to the cancelled awards. The Compensation Committee otherwise maintained the previously approved terms of the equity awards, including the vesting period, conversion methodology, and performance periods (for PRSUs). The correction had no impact on previously issued financial statements. This CD&A and the NEO Compensation Tables in this proxy statement solely reflect the June 2025 equity awards.
Outstanding New Hire Award (RSUs) – Mr. Tabak. In connection with his appointment at the Company, Mr. Tabak received a one-time award of RSUs having an aggregate grant value of $900,000, granted in four equal grant installments. The first tranche was granted in December 2022 and vested on the first anniversary of the grant date. The remaining tranches were granted in December 2023, 2024, and 2025, with each tranche vesting in two approximately equal installments on the six-month anniversary and one year anniversary from each tranche's respective grant date. The vesting of the RSUs is subject to Mr. Tabak’s continued employment on each vesting date, certain other terms of the award agreement, and the 2020 Stock Incentive Plan.
Mr. Tabak was granted 15,259 RSUs on December 1, 2025, representing the fourth and final tranche of his new hire award. The number of RSUs were determined using the 60-day VWAP for the Company's common stock preceding the grant date.

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Outstanding PRSUs During 2025 — Excluding 2025 LTI Awards. In May 2022, The Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman and Neagle. The third tranche of these awards was forfeited due to non-attainment of performance conditions.
In April 2023, the Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman, Tabak, and Neagle. The actual number of April 2023 PRSUs that can be earned is between 0% and 200% of target (subject to interpolation in-between) and will be earned based upon achievement of three distinct performance metrics and corresponding weightings described below. Any earned PRSUs will vest upon the Compensation Committee's determination of actual performance at the end of the three-year service period.
■Absolute Share Price CAGR (50% weighting): achievement of CAGR hurdles by maintaining (i) a 90-day average closing share price within the first 18 months or (ii) 30-day average closing share price within the last 18 months, in each case during the three-year performance period ending April 5, 2026.
■Profit - Adjusted EBITDA (25% weighting): achievement of Adjusted EBITDA goal for 2025.
■Porch Shareholder Interest Revenue (25% weighting): achievement of Porch Shareholder Interest Revenue goal for 2025.
In April 2024, the Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman, Tabak, and Neagle. The actual number of April 2024 PRSUs that can be earned is between 0% and 200% of target (subject to interpolation in-between) and will be earned based upon achievement of three distinct performance metrics and corresponding weightings described below. Any earned PRSUs will vest upon the Compensation Committee's determination of actual performance at the end of the three-year service period.
■rTSR (33.3% weighting): based upon rTSR (as determined at end of the performance period using a 60-day trading VWAP for the Company relative to a 60-day closing average for companies in the S&P SmallCap 600 Index).
■Profit - Adjusted EBITDA (33.3% weighting): achievement of Adjusted EBITDA goal for 2026.
■Porch Shareholder Interest Revenue (33.3% weighting): achievement of Porch Shareholder Interest Revenue goal for 2026.
Employment Agreements and Arrangements
CEO, CFO, and COO Employment Agreements. The Compensation Committee approved Company employment agreements for Messrs. Ehrlichman and Neagle in February 2022 and for Mr. Tabak in November 2022. The Compensation Committee believes these agreements improve our ability to attract and retain qualified executives by establishing key terms of employment and providing severance benefits for long-term security. Certain of the provisions included in the employment agreements, including provisions regarding severance, were benchmarked against other companies in our peer group in order to provide reasonable, market-based terms.
The employment agreements do not provide for guaranteed salary increases, earned bonuses, or equity awards. Further, the employment agreements provide for double-trigger equity acceleration upon a change in control for qualifying terminations, except in limited circumstances if any equity awards are not assumed in the transaction. The Compensation Committee believes that double-trigger equity acceleration benefits are appropriate to mitigate the uncertainty that executive officers can experience while the possibility of a change in control exists and incentivize them to remain with the Company through the change in control event. The severance benefits in such agreements are subject to compliance with restrictive covenants, including non-competition, non-solicitation, assignment of proprietary rights, and confidentiality. See "NEO Compensation Tables—Employment Agreements" for a description of the material terms of the employment agreements, including specified payments in connection with certain termination events and upon a change in control.
Other Compensation Practices and Policies
Stock Ownership. We strongly encourage our executives to hold an equity interest in our Company. Each of our executive officers is required to build and maintain their share ownership to the levels listed below within a period of five years of the later of March 23, 2021 (the effective date of the guidelines) or date the person became an executive officer subject to Section 16 of the Exchange Act.
■CEO: 6x current base salary
■Other NEOs: 2x current base salary
Shares owned outright and shares from unvested time-based RSUs will count toward the ownership goals, while shares associated with PRSU and unexercised stock options do not count toward compliance with the policy.
We believe the stock ownership policy will contribute to the retention of shares by our executive officers. All NEOs have met or are on track to be in compliance with the stock ownership guidelines within the requisite time frame. In the event that the ownership goals are not achieved within the applicable five-year period, the executive officer would be required to hold 50% of net profits shares issued upon exercise of stock options or settlement of RSUs and PRSUs as applicable (in each case, after payment of any applicable withholding tax obligations) until the required ownership guideline is reached.

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The stock ownership policy is in addition to any holding period requirements that may be required under any equity award.
Clawback Policy. As required by the listing standards adopted by Nasdaq as a result of SEC rulemaking, our Board adopted a Policy for the Recovery of Erroneously Awarded Compensation. The policy provides that the Company must promptly recover specified incentive-based compensation that is received by our Section 16 officers (including our NEOs) on or after October 2, 2023, regardless of fault or misconduct, upon specified accounting restatements of the Company’s financial statement that resulted in such persons receiving an amount that exceeded the amount that would have been received if based on the restated financial statements. There are limited exceptions to the recovery requirement as set forth in the listing standards. Incentive-based compensation is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The subject compensation will be determined without regard to any net settlement of, or taxes paid or payable or withheld on, such compensation, but there will not be any duplicative recovery by the Company. As specified in the listing standards, the Company cannot indemnify, or pay or reimburse for insurance for, a Section 16 officer for recoveries under this policy.
The recovery period under the policy is three full years preceding the date our Board or Audit Committee concludes, or reasonably should have concluded, that an accounting restatement is required. If applicable, the Company will provide the current or former Section 16 officer with a written demand for repayment or return and the method thereof. If such repayment or return is not made when due, the policy provides that the Company will take all reasonable and appropriate actions to recover such erroneously awarded compensation from such person. A copy of our Policy for the Recovery of Erroneously Awarded Compensation is filed as an exhibit to our Form 10-K.
Perquisites. Other than the following, the Company does not currently provide any material perquisites to our NEOs. The Compensation Committee has established a policy to reimburse any employee or director for personal legal expenses, not to exceed $75,000 annually, relating to legal requirements associated with holding greater than 5% of the Company's issued and outstanding shares of common stock due to prior or future open market purchases of the Company's common stock. The perquisite does not apply to sales of the Company's common stock. This perquisite is intended to include Section 13 reporting to the SEC, valuation and control assessments for antitrust reporting obligations, preparation and support for required antitrust filings, filing fees for antitrust filings, and/or advice and support in connection with sales of Porch stock to cover federal income tax withholding obligations for Porch employment. Mr. Ehrlichman is the only employee or director who is currently eligible to receive this benefit. For 2025 only, this perquisite was temporarily increased to $150,000 due to the increased costs associated with a required antitrust filing fee Mr. Ehrlichman was required to make, and the additional legal work associated with preparing the required antitrust filing, as a result of holding a large position in the Company's issued and outstanding common stock; however, the reimbursement limit returned to $75,000 for 2026 and future years.
401(k) Plan. The Company maintains, and our NEOs may participate in, the Porch 401(k) Plan, a tax qualified 401(k) retirement savings plan. Each participant may contribute to the plan through payroll deductions, up to 90% of such person’s salary and bonus limited to the maximum allowed by Internal Revenue Code regulations (for 2025, the limit was $23,500, with a maximum catch-up contribution of $7,500 for individuals turning 50 years of age or older during 2025). The Company provided a match for 2025.

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How Compensation is Determined

Role of CEO & Management
In determining the compensation of NEOs other than Mr. Ehrlichman, the Compensation Committee receives input from Mr. Ehrlichman, the Compensation Committee's independent compensation consultant, and human resources leadership. Mr. Ehrlichman, as founder and CEO of Porch, has the most involvement and knowledge of the Company’s business goals, strategies, performance, and overall effectiveness of the senior management team and each person’s individual contribution to the Company's performance. Other key leaders, most notably the Company’s VP of People and Mr. Neagle, provide valuable context on the Company’s human capital management efforts as well as an understanding of peer and general market practices regarding compensation. Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement, and other subjective factors. No NEO participates in the final deliberations by the Committee with respect to such person’s own compensation.

Role of Compensation Committee
As detailed further above, the Compensation Committee establishes the compensation of our NEOs after reviewing: individual performance for continuing NEOs; scope of role; skills, experience, and criticality to the business; internal pay equity; benchmarking market data; and other factors it deems relevant. It also has used similar considerations to negotiate employment, transition, and separation agreements with our NEOs.

The Compensation Committee works with management to set the agenda for its regular meetings. The Compensation Committee also has special meetings and informal meetings and meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Ehrlichman. The Compensation Committee also regularly consults with its external advisors, including its compensation consultant and legal counsel.

Role of Independent Consultants
The Compensation Committee engaged WTW as its independent compensation consultant beginning in May 2021 and continues to engage WTW. Representatives of WTW are invited to attend all Compensation Committee meetings. WTW provided recommendations on an appropriate peer group, assisted in the evaluation of 2025 target compensation setting, and reviewed and discussed alternatives for the design and implementation of the 2025 NEO compensation programs.

Shareholder Engagement and Annual Advisory Vote on NEO Compensation
We value our shareholders’ insights on our corporate governance and NEO compensation. Shareholders are invited to contact the Board and its Committees at any time throughout the year to share their perspectives on these matters. Additionally, our shareholders have an opportunity to cast an advisory vote on NEO compensation through our annual Say on Pay proposal.
Prior to our annual meeting in June 2025, we extended invitations to and, led by the Chair of our Compensation Committee, met with shareholders to discuss our compensation philosophy, and to clarify details surrounding our compensation programs and Compensation Committee practices. We observed strong support for our compensation programs in advance of the final vote for the 2025 annual meeting, which we believe is, in large part, due to the strong pay-for-performance alignment of the Company's compensation programs, strong Company performance driving results for shareholders, and practices observed by our independent Compensation Committee. At last year’s annual meeting, our Say-on-Pay proposal received support from 80% of the votes cast despite the negative recommendations from third-party proxy advisory firms.
We continued this outreach campaign in late 2025, extending invitations to shareholders representing approximately 82% of our outstanding shares held by non-affiliates, and met with shareholders that currently represent approximately 26% of our outstanding shares held by non-affiliates. These sessions, led by the Chair of our Compensation Committee, solicited feedback of our compensation plan design and informed considerations for further evolution of our compensation program and practices. By continuing this open dialogue, we continue to ensure our programs are responsive to shareholder feedback and aligned with long-term interests of shareholders.
Competitive Positioning
Peer Group Selection. With guidance from WTW, the Compensation Committee annually evaluates our peer group to ensure its continued relevance. This assessment considers industry classification, financial scale — specifically revenue and market capitalization — and our evolving strategic direction. Our peer group is comprised of publicly-traded companies on a

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major U.S. national securities exchange, with no bankruptcies or delistings within the last three years, that meet the following criteria:
■Operate within the Insurance, Software and Services, or related industries
■Annual revenues between approximately 0.5 - 2.5x our annual revenues
■Market capitalization of approximately 0.3 - 3.0x our market capitalization
The Compensation Committee may also include companies that narrowly miss the quantitative screening criteria but are otherwise strong candidates for inclusion based on competition for executive talent.
2025 Peer Group. Based on discussions with WTW, the Compensation Committee determined that the following companies were comparable for purposes of evaluating our 2025 compensation program for NEOs:

■Agilysys, Inc. ■Blend Labs, Inc. ■Domo, Inc. ■Eventbrite, Inc. ■EverQuote, Inc. ■Fathom Holdings Inc.	■Goosehead Insurance, Inc. ■HCI Group, Inc. ■Hippo Holdings, Inc. ■Lemonade, Inc. ■Liquidity Services, Inc. ■LivePerson, Inc.	■NI Holdings, Inc. ■PROS Holdings, Inc. ■PubMatic, Inc. ■QuinStreet, Inc. ■Root, Inc. ■TrueCar, Inc.
Compensation Policies and Practices Risk Assessment
Consistent with SEC disclosure requirements, the Compensation Committee, with the assistance of WTW and management, has assessed compensation policies and practices for Company employees and concluded that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.
Other Equity-Related Policies
Timing of Equity-Based Grants
The Compensation Committee and the Board neither coordinate the timing of equity-based grants to our directors, executive officers, or employees with the release of material non-public information nor take material non-public information into account when determining the terms of the equity-based awards. The Company does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation. As a maturing public Company, our annual LTI awards are typically granted early in the second quarter of the year, following our Company-wide annual review cycle and to coincide with the timing of grants to the rest of the employee population. Off-cycle monthly awards may be made if our CEO and the Compensation Committee deem it necessary for new hires, or in other special or unique circumstances. The effective date for an off-cycle award typically is the first business day of the month following the employee's hire date. We use the VWAP of a share of the Company’s common stock when granting annual LTI awards to mitigate any volatility of stock price.
Tax Matters
No Excise Tax Gross-Ups
If a company makes “parachute payments,” Section 280G of the Internal Revenue Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the Internal Revenue Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1,000,000. For this purpose, a covered employee generally means our CEO, our two highest compensated officers (other than our CEO), and certain former officers of the Company. In order to maintain flexibility, the Compensation Committee retains the authority to authorize compensation that may not be deductible if the Compensation Committee believes doing so is in the best interests of the Company.
The CEO, CFO, and COO employment agreements and the Company’s equity incentive plans (including the award agreements) may entitle our NEOs to receive payments in connection with a change in control that may result in excess parachute payments. However, the Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

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Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by the Compensation Committee of the Board: Sean Kell, Chair Maurice Tulloch Camilla Velasquez

This report of the Compensation Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into, or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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NEO Compensation Tables

2025 Summary Compensation Table
The following table shows information regarding the compensation of our NEOs during the fiscal year ended December 31, 2025, and, to the extent required by SEC disclosure rules, the fiscal years ended December 31, 2024 and 2023.
As discussed above, the CEO's total cash compensation has experienced modest base salary increases, with a strong emphasis placed on performance-based compensation components including annual performance incentives and long-term incentives in the form of PRSUs that only vest upon the achievement of robust financial metrics.

When making compensation decisions, the Compensation Committee focuses on target total direct compensation (base plus target bonus plus target long-term incentives), which has been significantly below the values disclosed in the Summary Compensation Table for 2025. For a comparison between the accounting values disclosed below to the target grant values used by the Compensation Committee, please refer to "Difference Between Target Grant Value and Grant Date Fair Value". Additionally, a significant portion of our NEO compensation is at-risk and subject to the achievement of robust financial metrics, in an effort to align NEO compensation with driving shareholder value. Please refer to section "Compensation Mix" for further detail.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Matt Ehrlichman	2025	643,269	12,599,322	1,170,750	132,276	14,545,617
Chief Executive Officer and Chairman	2024	618,269	11,320,415	797,567	24,327	12,760,578
	2023	600,000	2,445,664	1,200,000	21,110	4,266,774
Shawn Tabak	2025	424,616	1,955,230	463,680	5,720	2,849,246
Chief Financial Officer	2024	404,616	1,674,281	299,627	3,720	2,382,244
	2023	390,000	559,769	390,000	—	1,339,769
Matthew Neagle	2025	468,269	5,619,848	852,250	5,000	6,945,367
Chief Operating Officer	2024	443,269	4,998,212	571,817	3,000	6,016,298
	2023	417,885	1,153,189	835,770	—	2,406,844
(1)Reflects base salary during the relevant fiscal year. For a discussion regarding changes in base salary, see “2025 NEO Compensation Programs and Target Compensation - Base Salary" within the CD&A.
(2)The annual PRSU and RSU awards to NEOs in 2025 were initially granted on April 4, 2025. Subsequently, the Company identified an inadvertent calculation error related to the 60-trading day VWAP (as of March 31, 2025) of a share of common stock of the Company, which was used to calculate the number of PRSUs and RSUs for such awards. On June 25, 2025, the Compensation Committee approved the cancellation of the April 2025 equity awards and granted new PRSU and RSU awards to the NEOs in such amounts using the corrected 60-trading day VWAP as of March 31, 2025. The Compensation Committee otherwise maintained the previously approved terms of the equity awards, including the vesting period, conversion methodology, and performance periods (for PRSUs). In accordance with GAAP, the Company determined that the incremental value of the June 2025 awards was $0, and the Company is recognizing compensation expense based on the grant date fair value of the April 2025 awards because it was greater than the fair value of the awards on the modification date, which greater amount is reflected in this table. See "2025 Equity Awards - Cancellation and Re-issuance due to Inadvertent Calculation Error" within the CD&A for further discussion.
(3)Includes aggregate grant date fair value of awards granted in the year indicated computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be realized by our NEOs upon vesting. Stock Awards consist of RSUs and PRSUs. RSUs and the portion of PRSUs based on the achievement of financial performance metrics were valued at target using the closing price of common stock of the Company on Nasdaq on the grant date. The portion of PRSUs based on share price performance or rTSR, which are considered market conditions under FASB ASC Topic 718, were valued based on the probable achievement of the underlying market conditions as of each grant date using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market conditions. If the maximum level of performance were to be achieved, the grant date fair value of the PRSUs awarded in 2025 would be: Mr. Ehrlichman: $19.2 million; Mr. Tabak: $2.8 million; and Mr. Neagle: $8.5 million.
(4)Reflects amounts earned under the Company's short-term incentive bonus plan. For purposes of the 2025 Bonus Plan, Porch Shareholder Interest Revenue was approximately $418.9 million, and Adjusted EBITDA was approximately $76.6 million for the year ended December 31, 2025.This level of performance resulted in our NEOs earning 182% of their respective target bonuses under the 2025 Bonus Plan. At the Compensation Committee's discretion, the payouts under the 2025 Bonus Plan were split between a cash payment equal to the NEO's target

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amount and common stock, the number of which was determined based on the closing price of the Company’s common stock on the grant date, covering the remainder of the earned bonus. Mr. Ehrlichman received $643,269 in cash and $527,481 in shares of common stock; Mr. Neagle received $468,269 in cash and $383,981 in shares of common stock; and Mr. Tabak received $254,769 in cash and $208,911 in shares of common stock.
(5)In 2025, the Company reimbursed Mr. Ehrlichman $126,556 for personal legal expenses and filing fees relating to SEC reporting and antitrust filing obligations in connection with his purchase of Company shares. See “CD&A - Perquisites” for further information. Additionally, Mr. Ehrlichman received Company matching 401(k) contributions and a stipend for business-related home internet use.
2025 Grants of Plan-Based Awards
The table below includes information relating to awards under our 2025 Bonus Plan and 2025 LTI Equity Program made to our NEOs for the fiscal year ended December 31, 2025. All equity awards in 2025 were granted pursuant to the 2020 Stock Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Matt Ehrlichman		BP	96,490	643,269	1,286,539
	4/4/25	PRSU				145,556	291,111	582,222	(4)		1,641,866
	4/4/25	PRSU				145,556	291,112	1,455,560	(5)		1,641,872
	4/4/25	PRSU				145,556	291,112	1,455,560	(6)		7,673,712
	4/4/25	RSU								291,112	1,641,872
Shawn Tabak		BP	38,215	254,769	509,539
	4/4/25	PRSU				20,943	41,886	83,772	(4)		236,237
	4/4/25	PRSU				20,944	41,887	209,435	(5)		236,243
	4/4/25	PRSU				20,944	41,887	209,435	(6)		1,104,141
	4/4/25	RSU								41,887	236,243
	12/1/25	RSU								15,259	142,366
Matthew Neagle		BP	70,240	468,269	936,539
	4/4/25	PRSU				64,924	129,848	259,696	(4)		732,343
	4/4/25	PRSU				64,924	129,848	649,240	(5)		732,343
	4/4/25	PRSU				64,925	129,849	649,245	(6)		3,422,820
	4/4/25	RSU								129,848	732,343
(1)Represents potential threshold, target, and maximum payouts under the 2025 Bonus Plan for Messrs. Ehrlichman, Tabak, and Neagle. The bonus opportunity under the 2025 Bonus Plan was earned based upon performance goals specifying achievement levels of two objective Company performance goals, Porch Shareholder Interest Revenue and Adjusted EBITDA. This performance-based 2025 bonus program has a threshold and maximum bonus opportunity of 30% and 200%, respectively, of the applicable target bonus. The combined achievement may be modified downward by as much as one-half if the Reciprocal's year-end risk-based capital falls below a pre-established threshold.
(2)The RSUs granted to Messrs. Ehrlichman, Tabak, and Neagle will vest 25% on April 4, 2026, and thereafter semiannually in equal increments over the next 36 months, subject to each individual’s employment or service with the Company in accordance with applicable award and employment agreements. The RSU award granted to Mr. Tabak on December 1, 2025, represents the fourth and final installment of his one-time new hire award having an aggregate grant date value of $900,000 that has been granted in four installments. This fourth installment vests semiannually over one year, subject to Mr. Tabak's continued employment in accordance with his award and employment agreements.
(3)The annual PRSU and RSU awards to NEOs in 2025 were initially granted on April 4, 2025. Subsequently, the Company identified an inadvertent calculation error related to the 60-trading day VWAP (as of March 31, 2025) of a share of common stock of the Company, which was used to calculate the number of PRSUs and RSUs for such awards. On June 25, 2025, the Compensation Committee approved the cancellation of the April 2025 equity awards and granted new PRSU and RSU awards to the NEOs in such amounts using the corrected 60-trading day VWAP as of March 31, 2025. The Compensation Committee otherwise maintained the previously approved terms of the equity awards, including the vesting period, conversion methodology, and performance periods (for PRSUs). In accordance with GAAP, the Company determined that the incremental value of the June 2025 awards was $0, and the Company is recognizing compensation expense based on the grant date fair value of the April 2025 awards because it was greater than the fair value of the awards on the modification date, which greater amount is reflected in this table. See "2025 Equity Awards - Cancellation and Re-issuance due to Inadvertent Calculation Error" within the CD&A for further discussion. Each amount reported in this column represents the grant date fair value of the applicable award which was determined pursuant to FASB ASC Topic 718. RSUs granted during the year and the portion of PRSUs granted during the year based on financial performance metrics were valued at target based on the closing stock price on the date of grant. The portion of PRSUs based on market conditions were valued based on the probable achievement of the underlying market conditions as of the date of grant using a Monte Carlo simulation. The actual amounts that will be received by our NEOs with respect to these market and/or performance-based awards will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was deemed probable at the date of grant. The Monte Carlo pricing model assumptions were as follows:

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Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
4/4/2025	3.0	3.7%	127.8%	0.0%

(4)This amount represents the 1/3 portion of the target PRSU awards granted to each of our NEOs in April 2025 that may be earned and vested based on achieving the Porch Shareholder Interest Revenue goals for the year ending December 31, 2027. The threshold opportunity is 50% of the target number of PRSUs and the maximum payout opportunity is 200% of the target number of PRSUs.
(5)This amount represents the 1/3 portion of the target PRSU awards granted to each of our NEOs in April 2025 that may be earned and vested based on achieving Adjusted EBITDA goals for the year ending December 31, 2027. The threshold opportunity is 50% of the target number of PRSUs and the maximum payout opportunity is 500% of the target number of PRSUs based on achieving the exceptional performance goals for Adjusted EBITDA. See "2025 LTI Program - 2025 Exceptional Performance Hurdles" within the CD&A for further discussion.
(6)This amount represents the 1/3 portion of the target PRSU awards granted to each of our NEOs in April 2025 that may be earned and vested based on achieving rTSR goals for the performance period of April 1, 2025 to December 31, 2027. Company TSR will be measured against the TSR of the S&P SmallCap 600 Index during the performance period. The threshold opportunity is 50% of the target number of PRSUs and the maximum payout opportunity is 500% of the target number of PRSUs based on achieving the exceptional performance goals for rTSR. See "2025 LTI Program - 2025 Exceptional Performance Hurdles" within the CD&A for further discussion.

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Outstanding Equity Awards at 2025 Fiscal Year-End
The following table presents information regarding the outstanding stock options and stock awards held by each of our NEOs as of December 31, 2025.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew Ehrlichman	3/23/2017	3/22/2017	281,856	(1)	1.92	3/22/2027	—		—		—		—
	3/23/2017	5/19/2017	281,856	(1)	1.92	3/22/2027	—		—		—		—
	10/18/2018	9/12/2018	1,328,468	(1)	2.73	10/17/2028	—		—		—		—
	6/5/2020	3/31/2020	23	(2)	3.30	6/4/2030	—		—		—		—
	5/20/2022	4/1/2022	—		—	—	26,394	(4)	240,977	(6)	—		—
	4/7/2023	4/5/2023	—		—	—	218,560	(4)	1,995,453	(6)	—		—
	4/5/2024	4/5/2024	—		—	—	325,420	(4)	2,971,085	(6)	—		—
	4/4/2025	4/4/2025	—		—	—	291,112	(4)	2,657,853	(6)	—		—
	4/7/2023	4/7/2023	—		—	—	—		—		1,748,474	(7)	15,963,568	(6)
	4/5/2024	4/5/2024	—		—	—	—		—		1,562,017	(8)	14,261,215	(6)
	4/4/2025	4/4/2025	—		—	—	—		—		873,335	(9)	7,973,549	(6)
Shawn Tabak	4/7/2023	4/5/2023	—		—	—	15,498	(4)	141,497	(6)	—		—
	4/5/2024	4/5/2024	—		—	—	39,533	(4)	360,936	(6)	—		—
	4/4/2025	4/4/2025	—		—	—	41,887	(4)	382,428	(6)	—		—
	12/1/2025	12/1/2025	—		—	—	15,259	(5)	139,315	(6)	—		—
	4/7/2023	4/7/2023	—		—	—	—		—		123,983	(7)	1,131,965	(6)
	4/5/2024	4/5/2024	—		—	—	—		—		189,756	(8)	1,732,472	(6)
	4/4/2025	4/4/2025	—		—	—	—		—		125,660	(9)	1,147,276	(6)
Matthew Neagle	6/6/2018	4/1/2018	12	(1)	2.07	6/5/2028	—		—		—		—
	6/5/2020	3/1/2020	1,291	(2)	3.30	6/4/2030	—		—		—		—
	4/22/2021	12/31/2020	4,969	(3)	13.23	4/21/2031	—		—		—		—
	5/20/2022	4/1/2022	—		—	—	26,394	(4)	240,977	(6)	—		—
	4/7/2023	4/5/2023	—		—	—	103,319	(4)	943,302	(6)	—		—
	4/5/2024	4/5/2024	—		—	—	144,632	(4)	1,320,490	(6)	—		—
	4/4/2025	4/4/2025	—		—	—	129,848	(4)	1,185,512	(6)	—		—
	4/7/2023	4/7/2023	—		—	—	—		—		826,551	(7)	7,546,411	(6)
	4/5/2024	4/5/2024	—		—	—	—		—		694,230	(8)	6,338,320	(6)
	4/4/2025	4/4/2025	—		—	—	—		—		389,545	(9)	3,556,546	(6)

(1)This option vested 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/36th monthly increments.
(2)This option vested 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/36th monthly increments.
(3)This option vested 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/35th monthly increments.
(4)This stock award vests 25% on the first anniversary of the vesting commencement date and the remaining semiannually over three years.
(5)This stock award vests semiannually over one year.
(6)This value is calculated by multiplying the number of shares subject to this award by $9.13, the closing stock price of a share of Company common stock on December 31, 2025.
(7)This stock award vests in 2026 based on the achievement of three distinct performance metrics, 50% based on Absolute Share Price CAGR, 25% based on Porch Shareholder Interest Revenue, and 25% based on Incentive Plan Adjusted EBITDA. The actual number of PRSUs that can be earned is between 0% and 200% of the target number of PRSUs. The number of unearned shares reported in these columns reflect the number of PRSUs that would be earned assuming achievement of target performance goals.
(8)This stock award vests in 2027 based on the achievement of three distinct performance metrics, 33.3% based on Porch Shareholder Interest Revenue, 33.3% based on Incentive Plan Adjusted EBITDA, and 33.3% based on rTSR. The actual number of PRSUs that can be earned is

48	2026 Proxy Statement

between 0% and 200% of the target number of PRSUs. The number of unearned shares reported in these columns reflect the number of PRSUs that would be earned assuming achievement of target performance goals.
(9)This stock award vests in 2028 based on the achievement of three performance metrics, 33.3% based on Porch Shareholder Interest Revenue, 33.3% based on Incentive Plan Adjusted EBITDA, and 33.3% based on rTSR. The actual number of PRSUs that can be earned is between 0% and 400% of the target number of PRSUs. The overall maximum of 400% of the target number of PRSUs is based on the opportunity to receive up to 200% of the target number of PRSUs for the 33.3% portion of the award based on Porch Shareholder Interest Revenue and the opportunity to receive up to 500% of the target number of PRSUs for each of the 33.3% portions based on Incentive Plan Adjusted EBITDA and rTSR. The number of unearned shares reported in these columns reflect the number of PRSUs that would be earned assuming achievement of target performance goals.
2025 Options Exercised and Stock Vested
The following table reflects, for each of our NEOs, the number of option exercises and the number of RSUs vested during the fiscal year ended December 31, 2025. There were no PRSUs that vested for our NEOs during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Matthew Ehrlichman	—	—	393,745	4,128,550
Shawn Tabak	—	—	122,973	1,170,449
Matthew Neagle	21,118	238,373	208,445	2,234,840
(1)Represents the gross number of shares acquired upon the exercise of stock options.
(2)Represents the value of exercised stock options calculated by multiplying (i) the number of shares of the Company's common stock to which the exercise of the option related by (ii) the difference between the market price of the Company's common stock at exercise and the exercise price of the options.
(3)Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(4)Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on Nasdaq on the vest date.
Pension Benefits
The Company does not sponsor or maintain any defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement of its employees, including our NEOs.
Nonqualified Deferred Compensation
The Company does not sponsor or maintain any nonqualified deferred compensation plans.
Employment Agreements
On February 11, 2022, the Company entered into new employment agreements with Mr. Ehrlichman (the “CEO Employment Agreement”) and Mr. Neagle (the “COO Employment Agreement”), and on November 2, 2022, upon the hire of Mr. Tabak as the new Chief Financial Officer, the Company entered into an employment agreement with Mr. Tabak (the “CFO Employment Agreement”) (each, for purposes of this subsection, an “Executive”).
Following is a summary of the material severance and change in control provisions of each of the CEO Employment Agreement, CFO Employment Agreement, and COO Employment Agreement.
Term. Each agreement is for an initial term of 36 months and provides for automatic renewals for successive 12-month terms absent written notice from the Company or the Executive at least 60 days prior to the expiration of the then-current term. Each Executive is an at-will employee and either party may terminate Executive’s employment and the agreement at any time, with or without cause.
Non-Change in Control (Termination). Upon a Non-Change in Control Termination (as such term is defined in the applicable agreements), subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, the Executive will be entitled to accrued obligations (i.e., payment of any earned but unpaid base salary, accrued but unused paid time off (if required by applicable law to be paid upon termination), vested benefits in accordance with the applicable employee benefit plan, and unreimbursed business expenses) and (i) cash severance equal to 12 months of the Executive’s then-current annual base salary and the Executive’s annual target bonus opportunity, payable in equal monthly installments over the 12-month severance period, subject to offset due to other employment, and

ir.porchgroup.com	49

(ii) during the severance period (but ceasing once equivalent employer-paid coverage is otherwise available to him or upon the earliest of certain other events, including violation of the restrictive covenants described below), the Executive will be entitled to monthly payments necessary to cover the premiums for continued coverage for him and his dependents under Porch’s health, dental and vision plans through COBRA.
Furthermore, upon a Non-Change in Control Termination, (i) any outstanding performance-based equity awards will remain outstanding and will vest in accordance with the specified vesting schedule (excluding any requirement for continued employment), (ii) any outstanding time-vesting equity awards that would have vested through the first anniversary of the termination date will vest on the termination date and any unvested awards remaining thereafter will be terminated and canceled by the Company, and (iii) for any stock options which were vested as of the termination date, such options may be exercised until the earlier of 12 months following the termination date and the expiration date, and any unvested stock options remaining thereafter will be terminated and canceled by the Company. Upon termination due to death or Disability (as such term is defined in the applicable agreements), any vested options may be exercised until the earlier of the one-year anniversary of the termination date and the expiration date of such options. Upon the Executive’s termination of employment which is not for Good Reason (as such term is defined in the applicable agreements), any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.
Equity Acceleration (Change in Control). Each of the CEO, CFO, and COO Agreements also provide for double-trigger equity acceleration in the event of a Change in Control (as such term is defined in the applicable agreements). Upon a Change in Control, existing equity awards will continue based on specified terms, provided that (i) any unearned performance-based share awards will be treated as RSUs or time-based options (respectively) and vest 12 months from the closing date and (ii) all outstanding equity awards will be accelerated in full and paid upon a Change in Control if such awards are not assumed or substituted by the surviving entity on a reasonably equivalent basis. Upon a Change in Control Termination, (i) any outstanding equity awards will be fully earned and vested and (ii) any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date. Also, following a change in control, (x) upon termination due to death or Disability, any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date, and (y) upon any other termination except Cause (as such term is defined in the applicable agreements), any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.
Restrictive Covenants. Under the terms of their respective offers of employment, our CEO, CFO, and COO are subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by the Company for 18 months (in the case of Mr. Ehrlichman) and for 12 months (in the case of Messrs. Neagle and Tabak) thereafter (subject to a longer period if due to breach). In addition, each executive officer has agreed not to use or disclose any confidential information of the Company, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.
2020 Stock Plan
Below are the terms of the various award agreements granted under the Company’s 2020 Stock Plan provide for accelerated vesting upon the occurrence of certain events.
Effect of a Change in Control or Certain Other Transactions under the 2020 Stock Plan. In the event of a Change in Control (as defined in the 2020 Stock Plan), the 2020 Stock Plan generally provides that the Board may determine to effect some combination of accelerated vesting, assumption, substitution, or surrender of outstanding equity awards in exchange for cash, stock, or other property in connection with such Change in Control.
Clawback of Proceeds. The award agreements issued to our Executives under the 2020 Stock Plan generally require the recipient of the applicable award to agree to restrictive covenants relating to confidentiality, non-disparagement, and, for 12 months post-termination, non-solicitation of employees and business relations and non-competition, and to the extent such covenants (or any other agreement between the recipient and the Company) are breached by the recipient, to forfeit the award and remit a cash payment based on the number of earned and vested shares underlying the applicable equity award.
Tax Matters. Pursuant to the award agreements under the 2020 Stock Plan, if any payments or benefits to which the recipient thereof would be entitled to receive pursuant to the terms of the applicable agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed "parachute payments" under Section 280G of the IRS Code and the excise tax imposed by Section 4999 of the IRS Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the IRS Code, provided that no reduction will be made if the Executive would receive a greater net after-tax amount absent such reduction.
Accelerated Vesting – Execution of Release. As a condition to any accelerated vesting of underlying equity awards, the award agreements under the 2020 Stock Plan require the recipient of the applicable award to execute a release of claims in favor of the Company within 60 days of the applicable termination of employment.
Accelerated Vesting of RSUs – Termination of Employment. The RSU award agreements generally provide that if the Executive’s employment with the Company is terminated by the Company without Cause or the Executive resigns with Good Reason (in each case, as defined in the applicable award agreement) that, subject to the execution and irrevocability of the

50	2026 Proxy Statement

release discussed above, any unvested RSUs that would otherwise have vested within 12 months of such termination will become vested as of the 61st day following such termination or resignation.
Vesting of PRSUs – Termination of Employment. The PRSU award agreements generally provide that if employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason that, subject to the execution and irrevocability of the release discussed above, the applicable award will remain outstanding and will vest when earned in accordance with the applicable vesting schedule without regard for any vesting condition relating to employment.
Treatment of RSUs – Change in Control. The RSU award agreements generally provide that in the event of a Change in Control:
■if the award is assumed or reasonably substituted on an equitable basis to such Executive, the award will continue subject to the terms of the award agreement, except that if such Executive’s employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason on or within 12 months following the consummation of such Change in Control, the award will fully vest as of the 61st day following such termination or resignation; or
■if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.
Treatment of PRSUs – Change in Control. The PRSU award agreements generally provide that in the event of a Change in Control:
■if the award is assumed or reasonably substituted on an equitable basis to such Executive, any earned portion of the award will remain issued and outstanding as RSUs, subject to a vesting period commencing on the closing date of such Change in Control and ending on the earlier of (a) the one-year anniversary thereof and (b) the 61st day following the date on which the Executive’s employment is terminated by the Company without Cause or such Executive resigns for Good Reason; or
■if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.
Potential Payments Upon Termination or Change of Control
The following table estimates the potential payments and benefits to our NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2025. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Other Notes Applicable to Table. The 2020 Stock Plan provides for the acceleration of vesting of equity awards under specified circumstances noted above. The table reflects the intrinsic value of such acceleration based on the closing price of the common stock on Nasdaq on December 31, 2025 ($9.13). The table does not reflect the intrinsic value of vested stock option awards, which awards are set forth in "Outstanding Equity Awards at 2025 Fiscal Year-End."
The Compensation Committee or Board has discretion to accelerate the vesting of equity awards under the 2020 Stock Plan to the extent not expressly set forth above. The table assumes that neither the Compensation Committee nor the Board utilize such discretion.
For a termination following a change in control, the table below assumes the change in control event and the termination event each occur as of December 31, 2025.

Executive	Qualifying Termination of Employment(1)	Qualifying Termination within 12 Months Following a Change in Control(2)	Change in Control(3)
Matthew Ehrlichman	$43,295,901	$47,404,867	$47,404,867
Shawn Tabak	$5,261,384	$5,764,137	$5,764,137
Matthew Neagle	$20,275,052	$22,122,726	$22,122,726
(1)    For purposes of this column, “qualifying termination of employment” refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason. For each of our NEOs, the figures reflect the value of cash severance equal to 12 months of annual base salary, the annual target bonus, the cost of COBRA coverage, the value of RSU awards that would have vested within 12 months following termination, and the value of all PRSU awards as described under Vesting of PRSUs – Termination of Employment above. For our PRSU awards, the Company has assumed performance goals applicable to each award are satisfied at target prior to the end of each applicable performance period.
(2)    For purposes of this column, the Company has assumed that the outstanding equity awards have been assumed or substituted by the successor or acquirer in connection with the change in control event. “Qualifying Termination” for purposes of this column refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason. For each of our NEOs, the figures reflect the values noted in footnote (1) with the exception of the value of RSU awards in that we are including the value of accelerated vesting of all outstanding RSU awards pursuant to the terms of the applicable award agreements.

ir.porchgroup.com	51

(3)    For purposes of this column, the Company has assumed that the outstanding equity awards were not assumed or substituted by the successor or acquirer in connection with the change in control event. For each of our NEOs, the figures reflect the values noted in footnote (1) with the exception of the value of RSU awards in that we are including the value of accelerated vesting of all outstanding RSU awards pursuant to the terms of the applicable award agreements.

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This information is being provided for compliance purposes only. Neither the Compensation Committee nor management of the Company used the pay ratio in making compensation decisions for 2025.
The median employee was selected from a group of 802 full-time and part-time employees, excluding the CEO, who were active as of December 31, 2025. In identifying our median employee, we used the base salary of each employee for the 12-month period that ended on December 31, 2025, plus any earned commissions and overtime, all of which was obtained from internal payroll records and annualized for new hires during 2025. We did not include independent contractors or leased workers in the employee population for purposes of making our determination.
As disclosed in the Summary Compensation Table, the 2025 annual total compensation, as determined under Item 402 of Regulation S-K, for our CEO was $14,545,617. The 2025 annual total compensation, as determined under Item 402 of Regulation S-K, for our median employee was $97,850, representing a business unit U.S. exempt level employee. For the purpose of determining the following compensation ratio, the median employee compensation was annualized because they joined the Company during 2025. Based on the foregoing, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for 2025 is 149 to 1.
Given the different methodologies, estimates, adjustments, and other assumptions that public companies utilize to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

52	2026 Proxy Statement

Pay Versus Performance

The following table provides information about the relationship between executive compensation actually paid ("CAP") and certain financial performance measures of the Company, in accordance with Item 402(v) of Regulation S-K. Please see the CD&A for an overview of our compensation philosophy, objectives, processes, and components of our Principal Executive Officer ("PEO") and other NEO compensation program, including how the Compensation Committee structures our NEO compensation program to motivate and reward the achievement of performance-based financial goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee has not used or considered CAP in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in the values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the CD&A, the PRSUs are subject to multi-year performance conditions tied to objective performance metrics, and all of the RSUs, PRSUs, and stock options are subject to time vesting conditions or holding periods. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards are earned (in the case of PRSUs) and fully vest (or thereafter upon exercise, in the case of outstanding stock options).

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Company Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (Loss) (in thousands) ($)(6)	Adjusted EBITDA (Loss) (in thousands) ($)(7)
2025	14,545,617	36,786,422	4,897,307	11,528,995	64	248	15,318	76,604
2024	12,760,578	22,388,040	4,199,271	6,945,312	34	201	(32,829)	7,171
2023	4,266,774	9,047,023	1,873,307	3,318,178	22	148	(133,933)	(44,514)
2022	13,583,222	(5,051,506)	896,705	(1,798,741)	13	95	(156,559)	(49,601)
2021	1,272,840	12,645,437	5,272,339	3,812,619	109	133	(106,606)	(24,020)
(1)We have never sponsored or maintained any defined benefit or actuarial pension plans. Therefore no pension value adjustments were made to the compensation actually paid amounts set forth in the table above. The Company has not paid nor accrued any dividends on equity awards in any applicable year.
(2)The dollar amounts reported in the table are the amounts of total compensation reported for Mr. Ehrlichman and the average amounts of total compensation reported for the other NEOs as a group, as listed in footnote (4), for each corresponding year in the "Total" column of the Summary Compensation Table, as applicable. See "NEO Compensation Tables—2025 Summary Compensation Table."
(3)The PEO reported in the table represents Mr. Ehrlichman for all five years shown, and the other NEOs as a group represents Messrs. Neagle and Heimbinger for 2021, Messrs. Tabak, Neagle, and Heimbigner for 2022, and Messrs. Tabak and Neagle for years 2023, 2024, and 2025. The dollar amounts reported represent the amount of CAP as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Ehrlichman or the other NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following table provides the adjustments that were made to Mr. Ehrlichman’s and the other NEOs' total compensation for 2025 to determine the CAP.

	Fiscal Year 2025
	PEO ($)	Non-PEO NEOs ($)
Summary Compensation Table Total	14,545,617	4,897,307
Adjustments: (a)
Less Reported Value of Equity Awards (b)	(12,599,322)	(3,787,539)
Plus Value of Outstanding and Unvested Awards Granted During the Year	18,299,291	5,467,302
Plus Change in Value of Outstanding and Unvested Awards Granted in Prior Years	14,437,885	4,064,568
Plus Value as of Vesting Date of Awards Granted and Vested During the Year	—	—
Plus Change in Value of Awards Granted in Prior Years and Vested During the Year	2,191,325	887,357
Minus Fair Value at the End of the Prior Year of Awards that Failed to Meet Vesting Conditions During the Year	(88,374)	—
Compensation Actually Paid (CAP)	$36,786,422	$11,528,995

(a)    The fair values of RSUs and PRSUs included in the CAP to our PEO and the Average CAP to our other NEOs are calculated at the required measurement dates in accordance with FASB ASC 718, consistent with the approach used to value the awards at the grant

ir.porchgroup.com	53

date as described in our Form 10-K. In accordance with Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards were remeasured as of the end of each year, and as of each vesting date. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the grant date. Any material changes to the RSU, PRSU, and stock option fair values from the grant date (for current year grants) and from prior year-end (for prior year grants) are based on our updated stock price at the respective measurement dates, and for PRSUs, updated estimates for performance outcomes.
(b)    The grant date fair value of equity awards represents the total of the amounts reported in the "Stock Awards" column in the Summary Compensation Table for the applicable year.
(4)Assumes an investment of $100 was made in the Company's common stock on December 31, 2020, the last trading day before the Company's earliest year in the table, and measures cumulative TSR from that date through and including December 31 of the most recent fiscal year. Historical stock performance is not necessarily indicative of future stock performance.
(5)Assumes an investment of $100 was made in the S&P 500 IT Index on December 31, 2020, and measures cumulative TSR from that date through and including December 31 of the most recent fiscal year.
(6)Reflects the Company's Net Income (Loss) as reported in our financial statements for the specified year.
(7)Reflects the Company's Adjusted EBITDA (Loss) as reported in our financial statements for the specified year.

Pay versus Performance Description of Relationships
The graphs below show the relationship of CAP for our PEO and other NEOs as a group in 2025, 2024, 2023, 2022, and 2021 to: (1) Adjusted EBITDA (Loss); (2) TSR of both our Company and Peer Group; and (3) Net Income (Loss).

Compensation Actually Paid Versus Adjusted EBITDA (Loss)
Adjusted EBITDA (Loss) (Thousands)
$200,000
$175,000
$150,000
$125,000
$100,000
$75,000
$50,000
$25,000
$0
-$25,000
-$50,000
Compensation Actually Paid (Thousands)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
-$10,000
2021
2022
2023
2024
2025
Year
PEO
Non-PEO
Adjusted EBITDA (Loss)

54	2026 Proxy Statement

Compensation Actually Paid Versus Total Shareholder Return
Total Shareholder Return
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
Compensation Actually Paid (Thousands)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
-$10,000
2020
2021
2022
2023
2024
2025
Year
PEO
Non-PEO
Porch Total Shareholder Return
S&P 500 IT Index

Compensation Actually Paid Versus Net Income (Loss)
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
-$100,000
-$200,000
Net Income (Loss) (Thousands)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
-$10,000
Compensation Actually Paid (Thousands)
2021
2022
2023
2024
2025
Year
PEO
Non-PEO
Net Income (Loss)

ir.porchgroup.com	55

Tabular List of Performance Measures
In the Company’s assessment, the financial performance measures set forth in the table below represent the most important financial performance measures used by the Company for 2025 to link compensation actually paid to the Company’s NEOs to Company performance. Please refer to CD&A for additional information.

MOST IMPORTANT PERFORMANCE MEASURES TO DETERMINE 2025 COMPENSATION ACTUALLY PAID
Adjusted EBITDA (Loss)	Relative Total Shareholder Return	Porch Shareholder Interest Revenue	Reciprocal Health Modifier

This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

Equity Compensation Plan Information

The following table provides information as of December 31, 2025, regarding the number of shares of the Company’s common stock that may be issued under our equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Security Holders	15,284,426	(1)	$3.15	(2)	10,931,345	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	15,284,426		$3.15		10,931,345
(1)Includes 2,814,764 shares issuable pursuant to outstanding stock options, 5,661,475 shares issuable pursuant to outstanding RSUs and 6,808,187 shares issuable at target pursuant to outstanding PRSUs under our 2020 Stock Plan and our 2012 Equity Incentive Plan.

(2)Only option awards were used in computing the weighted-average exercise price.

(3)The number of shares of the Company’s common stock available under the 2020 Stock Plan will increase annually on the first day of each calendar year, beginning with the calendar year ended December 31, 2021, and continuing until (and including) the calendar year ending December 31, 2030, with such annual increase equal to the lesser of (i) 5% of the number of shares of common stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board.

56	2026 Proxy Statement

Proposal 4: Approval and Adoption of the Porch Group, Inc. Employee Stock Purchase Plan

General
We are asking shareholders to approve the Porch Group, Inc. Employee Stock Purchase Plan (referred to herein as the ESPP). On April 15, 2026, following the recommendation of the Compensation Committee, the Board adopted the ESPP, subject to shareholder approval.
Reasons to Adopt the ESPP
After careful consideration, the Board believes that approving the ESPP is in the best interests of the Company and our shareholders. The ESPP promotes the financial interests of the Company, including its growth and performance, by providing eligible employees with the opportunity to purchase an ownership position in the Company. Offering the opportunity to own shares in the Company also assists the Company with attracting, retaining, and rewarding current and potential employees.
The ESPP allows for two types of offerings:
1.“Qualified Offerings,” or offerings under the component of the ESPP that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, and
2.“Nonqualified Offerings,” or offerings under the component of the ESPP that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.
We believe the ESPP will offer a convenient means for our employees who might not otherwise own our common stock to purchase and hold shares. In particular, by offering share matching and other features, we hope to make share ownership feasible for all employees, and not just our executive officers. Additionally, the Compensation Committee currently plans to exclude our NEOs, and potentially other senior employees, from participating in offerings under ESPP for the foreseeable future, to the extent such exclusion is permitted under the Internal Revenue Code.
Board Recommendation
The Board is recommending that the Company's shareholders vote in favor of the ESPP. If the ESPP is approved by shareholders, it will be effective as of the day of the Annual Meeting. In evaluating this proposal to approve the ESPP, shareholders should consider all the information provided herein.
Vote Required
The majority of votes cast by the shareholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 4. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the advisory resolution to approve and adopt the Porch Group, Inc. Employee Stock Purchase Plan.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE PORCH GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN.

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Summary of Plan
The following is a summary of the material features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP attached as “Appendix C” to this proxy statement.
General
The ESPP permits eligible employees to use payroll deductions and cashless participation loans from a cashless participation provider (“Cashless Participation”) to purchase shares of our common stock at a discount to the market price. Subject to plan and Internal Revenue Code limits, as applicable, on the first day of each offering period, each participant in the ESPP will automatically be granted an opportunity to purchase as many whole shares of common stock (or fractional shares, if approved by the Compensation Committee for a particular offering) as the participant is able to purchase based on the payroll deductions or Cashless Participation proceeds credited to his or her account during the offering period. At the end of the offering period, the total payroll deductions of all participants and amounts borrowed under the Cashless Participation program are used to purchase common stock directly from us at a discount to the market price. Alternatively, in a Nonqualified Offering, the Compensation Committee may choose to issue matching shares with respect to shares purchased under the ESPP for an offering period (“Share Matching”), as explained in more detail below.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, permitting Qualified Offerings under which participants may receive favorable tax treatment for shares acquired under the ESPP if certain requirements are met, as described below. The Compensation Committee, as administrator, may also authorize Nonqualified Offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Internal Revenue Code.
Effective Date and Term of ESPP
If approved by shareholders, the ESPP will become effective on June 10, 2026, the date of our Annual Meeting. The ESPP shall continue until the earliest to occur of (i) the 10-year anniversary of the ESPP’s effective date, (ii) the date the maximum number of shares available for issuance under the ESPP have been issued, (iii) the date the Board terminates the ESPP or (iv) the date the Company fails to obtain shareholder approval in connection with the ESPP’s initial adoption.
Administration
The ESPP will be administered by our Compensation Committee unless the Board elects to administer the ESPP. For the purposes of this summary, references to the “Compensation Committee” include the Compensation Committee and the Board as well as any administrator, including management, to which the Compensation Committee has delegated any of its responsibilities and powers. As provided in the ESPP, our Compensation Committee may appoint one or more agents to assist in the administration of the ESPP and may delegate certain responsibilities or powers, except that it cannot delegate its powers with respect to matters concerning persons subject to Section 16 of the Exchange Act. Subject to the ESPP terms and applicable law, the Compensation Committee has the full and final authority to construe and interpret the ESPP and adopt rules and regulations for the administration of the ESPP as the Compensation Committee deems appropriate. The Compensation Committee may also adopt sub-plans relating to the operation and administration of the ESPP to accommodate specific requirements of local laws and procedures for non-U.S. jurisdictions (i) that may be in the form of a Qualified Offering or Nonqualified Offering and (ii) the terms of which may take precedence over the terms of the ESPP. (except with respect to provisions relating to the share reserve and share counting thereunder).
Shares Reserved for the ESPP
The aggregate number of shares of our common stock that may be issued under the ESPP may not exceed 2,300,000 shares. Up to the maximum number of shares reserved under the ESPP may be used to satisfy purchases under a Qualified Offering, and the remaining portion of such shares may be used to satisfy purchases or the matching of shares under a Nonqualified Offering. The number of shares issuable under the ESPP and the terms of purchase rights to acquire such shares are subject to adjustment in connection with certain corporate and recapitalization events as described below.
Enrollment, Contributions and Cashless Participation
Eligible employees may become participants in the ESPP by enrolling during an open enrollment period. Eligible employees enroll by completing the appropriate forms and agreements, as directed by the Compensation Committee. Following the end of each offering period, each participant will be automatically re-enrolled in the next offering period using the same rate of payroll contributions in effect during the prior offering period, unless the participant requests otherwise or chooses to withdraw from the ESPP, or if the participant is ineligible to continue to participate, in each case, in accordance with the terms of the ESPP.
The amount of payroll deductions that a participant may select must be a whole percentage of at least 1%, but not more than 15% of the participant’s eligible pay (unless an alternative maximum amount not to exceed 15% is determined by the Compensation Committee), which generally includes the regular base salary or base hourly wages actually paid to an employee for services provided to the Company or a designated company (as described below). The aggregate amount of the specified percentage will be deducted from the participant’s paychecks on an after-tax basis in installments during the term of the purchase period. A participant’s total elective deferrals for the calendar year cannot exceed 15% of the participant’s eligible pay for the calendar year, unless an alternative maximum amount not to exceed 15% is determined by

58	2026 Proxy Statement

the Compensation Committee. Payroll deductions will begin with the first offering period following a participant’s enrollment and will remain in effect for successive offering periods unless a change is made. A participant may not make separate cash payments into his or her account except as permitted by the Compensation Committee.
In addition, eligible employees (other than our Section 16 officers, as defined pursuant to Rule 16a-1(f) under the Exchange Act) who have elected to participate in the Cashless Participation program may borrow an amount equal to the difference between their payroll contribution rate and the maximum allowable contribution rate under the ESPP. The Cashless Participation loan generally is repaid through the sale of a portion of the shares purchased by the participant under the ESPP, provided that the participant may be required to agree to other terms established by the Cashless Participation provider.
All contributions made by a participant will be credited (without interest) to his or her account. A participant may withdraw from an offering period and the ESPP by the deadline prescribed by the Compensation Committee during such offering period and his or her contributions will be refunded, without interest. No other change may be made to a participant’s rate of contributions during an offering period.
Offering Periods
The ESPP provides for two offering periods in each calendar year unless otherwise determined by the Compensation Committee. Each offering period will consist of a six-month purchase period that will run simultaneously with the offering period. The Compensation Committee has the authority to change the duration of an offering period (including the start and end date) or to designate one or more purchase periods for each offering period; provided that the change is announced prior to the start of the first offering period to be affected by such change and that the offering period is not greater than 27 months.
Purchase of Shares
On the first day of an offering period, a participant will be granted a purchase right to purchase shares of common stock at the applicable purchase price. Subject to the limit below, the number of shares of common stock eligible for purchase is determined by dividing the amount of the participant’s contributions accumulated as of the last day of the offering period by the applicable purchase price; provided that (i) with respect to a Qualified Offering, no participant may purchase shares of common stock having an aggregate fair market value (determined as of the date of purchase right grant) in excess of $25,000 per calendar year and (ii) in no event will the aggregate number of shares subject to purchase rights during an offering period exceed the number of shares then available under the ESPP. The maximum number of shares of our common stock that may be purchased by any participant during any purchase period is limited to 5,000 shares (subject to adjustment as provided in the ESPP) or such other maximum number of shares as the Compensation Committee may determine from time to time. The number of shares subject to purchase rights will be adjusted as necessary to conform to the above limitations.

The purchase price for each offering will be established by the Compensation Committee. In no event will the purchase price established by the Compensation Committee for a Qualified Offering be less than 85% of the lesser of (i) the fair market value per share of our common stock as determined on the purchase date and (ii) the fair market value per share of our common stock as determined on the first day of the applicable offering period (provided that, in no event may the purchase price be less than the par value per share of our common stock). On April 13, 2026, the closing price of the Company’s common stock was $6.81 per share.

In a Nonqualified Offering, the Compensation Committee may also choose to offer Share Matching with respect to shares purchased under the ESPP for an offering period. In that event, on the relevant purchase date, the Company will grant each eligible participant a number of shares equal to a percentage of the shares purchased by the participant on the purchase date. Any matching percentage for a purchase period shall be established by the Compensation Committee prior to the offering and shall not exceed 25% of the shares an employee purchases. Notwithstanding anything to the contrary, if a purchase right under a Nonqualified Offering provides for Share Matching, in no event will the purchase price established for the offering be less than 100% of the fair market value of the shares on the purchase date.

A participant’s right to purchase shares of common stock during any offering period generally will be exercised automatically on the purchase date unless the participant withdraws from the ESPP prior to the end of the offering period or his or her participation is terminated. Subject to the terms of the ESPP, a purchase right will generally terminate on the earlier of (i) the date of the participant’s termination of employment or (ii) the last day of the applicable offering period. Purchase rights are not transferable other than by will or the laws of descent and distribution.
Amendment; Termination
The Board or the Compensation Committee may amend the ESPP at any time, except that the amendment of the ESPP will require shareholder approval if required by applicable law or applicable stock exchange rules. The Board may suspend or discontinue the ESPP at any time.

Eligible Participants

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Purchase rights may only be granted to eligible employees of a designated company (as described below). Generally, any eligible employee who is actively employed on the last day of an open enrollment period will be granted a purchase right in an offering period, unless otherwise excluded by the Compensation Committee for a particular offering (provided that for Qualified Offerings, such exclusions must comply with Section 423 of the Internal Revenue Code). However, no employee will be eligible to participate if, immediately after the purchase right grant, the employee would own stock (including any stock the employee may purchase under outstanding purchase rights) representing 5% or more of the total combined voting power or value of our common stock. A “designated company” is the Company and any of its subsidiaries and affiliates, whether now existing or existing in the future, that have been designated by the Compensation Committee from time to time in its sole discretion as eligible to participate in the ESPP; provided that only the Company and its subsidiaries may be designated companies for Qualified Offerings. As of April 13, 2026, it is expected that approximately 788 employees will be eligible to participate in the ESPP.
Adjustments; Effect of a Change of Control
If there is any change in the number, class, value or terms of the shares of our common stock because of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or our shares, including any extraordinary dividend or distribution (but excluding any regular cash dividend), then the Compensation Committee will adjust the number and class of shares of common stock reserved for issuance under the ESPP (including the numerical limits set forth in the ESPP), the purchase price per share, and the number of shares subject to purchase rights in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP.
In addition, in the event of a “change of control” (as such term is defined under the ESPP), each outstanding purchase right under the ESPP will be equitably adjusted and assumed or an equivalent right to purchase shares of stock substituted by the successor corporation (or a parent or subsidiary thereof). In the event that (i) the successor corporation in a change of control refuses to assume or substitute for the purchase right, (ii) the successor corporation is not a publicly traded corporation or (iii) any participant is participating in the Cashless Participation program, then the offering period then in progress will be shortened and the Compensation Committee will select a date (the “new purchase date”) on which all outstanding purchase rights will be exercised on or prior to the consummation date of the change of control. The Compensation Committee may declare the new purchase date applicable only for participants participating in the Cashless Participation program to enable such participants to satisfy their obligations under the Cashless Participation program, to the extent that such declaration would not cause the disqualification of any Qualified Offering.
Federal Tax Consequences
The following discussion of U.S. federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the U.S. federal income tax consequences applicable to U.S. residents under the ESPP, and reference is made to the Internal Revenue Code for a complete statement of all relevant U.S. federal tax provisions. No consideration has been given to the effects of foreign, state, local, and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the U.S. may be subject to foreign taxes as a result of the ESPP.
Tax Consequences of a Qualified Offering. As noted above, the component of the ESPP providing for Qualified Offerings is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Participating employees will, however, recognize income when they sell or dispose of the shares purchased under the ESPP. If an employee disposes of such shares after two years from the date of grant of the purchase right and after one year from the date of the purchase of such shares (or if the employee dies), the employee will recognize ordinary income for the year in which such disposition occurs (or the employee’s taxable year ending with his or her death) in an amount equal to the lesser of:
■the excess of the fair market value of such shares at the time of disposition (or death) over the purchase price; or
■the excess of the fair market value of the shares at the time of the grant of the purchase right over the purchase right price on the date of the purchase right grant.
Except in the case of the employee’s death, the employee’s basis in the shares disposed of will be increased by an amount equal to the amount includable in his or her income as ordinary income. Any additional gain or loss will be a long-term capital gain or loss. We will not be entitled to a tax deduction when the shares are disposed of after the expiration of the two-year and one-year holding periods.
If an employee disposes of the shares purchased under the ESPP within such two-year or one-year holding periods, the employee will recognize ordinary income for the year in which such disposition occurs in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price (or, for some shares that may be sold in connection with the Cashless Participation program in certain instances, the excess of the designated sale price over the purchase price). The employee’s basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as ordinary income, and any gain or loss computed with reference to such adjusted basis that is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the

60	2026 Proxy Statement

holding period for such shares. In the event of a disposition within such two-year or one-year holding periods, we will be entitled to a tax deduction equal to the amount the employee is required to include as ordinary income as a result of such disposition to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
Tax Consequences of a Nonqualified Offering. The Compensation Committee may authorize Nonqualified Offerings that are not intended to comply with Section 423 of the Internal Revenue Code, in which case different tax consequences will apply. Upon the purchase of shares under the ESPP, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid by the employee for such shares (or, for some shares that may be sold in connection with the Cashless Participation program in certain instances, the excess of the designated sale price over the purchase price), and we will be entitled to a corresponding deduction for U.S. federal income tax purposes. Shares received under the Share Matching program are taxable as ordinary income to the employee when those shares are issued on the purchase date. The fair market value of the matching shares are also subject to payroll taxes such as Social Security and all federal, state, and local income taxes.
Upon the disposition of such shares, the employee will recognize a capital gain or loss in an amount equal to the difference between the selling price of such shares and the fair market value of such shares on the date of purchase. We will not receive a deduction for U.S. federal income tax purposes with respect to any capital gain or loss recognized by the employee.
Other Relevant Provisions
To the extent applicable, it is intended that the component of the ESPP providing for Nonqualified Offerings and any purchase rights made thereunder be exempt from the provisions of Section 409A of the Internal Revenue Code, and the Company intends to administer the ESPP in a manner consistent therewith. In addition to the tax impacts to the Company described above, the Company’s deduction may also be limited by Section 280G or Section 162(m) of the Internal Revenue Code.
New Plan Benefits
Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Registration with the SEC
If the ESPP is approved by our shareholders and becomes effective, the Company is expected to file a registration statement on Form S-8 registering the shares of our common stock reserved for issuance under the ESPP as soon as reasonably practicable.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of the Company’s common stock as of March 31, 2026 for the following:
■each person, or group of affiliated persons, known by us to beneficially own 5% of the outstanding shares of the Company’s common stock;
■each of our current directors and director nominees;
■each of our current NEOs; and
■all of the directors and NEOs as a group.
Beneficial ownership is determined in accordance with the rules of the SEC except as indicated in footnote (2) below. The percentage of beneficial ownership is based on 105,854,392 shares outstanding as of March 31, 2026 and in accordance with the rules of the SEC, such number of shares outstanding for calculating beneficial ownership excludes the 18,312,208 of non-voting common stock held by the Reciprocal. For more information on the shares held by the Reciprocal, please refer to the Questions and Answers section of this Proxy.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (%)
5% Shareholders:
Matt Ehrlichman(2)	25,519,591	24.11%
Granahan Investment Management, LLC(3) 404 Wyman Street, Suite 460 Waltham, MA 02451	11,593,186	10.95%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	6,867,683	6.49%
BlackRock, Inc.(5) 50 Hudson Yards New York, NY 100001	6,325,596	5.98%
Named Executive Officers:
Matt Ehrlichman(2)	25,519,591	24.11%
Shawn Tabak(6)	277,463	*
Matthew Neagle(7)	2,359,032	2.23%
Directors and nominees for Director (excluding CEO):
Sean Kell(8)	284,572	*
Rachel Lam(9)	164,856	*
Alan Pickerill(10)	204,512	*
Amanda Reierson (11)	138,240	*
Maurice Tulloch(12)	112,631	*
Camilla Velasquez(13)	190,216	*
Regi Vengalil(14)	152,768	*
All directors and executive officers as a group (10 individuals)	29,403,881	27.78%
*Indicates beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.

62	2026 Proxy Statement

(1)Unless otherwise noted, the business address of those listed in the table above is 411 1st Avenue South, Suite 501, Seattle, Washington 98104.
(2)This amount includes (i) 12,852,242 shares of Common Stock held directly by Mr. Ehrlichman, (ii) 1,892,203 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Ehrlichman by the Company, (iii) 861,486 shares of Common Stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Ehrlichman by the Company, 237,109 of which vest within 60 days of March 31, 2026, (iv) 3,496,948 shares of Common Stock that are obtainable upon the April 7, 2026 vesting and settlement of PRSUs granted to Mr. Ehrlichman by the Company, and (v) 6,416,712 shares of Common Stock held by West Equities, LLC, over which Mr. Ehrlichman has sole voting and investment power. With respect to (iv), the Company has confirmed its intent to settle vested shares of Common Stock in numerous transactions over approximately 45 days, between April 7, 2026 and May 21, 2026, to reduce market impact. In addition, the Company has adopted a sell-to-cover method (shares will be sold by the Company at its election, and without any discretion by Mr. Ehrlichman) as the sole means for plan participants to satisfy tax withholding obligations upon the vesting and settlement of awards.
(3)Based solely on the information contained in its Schedule 13G (Amendment No. 6) filed with the SEC by Granahan Investment Management, LLC (“Granahan”) on December 5, 2025, Granahan is the beneficial owner of 11,593,186 shares of common stock. Granahan has sole power to vote or direct the vote with respect to 9,575,561 shares of common stock that it beneficially owns and sole dispositive power with respect to 11,593,186 shares of common stock. It has no shared voting or shared dispositive power.
(4)Based solely on the information contained in its Schedule 13G filed with the SEC by The Vanguard Group ("Vanguard") on July 29, 2025, Vanguard is the beneficial owner of 6,867,683 shares of common stock. Vanguard has shared voting power with respect to 92,113 shares of common stock, sole dispositive power with respect to 6,741,036 shares of common stock, and shared dispositive power with respect to 126,647 shares of common stock. Vanguard has no sole voting power. The Vanguard Group subsequently reported on Schedule 13G (Amendment 1) filed with the SEC on March 27, 2026, that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various Vanguard subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis).
(5)Based solely on the information contained in its Schedule 13G filed with the SEC by BlackRock, Inc. ("BlackRock") on October 17, 2025, BlackRock is the beneficial owner of 6,325,596 shares of common stock. BlackRock has sole power to vote or direct the vote with respect to 6,188,927 shares of common stock that it beneficially owns and sole dispositive power with respect to 6,325,596 share of common stock. It has no shared voting or shared dispositive power.
(6)This amount includes (i) 5,953 shares of common stock held directly by Mr. Tabak, (ii) 23,544 RSUs granted to Mr. Tabak by the Company scheduled to vest within 60 days of March 31, 2026, and (iii) 247,966 shares of Common Stock that are obtainable upon the April 7, 2026 vesting and settlement of PRSUs granted to Mr. Tabak by the Company. This amount excludes 224,422 RSUs granted by the Company which are scheduled to vest more than 60 days after March 31, 2026. With respect to (iii), the Company has confirmed its intent to settle vested shares of Common Stock in numerous transactions over approximately 45 days, between April 7, 2026 and May 21, 2026, to reduce market impact. In addition, the Company has adopted a sell-to-cover method (shares will be sold by the Company at its election, and without any discretion by Mr. Tabak) as the sole means for plan participants to satisfy tax withholding obligations upon the vesting and settlement of awards.
(7)This amount includes (i) 577,437 shares of common stock held directly by Mr. Neagle, (ii) 6,272 shares of common stock that are obtainable upon the exercise of options granted to Mr. Neagle by the Company, (iii) 122,221 RSUs granted to Mr. Neagle by the company scheduled to vest within 60 days of March 31, 2026, and (iv) 1,653,102 shares of Common Stock that are obtainable upon the April 7, 2026 vesting and settlement of PRSUs granted to Mr. Neagle by the Company. This amount excludes 281,972 RSUs granted by the Company which are scheduled to vest more than 60 days after March 31, 2026. With respect to (iv), the Company has confirmed its intent to settle vested shares of Common Stock in numerous transactions over approximately 45 days, between April 7, 2026 and May 21, 2026, to reduce market impact. In addition, the Company has adopted a sell-to-cover method (shares will be sold by the Company at its election, and without any discretion by Mr. Neagle) as the sole means for plan participants to satisfy tax withholding obligations upon the vesting and settlement of awards.
(8)This amount reflects shares of common stock held directly by Mr. Kell and does not include 13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.
(9)This amount reflects shares of common stock held directly by Ms. Lam and does not include 13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.
(10)This amount includes (i) 169,281 shares of common stock held directly by Mr. Pickerill and (ii) 35,231 shares of common stock that are obtainable upon the exercise of options granted to Mr. Pickerill by the Company. This amount does not include13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.
(11)This amount reflects shares of common stock held directly by Ms. Reierson and does not include 13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.
(12)This amount reflects shares of common stock that are obtainable upon the settlement of RSUs granted to Mr. Tulloch. This amount excludes 13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.
(13)This amount reflects shares of common stock held directly by Ms. Velasquez and does not include 13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.
(14)This amount reflects shares of common stock held directly by Mr. Vengalil and does not include 13,135 RSUs granted by the Company on June 11, 2025 for Board and Committee service. These RSUs are scheduled to vest in full on June 11, 2026, the one-year anniversary of the grant date.

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Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file electronically with the SEC our annual, quarterly, and current reports, proxy statements, and other information. We make available on the investor relations page of our website at https://ir.porchgroup.com/, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above is not incorporated into, and is not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 17, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.
Form 10-K
We will make available, on or about April 17, 2026, the proxy materials, including our Form 10-K at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Form 10-K on the investor relations page of our website at https://ir.porchgroup.com/.
We will also provide, free of charge, to each person, any shareholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Form 10-K. Requests for such copies should be addressed to our General Counsel and Secretary at the address below:
Porch Group, Inc.
411 1st Avenue South, Suite 501
Seattle, WA 98104
Attention: General Counsel and Secretary
Telephone: (855) 767-2400
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available upon request at a reasonable charge.

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Questions and Answers

Why am I receiving these materials?
We are distributing our proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our shareholders as of the record date. All shareholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our shareholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Shareholders will vote on three proposals at the Annual Meeting:
■The election of the eight directors named in this proxy statement until the 2027 annual meeting of shareholders and until a director's successor is duly elected and qualified, subject to their earlier resignation, removal, or other termination of service;
■The ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
■The approval of, on an advisory (non-binding) basis, the compensation of our NEOs.
■The approval and adoption of the Porch Group, Inc. Employee Stock Purchase Program.
We will also consider other business, if any, that properly comes before the Annual Meeting.
What happens if other business not discussed in this proxy statement comes before the meeting?
The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, Bylaws, and Delaware law, the Company’s Chief Executive Officer and Chairman and General Counsel and Secretary will use their discretion in casting all of the votes that they are entitled to cast.
If you do not plan to attend the Annual Meeting, to ensure that your shares may be represented and in order to assure the required quorum, please sign, date, and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.
How does the Board recommend that shareholders vote on the proposals?
The Board recommends that shareholders vote “FOR” the election of all eight director nominees, “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026, “FOR” the non-binding advisory resolution to approve NEO compensation, and "FOR" the approval and adoption of the Porch Group, Inc. Employee Stock Purchase Plan.
Who is entitled to vote?
The record date for the Annual Meeting is the close of business on April 13, 2026. As of the record date, 107,585,620 shares of common stock, par value $0.0001 per share, were outstanding and entitled to vote. In accordance with Delaware law, such number of shares outstanding and entitled to vote excludes the 18,312,208 shares held by the Reciprocal. Only holders of record of the Company’s common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each shareholder is entitled to one vote for each share of the Company’s common stock held by such shareholder on the record date.
What constitutes a quorum?
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, such number of shares outstanding for

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purposes of determining a quorum excludes 18,312,208 shares held by the Reciprocal. The record date is the close of business on April 13, 2026. Abstentions, withhold votes, and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
Why are the shares held by the Reciprocal excluded from the outstanding shares entitled to vote and do not count for quorum purposes?
Porch is the attorney-in-fact for the Reciprocal and fully manages and operates the Reciprocal in exchange for commissions and fees. As a result, the Reciprocal is a controlled affiliate of Porch and deemed a subsidiary under the rules of the SEC. As long as the Reciprocal remains controlled by Porch, under Delaware law the shares held by the Reciprocal will not be entitled to vote and will not count for quorum purposes. As Porch fully manages and operates the Reciprocal, the Reciprocal does not have voting or investment power over the shares it holds. While we do not intend to cause the Reciprocal to sell any shares it holds, any shares held by the Reciprocal that are sold will become entitled to vote and will thereafter count for quorum purposes.
What do I need for admission to the Annual Meeting?
The Annual Meeting will be held entirely over the Internet via live video webcast to allow for greater participation by all of our shareholders, regardless of their geographic location.
If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRCH2026 and logging in by entering the 16-digit control number found on your proxy card or voter instruction form. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2026 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of shareholders, or submit questions during the meeting.
You may log in to the virtual annual meeting beginning at 9:45 a.m. Pacific Time on June 10, 2026, and the Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual shareholder login site for assistance.
How can I vote my shares without attending the Annual Meeting?
If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating, and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating, and mailing your voting instructions form. Internet or telephonic voting may also be available. Please see your voting instructions form provided by your broker, bank, or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by:
■delivering a written notice of revocation of your proxy to the attention of the General Counsel and Secretary at the address on the first page of this proxy statement;
■delivering an authorized proxy bearing a later date to us (including a proxy over the Internet or by telephone); or
■attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker, or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, or other nominee. Please note that if your shares are held of record by a bank, broker, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker, or other nominee).
What is a broker non-vote?
Brokers, banks, or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank, or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is Proposal 2 to ratify the

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appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026. The other proposals are non-routine matters.
A broker non-vote occurs when a broker, bank, or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank, or other nominee exercise their discretionary voting authority on Proposal 2, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposals 1, 3, and 4, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.
What vote is required to approve each matter to be considered at the Annual Meeting?
PROPOSAL 1: ELECTION OF THE EIGHT DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT
Our Bylaws provide for a plurality voting standard for the election of directors. This means that the eight directors receiving the highest number of votes at the Annual Meeting will be elected; however, any director nominee who receives more “WITHHOLD” votes than “FOR” votes will tender his or her resignation to the Board promptly following certification of the shareholder vote. See "Board Governance Policies and Practices—Plurality Plus Voting for Directors; Director Resignation Policy" for more information. Brokers do not have discretion to vote on this proposal. Broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. Additionally, because the eight nominees receiving the highest number of votes "FOR" their election will be elected as directors, "WITHHOLD" votes will also have no effect on this proposal except to the extent any director nominee receives more “WITHHOLD” votes than “FOR” votes is required to tender his or her resignation pursuant to our Corporate Governance Guidelines.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026
The majority of votes cast by the shareholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON “SAY ON PAY”
The majority of votes cast by the shareholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
PROPOSAL 4: APPROVAL AND ADOPTION OF THE PORCH GROUP INC. EMPLOYEE STOCK PURCHASE PLAN
The majority of votes cast by the shareholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 4. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date, and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction form?
If you are a holder of record of the Company’s common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:
■“FOR” the election of each director nominee;
■“FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
■“FOR” the approval of, on an advisory (non-binding) basis, the compensation of our NEOs.

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■"FOR" the approval and adoption of the Porch Group, Inc. Employee Stock Purchase Plan.
If you hold your shares in street name via a broker, bank, or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction form), your shares:
■will be counted as present for purposes of establishing a quorum;
■will be voted in accordance with the broker’s, bank’s, or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2); and
■will not be counted in connection with the election of the eight director nominees named in this proxy statement (Proposal 1), approval of, on an advisory (non-binding basis), the compensation of our NEOs (Proposal 3), and approval and adoption of the Porch Group, Inc. Employee Stock Purchase Plan (Proposal 4), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.
The Board knows of no matter to be presented at the Annual Meeting other than Proposals 1, 2, 3, and 4. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of the Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company. The Company may supplement our solicitation of proxies by mail with telephone, e-mail, or personal solicitation by our officers or other regular employees and no additional compensation will be made to any of our employees for such solicitation services. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred by forwarding solicitation material to the beneficial owners of stock.
Will a shareholder list be available for inspection?
The names of shareholders of record entitled to vote at the Annual Meeting will be available to such shareholders ten days prior to the Annual Meeting for any purpose reasonably relevant to the meeting, during normal business hours at the Company's principal place of business located at 411 1st Avenue South, Suite 501, Seattle, WA 98104. The shareholder list will also be available to shareholders of record for examination during the Annual Meeting at www.virtualshareholdermeeting.com/PRCH2026. You will need the control number included on your Internet Notice, proxy card, or voting instructions form, or otherwise provided by your bank, broker, or other nominee.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another shareholder and receive only one set of proxy materials but would like to request a separate copy of these materials to be received now or in the future, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
When are shareholder proposals due for next year’s annual meeting of the shareholders?
Our shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our Bylaws, and the rules established by the SEC.

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Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2027 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), we must receive the proposal at our principal executive offices (Corporate Secretary, Porch Group, Inc. 411 1st Avenue South, Suite 501, Seattle, WA 98104) by the close of business on December 13, 2026. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2027 annual meeting of shareholders, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the Annual Meeting. Therefore, such notice must be received between February 10, 2027, and the close of business on March 12, 2027, to be considered timely. However, in the event that the 2027 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2026 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day before the 2027 annual meeting and not later than the later of (1) the close of business on the 90th day before the 2027 annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2027 annual meeting is first made by the Company.
The above-mentioned proposals must also comply with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, to the extent applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.
Whom can I contact for further information?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our General Counsel and Secretary at Porch Group, Inc., 411 1st Avenue South, Suite 501, Seattle, WA 98104 or by telephone at (855) 767-2400.

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Appendix A: Use of Non-GAAP Financial Measures

Porch’s annual and quarterly reports include non-GAAP financial measures, such as Adjusted EBITDA (Loss), Adjusted EBITDA % of RWP, and certain amounts related to Porch Shareholder Interest.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expenses are included or excluded in determining these non-GAAP financial measures.
Adjusted EBITDA(Loss)
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for net income (loss) attributable to the Reciprocal; interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense; other income; impairments of intangible assets and goodwill; gain or loss on reinsurance contract; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, unexercised warrants, and derivatives; restructuring and other costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA % of RWP is defined as Insurance Services Adjusted EBITDA (Loss) divided by RWP.

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The following table reconciles Net income (loss) to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands).

	Year Ended December 31,
	2025	2024	2023	2022	2021
Net income (loss)	$15,318	$(32,829)	$(133,933)	$(156,559)	$(106,606)
Net loss (income) attributable to the Reciprocal	(18,679)	—	—	—	—
Net loss (income) from HOA	—	—	—	—	—
Interest expense	51,476	42,536	31,828	8,723	5,757
Income tax provision	366	2,117	622	842	(10,273)
Depreciation and amortization	20,617	25,522	24,415	27,930	16,386
Gain on extinguishment of debt	(395)	(27,436)	(81,354)	—	(5,110)
Other income, net	(7,483)	(23,208)	(3,893)	(571)	(340)
Impairment loss on intangible assets and goodwill	—	—	57,232	61,386	—
Loss (gain) on reinsurance contract	—	(1,324)	36,042	—	—
Impairment loss on property, equipment, and software	—	—	254	637	550
Stock-based compensation expense	28,952	27,181	20,709	27,041	38,592
Mark-to-market losses (gains)	(15,666)	(10,002)	(1,003)	(21,364)	31,664
Restructuring costs (1)	1,761	4,185	4,015	647	—
Acquisition and other transaction costs	337	429	552	1,687	5,360
Adjusted EBITDA (Loss)	$76,604	$7,171	$(44,514)	$(49,601)	$(24,020)
Adjusted EBITDA Margin	16%	2%	(10)%	(18)%	(12)%

Adjusted EBITDA % of RWP
We believe that presenting Adjusted EBITDA % of RWP provides useful information to investors by illustrating the profitability and operating efficiency of the Insurance Services segment relative to insurance premium volume. Because the Insurance Services segment earns economics primarily through fees, commissions, and ceding arrangements rather than underwriting risk, management uses this measure to facilitate evaluation of unit economics, scalability, and comparability across periods. Our segment operating and financial performance measures for the Insurance Services segment are Gross Profit and Adjusted EBITDA. The following table reconciles Gross Profit as a percentage of RWP to Adjusted EBITDA % of RWP for the Insurance Services segment.

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	Year Ended December 31,
	2025
INSURANCE SERVICES	Amount	As a % of RWP
Gross Profit	$227,582	47%
Selling and marketing	(123,831)	(26)%
Product and technology	(10,354)	(2)%
General and administrative	(19,936)	(4)%
Provision for doubtful accounts	(200)	—%
Other income (expense)	21,343	4%
Add: Reconciling items:
Depreciation and amortization	367	—%
Stock-based compensation expense	4,443	1%
Recoveries of Losses on Reinsurance Contracts	—	—%
Other gains and losses	324	—%
Adjusted EBITDA	$99,738	21%

Reciprocal Written Premium	$480,900	100%
Porch Shareholder Interest
Certain amounts related to Porch Shareholder Interest are non-GAAP financial measures. We define Porch Shareholder Interest as the Insurance Services, Software & Data, and Consumer Services segments, together with corporate expenses. The operating results of these segments comprise “Net loss attributable to Porch” in our Consolidated Statements of Operations and Comprehensive Income (Loss).
Certain guidance and forward-looking targets in this report, including the Adjusted EBITDA targets, represent Porch Shareholder Interest following the completed formation of the Reciprocal and sale of HOA to the Reciprocal on January 1, 2025. For the avoidance of doubt, guidance does not include the future results of the Reciprocal; while we consolidate their results into Porch GAAP financial statements, the Reciprocal results are allocated to noncontrolling interest owned by the Reciprocal members and not to Porch Shareholders, and will therefore be excluded from Revenue, Gross Profit and Adjusted EBITDA guidance.We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.
The following table reconciles consolidated revenue to Porch Shareholder Interest Revenue.

2025
Consolidated Revenue	$482,414
Less:
Reciprocal Segment Revenue	200,463
Intercompany Eliminations Related to Reciprocal Segment	(136,940)
Porch Shareholder Interest Revenue	$418,891
The following table reconciles consolidated net cash provided by operating activities to Porch Shareholder Interest Cash Flow from Operations.

2025
Consolidated net cash provided by operating activities	$66,419
Less: Reciprocal cash flow from operations	992
Porch Shareholder Interest cash flow from operations	$65,427

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Appendix B: Use of Key Performance Measures and Operating Metrics

In the management of our businesses, we identify, measure and evaluate a variety of operating metrics. The key performance measures and operating metrics used in managing our businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
The following table summarizes operating metrics.

Year Ended December 31,
2025
Insurance Services KPIs
Reciprocal Written Premium ("RWP") (in millions)	$480.9
Reciprocal Policies Written (in thousands)	175.1
RWP per Policy Written (unrounded)	$2,755
Software & Data KPIs
Average Number of Companies (in thousands)	23.8
Annualized Average Revenue per Company (unrounded)	$3,897
Consumer Services KPIs
Monetized Services (in thousands)	220.2
Average Revenue per Monetized Service (unrounded)	$311
Insurance Services
Reciprocal Written Premium (“RWP”) — We define RWP as the total premium written by the Reciprocal for the face value of one year’s premium gross of cancellations, plus surplus contributions and policy fees, and before deductions for reinsurance in the period. RWP excludes the impact of cancellations and premiums ceded to reinsurers and includes surplus contributions and policy fees, and, therefore, should not be used as a substitute for revenue. We use RWP to manage the business because we believe it represents the business volume generated by associated customer acquisition activities and is reflective of the competitive market position when evaluated on a per written policy basis and is a key driver of both Porch and the Reciprocal’s growth and profit opportunities.
Reciprocal Policies Written — We define Reciprocal Policies Written as the number of new and renewal insurance policies written during the period by the Reciprocal Segment.
RWP per Policy Written — We define RWP per Policy Written as the RWP in the period, which is reflective of the total amount a policyholder is expected to pay, divided by the Reciprocal Policies Written in the period.
Software & Data
Average Number of Companies — We define Average Number of Companies as the average number of companies during the period across all of our Software & Data segment. This only includes the number of companies in our Software & Data segment.
Annualized Average Revenue per Company — We define Annualized Average Revenue per Company as the revenue generated across the Software & Data segment in the period over the Average Number of Companies in the period, which is then annualized (for example, for a given quarter, multiplied by 4).
Consumer Services
Monetized Services — We define Monetized Services as the total number of services from which we generated revenue, including, but not limited to, new and renewing warranty policies, completed moving jobs, sold security, TV/Internet or other home projects, measured over the period. This only includes services from Consumer Services segment and does not include insurance policies sold.
Average Revenue per Monetized Service — We define Average Revenue per Monetized Service as total Consumer Services segment revenue generated in the period over the number of Monetized Services.

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Appendix C: Porch Group, Inc. Employee Stock Purchase Plan

PORCH GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.Purpose of the Plan.
The purpose of the Plan is to attract, retain, and reward Eligible Employees by offering the opportunity to acquire an ownership interest in the Company and to strengthen the mutuality of interest between such Eligible Employees and the Company’s stockholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Committee may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”).

2.Definitions.
(a)“Affiliate” means any entity, other than a Subsidiary, that directly or through one or more intermediaries is controlled by, or is under common control with, the Company. The Committee will have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
(b)“Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, U.S. federal, and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where rights are, or will be, granted under the Plan.
(c)“Board” means the Board of Directors of the Company.
(d)“Cashless Participation Agreement” means a cashless participation agreement in such form as may be adopted or amended by the Committee and Cashless Participation Provider from time to time.
(e)“Cashless Participation Amount” means a loan provided by the Cashless Participation Provider to the Participant, pursuant to the Cashless Participation Agreement.
(f)“Cashless Participation Program” means the program described in Section 9.
(g)“Cashless Participation Program Documents” means the Cashless Participation Agreement, the Irrevocable Contract, and such other documents required for participation in the Cashless Participation Program.
(h)“Cashless Participation Provider” means the party identified in the Cashless Participation Agreement.
(i)“Change of Control” for purposes of this Plan shall be deemed to have occurred if:
(i)any transaction or series of transactions in which any Person becomes the direct or indirect Beneficial Owner, by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than fifty percent (50%) of the total voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company (“Company Voting Securities”) (including any transaction in which the Company becomes a wholly owned or majority owned subsidiary of another corporation); provided, however, that the following acquisitions shall not be deemed to be a Change of Control: (A) acquisitions by the Company or any Subsidiary; (B) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) acquisitions by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) any acquisition pursuant to a transaction described in subparagraph (ii) of this definition;
(ii)any merger, consolidation or reorganization of the Company other than a merger, consolidation or reorganization (A) immediately following which those individuals who, immediately prior to the consummation of such merger, consolidation or reorganization, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, (B) which results in the Company Voting Securities outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, greater than fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity or any parent

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thereof) outstanding immediately after such merger or consolidation and (C) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the then outstanding Company Voting Securities;
(iii)any transaction or series of transactions in which all or substantially all of the Company’s assets are sold or
(iv)during any twenty‑four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any Person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.
Notwithstanding anything herein to the contrary, with respect to any nonqualified deferred compensation that becomes payable on account of a Change of Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a “change in control event”, as defined in Treasury Regulation Section 1.409A‑3(i)(5), if required in order for the payment to comply Code Section 409A.
Solely for purposes of this definition, the following terms shall have the meanings specified: (X) “Affiliate” shall have the meaning set forth in Rule 12b‑2 under Section 12 of the Exchange Act; (Y) “Beneficial Owner” shall have the meaning set forth in Rule 13d‑3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are reflected on a Schedule 13G and (Z) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its Affiliates, (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (2) an underwriter temporarily holding securities pursuant to an offering of such securities or (3) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(j)“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(k)“Committee” means the Compensation Committee of the Board or any subcommittee referred to in Section 4(e).
(l)“Common Stock” means the common stock, par value $0.0001 per share, of the Company, as the same may be converted, changed, reclassified or exchanged.
(m)“Company” means Porch Group, Inc., a Delaware corporation, or any successor thereto.
(n)“Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Committee may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan.
(o)“Designated Company” means any Parent, Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate any Parent, Subsidiary or Affiliate as a Designated Company in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and any Parent or Subsidiary may be Designated Companies; provided, however, that at any given time, a Parent or Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-423 Offering.
(p)“Effective Date” means the date the Plan is approved by the Board and stockholders as provided in Section 20 hereof.
(q)“Eligible Employee” means an employee of the Company or a Designated Company eligible to participate in the Plan as provided in Section 5(a). For purposes of the Plan, the existence of an employment relationship will be determined in accordance with U.S. Treasury Regulation Section 1.421-1(h) for the Section 423 Offering and Code Section 409A for the Non-423 Offering. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.
(r)“Eligible Pay” means an Eligible Employee’s regular base salary or base hourly wages that are actually paid to the Eligible Employee for services provided to the Company or a Designated Company. Eligible Pay shall not include

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forms of compensation that are not part of an employee’s regular rate of pay, such as overtime pay, additional compensation in the form of premium pay, differential pay or allowance pay in excess of base wage (e.g., danger pay, hazard pay or hardship pay), commissions, bonuses, other incentive compensation (whether cash- or Share-based), the cost of employee benefits paid for by the Company, a Designated Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, contributions made by the Company, a Designated Company or an Affiliate under any employee benefit plan, and similar items of compensation, as determined by the Committee. Notwithstanding the foregoing, the Committee may modify the definition of “Eligible Pay” with respect to one or more Offerings as the Committee determines appropriate, provided such modification is on a uniform and nondiscriminatory basis for Section 423 Offerings. Further, for Section 423 Offerings, the Committee will have discretion to determine the application of this definition to Eligible Employees outside the United States.
(s) “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Committee.
(t)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.
(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on one or more established U.S. national or regional securities exchanges, its Fair Market Value shall be the closing sale price for such Common Stock (or if no closing sale price is reported, the closing price on the last preceding date on which such prices of the Common Stock are so reported) on such date as reported in composite transactions for the principal exchange on which the Common Stock is listed (as determined by the Committee); (ii) if the Common Stock is not listed on a U.S. national or regional securities exchange but is traded over the counter at the time determination of its Fair Market Value is required to be made, its Fair Market Value shall be equal to the average between the high and low sales prices of the Common Stock on the most recent date on which the Common Stock was traded, as reported by Pink OTC Markets Inc. or a similar organization (as selected by the Committee); or (iii) if the Common Stock is not so traded, the Fair Market Value thereof shall be determined by the Committee in good faith.
(v)“Irrevocable Contract” means an irrevocable enforceable contract in such form as may be adopted or amended by the Committee and Cashless Participation Provider from time to time.
(w)“Matching Percentage” has the meaning set forth in Section 11 hereof.
(x)“Matching Shares” has the meaning set forth in Section 11 hereof.
(y)“Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Committee, each Offering in which Eligible Employees of one or more Designated Companies may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Section 423 of the Code; a Non-423 Offering need not satisfy such requirements.
(z)“Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 19.
(aa) “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb) “Participant” means an Eligible Employee who elects to participate in the Plan.
(cc) “Plan” means this Porch Group, Inc. Employee Stock Purchase Plan, as may be amended from time to time.
(dd) “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee may determine).
(ee) “Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.
(ff) “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which will be set by the Committee; provided, however, that the Purchase Price for a Section 423 Offering will not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, the Purchase Price will be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date. Notwithstanding the foregoing, if the Company offers Matching Shares in a Non-423 Offering, the Purchase Price shall equal one-hundred percent (100%) of the Fair Market Value of the Shares on the Purchase Date.

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(gg) “Shares” means the shares of Common Stock.
(hh) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ii) “Tax-Related Items” means any income tax, employment tax, social insurance, payroll tax, national insurance contributions, and other contributions, payment on account obligations or other tax-related items arising in relation to the Participant’s participation in the Plan.
(jj) “Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.
3.Number of Reserved Shares.
Subject to adjustment pursuant to Section 18 hereof, 2,300,000 Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares, treasury Shares or Shares purchased or required in the open market or otherwise. If any right granted under the Plan shall for any reason terminate without having been exercised, Shares not purchased under such right shall again become available under the Plan. If, on a given Purchase Date, the number of Shares with respect to which options under the Plan are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases or matching of Shares under Non-423 Offerings. Following the allocation of the remaining Shares, the Plan shall terminate automatically as contemplated in Section 19.
4.Administration of the Plan.
(a)Committee as Administrator. The Plan will be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Law, no member of the Board or Committee (or its delegates) will be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel, and any other party that the Committee deems necessary.
(b)Powers of the Committee. The Committee will have full power and authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates (or Parent, if applicable) will be Designated Companies participating in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, including when and how rights to purchase Shares of the Company shall be granted and the provisions of each Offering of such rights (which need not be identical), (iv) establish, amend, suspend or waive such rules and regulations, and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 18 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 4(c) below. For the avoidance of doubt, the Committee shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(c)Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423 of the Code, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Change of Control or a change in capitalization of the Company, (vii) the handling of

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payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, and (xiv) handling of Share issuances.
(d)Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan will be made in the Committee’s sole discretion and will be final, binding, and conclusive for all purposes and upon all interested persons.
(e)Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e). For the avoidance of doubt, the Committee may not delegate its power and authority with regard to matters under the Plan concerning persons subject to Section 16 of the Exchange Act.
5.Eligible Employees.
(a)General. Any individual who is an Eligible Employee as of the last day of an open Enrollment Period for a particular Offering Period will be eligible to participate in such Offering under the Plan, subject to the requirements of Sections 5 and 7 (including the timely completion and submission of any enrollment materials before the end of the Enrollment Period). Notwithstanding the foregoing, the Committee may exclude an otherwise Eligible Employee from a particular Offering; provided, that, for Section 423 Offerings, such exclusions comply with Section 423 of the Code.
(b)Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.
(c)Code Section 423 Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted a right to purchase Shares:
(i)if, immediately after the grant, such Eligible Employee would own capital stock of the Company and/or hold outstanding options to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary. For these purposes, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Eligible Employee; or
(ii)under a Section 423 Offering that permits such Eligible Employee rights to purchase capital stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any Parent and Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the Fair Market Value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding.
(d)Other Limitations on Eligibility. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.
6.Offering Periods.
The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period will consist of a one (1) approximately six (6)-month Purchase Period, which will run simultaneously with the Offering Period. Subject to stockholder approval as

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provided in Section 20 hereof prior to the commencement of the first Offering Period, the first Offering Period will start and end on dates determined by the Committee. Unless otherwise provided by the Committee, subsequent Offering Periods will begin immediately following the last day (or the first Trading Day thereafter) of the prior Offering Period and end on the date that is six (6) months thereafter (or the first Trading Day prior to such date). The Committee has authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. To the extent that the Committee establishes additional or overlapping Offering Periods, the Committee will have discretion to structure an Offering Period so that if the Fair Market Value of a Share on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a Share on the first Trading Day of any subsequent Offering Period, the Company will automatically enroll such Participant in the subsequent Offering Period and will terminate his or her participation in such original Offering Period.
7.Election to Participate and Payroll Deductions.
An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election will be made by completing the online enrollment process through the Company’s designated Plan broker or by completing and submitting an enrollment form to the Committee during such Enrollment Period, authorizing Contributions in whole percentages from one percent (1%) to fifteen percent (15%) of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period (unless an alternative maximum amount not to exceed fifteen percent (15%) is determined by the Compensation Committee) to which the deduction applies and, if the Participant elects to participate in the Cashless Participation Program, agreeing to the terms of the Cashless Participation Program Documents. Payroll deductions shall commence as soon as practicable following the commencement of the Purchase Period and end on the last payroll date on or before the Purchase Date. Payroll deductions shall be made in accordance with the Eligible Employee’s election; however, due to rounding or other administrative reasons, the actual percentage contributed may be less than the elected percentage. A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or submitting the appropriate form to the Committee, provided that no change in Contributions will be permitted to the extent that such change would result in total Contributions exceeding fifteen percent (15%) of the Eligible Employee’s Eligible Pay, or such other maximum amount not to exceed fifteen percent (15%) as may be determined by the Committee. During a Purchase Period, a Participant may not change his or her rate of Contributions, except that the Participant may withdraw from an Offering Period and the Plan in accordance with Section 16 hereof. Once an Eligible Employee elects to participate in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same contribution level as was in effect in the prior Offering Period unless the Participant elects to increase or decrease the rate of Contributions or withdraws from the Plan as described above in this Section 7 or in Section 16 hereof, as applicable. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this Section 7 is not required to file any additional documentation in order to continue participation in the Plan. The Committee has the authority to change the foregoing rules set forth in this Section 7 regarding participation in the Plan.
8.Contributions.
The Company will establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period and will credit all Contributions made by each Participant to such account. The Company will not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor will any interest be paid on such Contributions, unless otherwise determined by the Committee or required by Applicable Law. All Contributions and proceeds from Cashless Participation Amounts received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.
9.Cashless Participation Program.
An Eligible Employee may become a participant in the Cashless Participation Program by completing and submitting to the Company, its appointed plan administrator or Cashless Participation Provider, the Cashless Participation Program Documents, which shall contain terms and conditions of the Eligible Employee’s participation in the Cashless Participation Program, including, without limitation, the level of participation, sale price, loan terms, interest, and repayment provisions. The aggregate outstanding principal amount of any loan to a Participant under the Cashless Participation Program will be equal to the difference between the Participant’s selected payroll Contribution rate pursuant to Section 7 and the maximum allowable under the Plan for such Offering Period pursuant to Section 5. Participation in the Cashless Participation Program is available to all Eligible Employees other than employees subject to the disclosure requirements of Section 16(a) of the Exchange Act, unless prohibited by Applicable Law. A Participant must contribute a minimum of one percent (1%) of Eligible Pay (or such higher amount as the Committee may specify) to be able to participate in the Cashless Participation Program.

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10.Limitation on Number of Shares That an Employee May Purchase.
Subject to the limitations set forth in Section 5(c), each Participant will have the right to purchase as many whole Shares as may be purchased with the Contributions credited to his or her account (and the proceeds of any Cashless Participation Amount, if the Participant has agreed to participate in the Cashless Participation Program) as of the last day of the Offering Period (or such other date as the Committee may determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participant may not purchase in excess of 5,000 Shares under the Plan per Purchase Period or such other maximum number of Shares as may be established for a Purchase Period by the Committee (in each case subject to adjustment pursuant to Section 18 hereof). Any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share will be carried forward for the purchase of Shares on the next following Purchase Date, unless otherwise provided by the Committee in the offering document. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall be promptly refunded following such Purchase Date and will not be carried forward to any subsequent Offering Period.
11.Company Match.
For purposes of the Non-423 Offering only, the Committee may determine that on an Purchase Date, subject to the Participant being an Eligible Employee on such Purchase Date, the Company shall grant to each Participant a number of Shares equal to a percentage (the “Matching Percentage”) of the number of Shares purchased by the Participant on such Purchase Date (the “Matching Shares”). The Matching Percentage for each Purchase Period shall be such percentage as the Committee may specify in an Offering at least thirty (30) days prior to the first Trading Day of the first Offering Period governed by such Offering, which shall not exceed 25%. Unless the Committee determines otherwise in an Offering, the number of Matching Shares shall be rounded down to the nearest whole Share. The Matching Shares shall be deemed issued in consideration for the Participant’s services to the Company and its Affiliates during the Purchase Period. Notwithstanding anything to the contrary in the Plan, (i) no purchase right shall be granted to any Participant that provides an opportunity for such Participant to receive Matching Shares when the Purchase Price is less than 100% of the Fair Market Value of a Share on the applicable Purchase Date and (ii) no Participant shall be eligible to receive Matching Shares and also purchase Shares pursuant to an Offering at a Purchase Price that is less than 100% of the Fair Market Value of a Share on the applicable Purchase Date.
12.Withholding.
At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, the Company or the Designated Company that employs the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages, other compensation or, to the extent permitted by Applicable Law, from any payment of any kind otherwise due to Participant, (b) withholding a sufficient whole number of Shares otherwise issuable following purchase (and after the delivery to Cashless Participation Provider of any Shares required for repayment by the Participant of any Cashless Participation Amount) having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company; provided, however, that the amount of Tax-Related Items to be satisfied by withholding Shares shall be limited to the maximum individual statutory tax rate in a given jurisdiction (or such lower amount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost, as determined by the Committee, and in any event in accordance with Company policies). The Company shall not be required to issue Shares under the Plan until all Participant obligations related to Tax-Related Items are satisfied.
13.Brokerage Accounts or Plan Share Accounts.
By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan will be held in the Participant’s brokerage or Plan share account. The Company may require that Shares (excluding Shares required to be delivered to Cashless Participation Provider for repayment by the Participant of any Cashless Participation Amount) be retained in such brokerage or Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.
14.Rights as a Stockholder.
A Participant will have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan Committee or such other outside entity which is not a brokerage firm.
15.Rights Not Transferable.
Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant. No purchase right or interest in a

80	2026 Proxy Statement

purchase right shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of Applicable Law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the purchase right or interest therein shall have no effect. For the avoidance of doubt, participation in the Cashless Participation Program, including without limitation, the delivery to the Cashless Participation Provider of any Shares required for the repayment by the Participant of any Cashless Participation Amount, will not be deemed to violate this Section 15.
16.Withdrawals.
A Participant may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Committee. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date or by such other deadline as may be prescribed by the Committee. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant will not be eligible to participate in the Plan until the next Enrollment Period. Unless otherwise determined by the Committee, amounts credited to the contribution account of any Participant who withdraws prior to the date set forth in this Section 16 will be refunded, without interest, as soon as practicable.
17.Termination of Employment.
(a)General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participant will be discontinued and any amounts then credited to the Participant’s contribution account will be refunded, without interest, as soon as practicable, except as otherwise determined by the Committee.
(b)Leave of Absence. Subject to the discretion of the Committee, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s contribution account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Committee or required by Applicable Law), but any amounts then credited to the Participant’s contribution account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.
(c)Transfer of Employment. Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering.
18.Adjustment Provisions.
(a)Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the Shares resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number of Shares and class of Common Stock that may be delivered under the Plan (including the numerical limits of Sections 3 and 10), the Purchase Price per Share and the number of Shares covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section 18. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to a purchase right.
(b)Change of Control. In the event of a Change of Control, each outstanding right to purchase Shares will be equitably adjusted and assumed or an equivalent right to purchase shares of stock substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that (i) the successor corporation in a Change of Control refuses to assume or substitute for the purchase right, (ii) the successor corporation is not a publicly traded corporation or (iii) any Participant is participating in the Cashless Participation Program, the Offering Period then in progress will be shortened by the Committee which shall set a new Purchase Date that is on or prior to the closing of the Change of Control (the “New Purchase Date”) and the Offering Period will end on the New Purchase Date; provided that in the event that neither item (i) nor item (ii) of this Section 18(b) occurs, the Committee may declare the New Purchase Date applicable only with respect to Participants participating in the Cashless Participation Program, to enable such Participants to satisfy their obligations under their respective Cashless Participation Program Documents, to the extent such declaration would not cause the disqualification of any Section 423 Offering. The Committee will notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed

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to the New Purchase Date and that Shares will be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided in Section 16 hereof.
19.Amendments and Termination of the Plan.
The Board or the Committee may amend the Plan at any time; provided that if stockholder approval is required pursuant to Applicable Law, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required; and provided further that any Cashless Participation Program Document may only be amended in accordance with its terms. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a Change of Control, sale, merger, spin-off, split up, or other similar corporate transaction or event. Upon termination of the Plan, all Contributions will cease and all amounts then credited to a Participant’s account will be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts will be promptly refunded, without interest, to Participants. The Plan shall automatically terminate on the Purchase Date that Participants become entitled to purchase, or receive Matching Shares in, a number of Shares greater than the number available for purchase or matching under Section 3. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section 19.
20.Stockholder Approval; Effective Date; Term of Plan.
The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will become effective on the Effective Date. The Plan shall continue in effect until the earliest to occur of (a) the ten (10) year anniversary of the Effective Date; (b) the maximum number of Shares available for issuance under the Plan have been issued in accordance with Sections 3 and 19; (c) the Board terminates the Plan in accordance with Section 19 or (d) the failure to obtain stockholder approval pursuant to this Section 20. For the avoidance of doubt, the Board may not delegate its authority to approve the Plan pursuant to this Section 20.
21.Conditions Upon Issuance of Shares.
Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company will not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Committee will, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 21, the Committee determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account will be promptly refunded, without interest, to the Participant, without any liability to the Company or any of its Subsidiaries or Affiliates (or any Parent, if applicable).
22.Code Section 409A; Tax Qualification.
(a)Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.
(b)Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 22(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
23.No Participation or Employment Rights; no Compensation for Benefit Plans.
No person shall have any right to participate in this Plan. Participation in the Plan will not be construed as giving any Participant the right to be retained as an employee of the Company, a Subsidiary, an Affiliate or Parent, as applicable.

82	2026 Proxy Statement

Furthermore, the Company, a Subsidiary, an Affiliate or Parent, as applicable, may dismiss any Participant from employment at any time, free from any liability or any claim under the Plan. No discount, Matching Shares or other interest offered under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company or a Designated Company for the benefit of an Eligible Employee unless the Company shall determine otherwise.
24.Governing Law.
Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, this Plan will be governed by and construed in accordance with the internal laws of Delaware without giving effect to the conflict of laws principles thereof.
25.Miscellaneous.
(a)Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or entity, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or entity, and the remainder of the Plan shall remain in full force and effect.
(b)Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan.
(c)Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan, and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
(d)Expenses. Unless otherwise set forth in the Plan or determined by the Committee, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, will be borne by the Company and its Subsidiaries or Affiliates (or any Parent, if applicable).
(e)Notice of Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to a Section 423 Offering under the Plan after the Purchase Date. The Company may direct that any certificates evidencing Shares acquired pursuant to the Plan refer to such requirement.
(f)Company Policies. Any Shares purchased or acquired pursuant to the Plan are subject to any Company policies, including any clawback, insider trading, recoupment or stock ownership policies, that are in effect from time to time. Any portion of Shares purchased pursuant to the Plan is subject to forfeiture, recovery by the Company or other action pursuant to any policies which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under Applicable Law.
(g)Fractional Shares. No fractional Shares shall be issued upon the exercise of a purchase right (including with respect to Matching Shares), unless the Committee specifically provides otherwise for a particular Offering, in which case, references to whole Shares under the Plan shall be superseded by the rules then-established by the Committee.
(h)Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
(i)Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Committee, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Committee. Before the commencement of an Offering Period, the Committee shall prescribe the time limits within which any such electronic form shall be submitted to the Committee with respect to such Offering Period in order to be a valid election.

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Proxy Card

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90089-P47749 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PORCH GROUP, INC.

The Board of Directors recommends you vote FOR all of the nominees in Proposal 1.

	For All	Withhold All	For All Except
1. To elect eight directors to serve until the 2027 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Matthew Ehrlichman	05) Amanda Reierson
02) Sean Kell	06) Maurice Tulloch
03) Rachel Lam	07) Camilla Velasquez
04) Alan Pickerill	08) Regi Vengalil

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Porch Group, Inc. for the year ending December 31, 2026.	☐	☐	☐
3. To approve of, on an advisory (non-binding) basis, the compensation of our named executive officers.	☐	☐	☐
4. To approve and adopt the Porch Group, Inc. Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business that may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V90090-P47749

PORCH GROUP, INC.
Annual Meeting of Stockholders
June 10, 2026, 10:00 a.m. Pacific Time

The undersigned stockholder(s) hereby revoke(s) any proxy previously given and appoint(s) Matthew Ehrlichman and Meghan Silver, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Porch Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on June 10, 2026, via live webcast at www.virtualshareholdermeeting.com/PRCH2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be deemed to grant authority to vote in favor of the election of all nominees listed in Proposal 1 unless the stockholder(s) specifically indicate(s) that authority to vote for the election of any or all nominees is withheld. If any other matter is properly presented at the Annual Meeting of Stockholders, and any adjournment or postponement thereof, this proxy will be voted in the named proxies' discretion on such matter.

Continued and to be signed on reverse side